Exhibit 2.1

______________________________________________________________________________

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DIODES INCORPORATED,

GN Merger Sub Inc.,

ELEVATE SEMICONDUCTOR, INC. and

THE EQUITYHOLDERS’ REPRESENTATIVE NAMED HEREIN

Dated as of July 10, 2026

______________________________________________________________________________

TABLE OF CONTENTS

Page

ARTICLE I CERTAIN DEFINITIONS		2
1.1	Definitions	2
ARTICLE II THE MERGER		27
2.1	The Merger	27
2.2	Closing	27
2.3	Effective Time	27
2.4	Effects of the Merger	28
2.5	Articles of Incorporation and Bylaws	28
2.6	Directors and Officers	28
2.7	Allocation Schedule	28
ARTICLE III EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS		29
3.1	Effects of the Merger on Capital Stock, Company Options	29
3.2	Estimated Merger Consideration	31
3.3	Escrow Account	33
3.4	Transaction Costs	33
3.5	Certain Indebtedness	33
3.6	Payroll Taxes	34
3.7	Post-Closing Determination of Additional Merger Consideration	34
3.8	Earnout Payments.	38
3.9	Retention Plan	43
3.10	Withholding Taxes	43
3.11	Equityholders’ Representative; Power of Attorney	44
3.12	Actions of the Equityholders’ Representative	44
3.13	Equityholders’ Representative Expenses Consideration	45
3.14	Limitation on Liability of the Equityholders’ Representative	45
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		46
4.1	Organization, Standing and Power	46
4.2	Authorization	46
4.3	Noncontravention	47
4.4	Governmental Approvals	47
4.5	Capitalization	47
4.6	No Subsidiaries	49
4.7	Financial Statements; Undisclosed Liabilities	49
4.8	Absence of Certain Changes	50
4.9	Legal Proceedings	52
4.10	Compliance With Laws; Permits	52
4.11	Material Contracts	52
4.12	Intellectual Property	54

i

4.13	Privacy	58
4.14	Information	59
4.15	Employee Benefits Matters	60
4.16	Labor Matters.	62
4.17	Tax Matters	64
4.18	Real Property	67
4.19	Insurance	67
4.20	Environmental Matters	67
4.21	Interested Party Transactions	68
4.22	Customer and Supplier Relationships	68
4.23	Brokers and Other Advisors	68
4.24	Trade Compliance.	69
4.25	Anti-Corruption and Anti-Bribery Laws.	70
4.26	Inventory.	71
4.27	Paycheck Protection Program.	71
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		72
5.1	Organization, Standing and Power	72
5.2	Authorization	72
5.3	Noncontravention	72
5.4	Governmental Approvals	73
5.5	Legal Proceedings	73
5.6	Compliance With Laws	73
5.7	Financing	73
5.8	Solvency	74
5.9	Investment Representation	74
5.10	Brokers and Other Advisors	74
5.11	Ownership; No Prior Activities and Agreements	74
5.12	R&W Insurance Policy	74
5.13	No Additional Representations or Warranties	75
ARTICLE VI COVENANTS		75
6.1	Access to Information	75
6.2	Conduct of the Business Pending the Closing	76
6.3	Conditions	79
6.4	Consents	80
6.5	Regulatory Approvals.	80
6.6	Indemnification, Exculpation and Insurance	81
6.7	Preservation of Records	83
6.8	Publicity; Confidentiality	83
6.9	Employment and Employee Benefits	84
6.10	Exclusivity	86
6.11	Tax Matters	86
6.12	Stockholder Approval	89
6.13	Certain Indebtedness	89
6.14	Resignation of Company Directors	89

6.15	Closing Agreements	89
6.16	R&W Insurance Policy	90
6.17	280G	90
6.18	Termination of 401(k) Plan	90
6.19	Closings and Mass Layoffs	91
6.20	Restrictive Covenant Agreements	91
ARTICLE VII CONDITIONS TO CLOSING		91
7.1	Conditions Precedent to Obligations of Parent and Merger Sub	91
7.2	Conditions Precedent to Obligations of the Company	92
ARTICLE VIII TERMINATION		95
8.1	Termination of Agreement	95
8.2	Procedure Upon Termination	96
8.3	Effect of Termination	96
ARTICLE IX ADDITIONAL AGREEMENTS		97
9.1	No Other Representations	97
9.2	Survival of Certain Representations, Warranties and Covenants	98
9.3	Indemnification	98
9.4	Exercise of Remedies by Parent Indemnitees Other than Parent	104
9.5	Exclusive Remedy	104
ARTICLE X MISCELLANEOUS		105
10.1	Remedies	105
10.2	Expenses	106
10.3	Entire Agreement; Amendments and Waivers	106
10.4	Governing Law	106
10.5	Waiver of Jury Trial	107
10.6	Notices	107
10.7	Severability	109
10.8	Binding Effect; Assignment	109
10.9	Non-Recourse	110
10.10	Provision Respecting Legal Representation	110
10.11	No Strict Construction	112
10.12	Counterparts	112

EXHIBITS

Exhibit A – Agreed Accounting Principles

Exhibit B – Form of Company Stockholder Joinder Agreement

Exhibit C – Form of Escrow Agreement

Exhibit D – Calculation of Net Working Capital

Exhibit E – Form of Payments Administration Agreement

Exhibit F – Form of Agreement of Merger
Exhibit G – Form of Letter of Transmittal

Exhibit H – Form of FIRPTA Certificate

Exhibit I – Form of Option Cancellation Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 10, 2026 (this “Agreement”), by and among Diodes Incorporated, a Delaware corporation (“Parent”), GN Merger Sub Inc., a California corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Elevate Semiconductor, Inc., a California corporation (the “Company”), Presidio Investors ELV Continuation GP, LLC, a Delaware limited liability company, solely in its capacity as agent and attorney-in-fact for the Equityholders (as defined herein) (in such capacity, the “Equityholders’ Representative,” and collectively with Parent, Merger Sub, and the Company, the “parties”).

RECITALS

WHEREAS, Parent desires to acquire, directly or indirectly, 100% of the issued and outstanding capital stock of the Company in a reverse subsidiary merger transaction on the terms and subject to the conditions set forth herein;

WHEREAS, (i) the board of directors of Parent, (ii) the board of directors of Merger Sub and (iii) the board of directors of the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement and to consummate the transactions contemplated hereby, the holders of a majority of the outstanding shares of Company Stock have executed and delivered to the Company, and the Company has delivered to Parent, an action by written consent evidencing the adoption and approval of this Agreement and approval of the transactions contemplated hereby by such Company Stockholders (the “Stockholder Approval”) in accordance with the CCC, the A&R Charter, the A&R Bylaws and the Stockholders Agreement (each as hereinafter defined);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and material inducement to the Company’s willingness to enter into this Agreement and to consummate the transactions contemplated hereby, Parent, in its capacity as the sole stockholder of Merger Sub, has delivered to the Company action by written consent of the respective boards of directors of Parent and Merger Sub evidencing the adoption and approval of this Agreement and approval of the transactions contemplated hereby;

WHEREAS, concurrently with the execution of this Agreement, as a condition and material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger, (a) certain management Equityholders are entering into a restrictive covenant agreement with Parent (the “Management RCA”), and (b) Presidio Investors ELV Continuation Fund, LP, a Delaware limited partnership, and Presidio Investors ELV GP Rollover, LP, a Delaware limited partnership are entering into a restrictive covenant agreement with Parent (the “Sponsor RCA”), that will, in each case, become effective at the Effective Time; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions thereto.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1 Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1(a):

“A&R Bylaws” means the Second Amended and Restated Bylaws of the Company, adopted as of December 23, 2022, as may be amended from time to time thereafter.

“A&R Charter” means the Third Amended and Restated Articles of Incorporation of the Company, dated as of July 8, 2026, as may be amended from time to time thereafter.

“Acquisition Transaction” means any transaction or series of transactions involving (a) the sale, license, disposition or acquisition of all or a material portion of the Company’s business or assets; (b) the issuance, disposition or acquisition of (i) any Securities of the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than stock options and restricted stock units granted to employees or other service providers of the Company in routine transactions in accordance with the Company’s past practices during the twelve (12)-month period immediately prior to the date of this Agreement), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

“Action” means any action, charge, claim, complaint, demand, arbitration, audit, assessment, hearing, investigation, inquiry, legal proceeding, administrative enforcement proceeding, litigation, suit or other proceeding (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced or brought by any Person, or conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Additional Company Option Merger Consideration” has the meaning specified in Section 3.1(b).

“Additional Merger Consideration” means the aggregate amount of all funds (if any) distributed to the holders of Company Stock and the Surviving Corporation (on behalf of the Company Optionholders) pursuant to and in accordance with Section 3.7(f)(iii).

“Adjustment Time” means 12:01 a.m., Pacific time, on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that in no event shall the Company be considered an Affiliate of any Person owned, in whole or in part, by any investment fund affiliated with Presidio nor shall any such Person be considered to be an Affiliate of the Company.

“Aggregate Exercise Price” means the aggregate exercise price of all Vested Company Options outstanding as of immediately prior to the Effective Time.

“Aggregate Merger Consideration” means the sum of (a) the Final Merger Consideration, plus (b) the aggregate Earnout Payments.

“Aggregate Option Closing Consideration” has the meaning specified in Section 3.1(b)(i).

“Agreed Accounting Principles” means the accounting policies, principles, practices and methodologies set forth on Exhibit A.

“Agreement” has the meaning specified in the Preamble.

“Agreement of Merger” has the meaning specified in Section 2.3.

“Allocation Schedule” means a schedule setting forth a specific allocation, on a holder-by-holder basis, of the percentage (such percentage, such holder’s “Pro Rata Share”) of the Estimated Merger Consideration, the Final Merger Consideration, and each Earnout Payment (if any), as the case may be, that is payable to (a) each holder of Company Stock in respect of the shares of Company Stock held by such holder immediately prior to the Effective Time and (b) each Company Optionholder in respect of the Vested Company Options held by such Company Optionholder immediately prior to the Effective Time.

“Audited Statements” has the meaning specified in Section 4.7(a).

“Bankruptcy and Equity Exception” has the meaning specified in Section 4.2.

“BIS” has the meaning specified in Section 4.24(g).

“BofA Letter” means that certain Letter Agreement, dated as of September 8, 2025, by and between the Company and BofA Securities, Inc, as may be amended from time to time.

“Bribery Act” has the meaning specified in Section 4.25(a).

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to be closed.

“California Dissenters’ Rights Statutes” means Chapter 13 of the CCC (Sections 1300 through 1312).

“California WARN Act” means the California Worker Adjustment and Retraining Notification Act (Cal. Labor Code § 1400 et seq.) and any regulations promulgated thereunder.

“CARES Act” means the Coronavirus, Aid, Relief, and Economic Security Act, as amended.

“Cash” means all cash and cash equivalents held by the Company, as of the Adjustment Time, as determined in accordance with the Agreed Accounting Principles, and subject to the last sentence of this definition, less (a) the aggregate amount of outstanding checks or drafts of the Company that have not posted, less (b) any Taxes that would be imposed on any amounts that are held in any Subsidiary or in any non-U.S. bank account if such amounts were distributed to the Company’s main U.S. bank account, plus (c) checks received by the Company that have not been posted. For purposes of this definition, (i) neither “cash” nor “cash equivalents” include any of the foregoing items that is subject to a restriction on usage (including for the avoidance of doubt, cash deposits that serve as security for a lease), and (ii) “cash equivalents” is limited to (w) certificates of deposit, (x) money market securities, (y) treasury bills and (z) commercial paper and other highly liquid investments with original maturities of 90 days or less.

“CCC” has the meaning specified in Section 2.1.

“Change of Control Payments” means any amounts (including severance, termination, “golden parachute,” Tax gross-up, transaction bonus, phantom stock or other similar payments) which become payable by the Company as a result of, based upon or in connection with the consummation of the Transactions (either alone or in connection with any other event, whether contingent or otherwise), including to any current or former employees, officers, directors, consultants, independent contractors or equity holders of the Company pursuant to employment agreements, Contracts or other arrangements (and including the Company’s share of Taxes payable with respect to all such amounts), in each case excluding any (x) severance or other payments provided under any employment agreement or service agreement entered into by the Parent or the Surviving Corporation at or following the Closing and (y) any such payments or obligations arising under those Agreements set forth on Schedule 1.1 to this Agreement, which payments or obligations are subject or relate to post-Closing employment by the Company, where the consummation of the Transactions is the first trigger and the termination of such Person is the second trigger, and in each case any payroll, social security, unemployment or similar Tax imposed on such amounts (collectively, such payments or obligations under this clause (y), “Double Trigger Payment Obligations”). For the avoidance of doubt, neither the Company Option Merger Consideration nor any portion thereof shall be a Change of Control Payment.

“Claim Notice” has the meaning specified in Section 9.3(d)(i).

“Closing” has the meaning specified in Section 2.2.

“Closing Date” has the meaning specified in Section 2.2.

“Closing Indebtedness” means the Indebtedness of the Company immediately prior to the Closing.

“Closing Statement” has the meaning specified in Section 3.7(b).

“COBRA” has the meaning specified in Section 4.15(e).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble.

“Company 401(k) Plan” means the Elevate Semiconductor, Inc. 401(k) Plan.

“Company Business” means, collectively, the business of the Company (a) as presently conducted, (b) as conducted as of immediately prior to the Closing, and (c) as proposed to be conducted by the Company as described in the Management Presentation. For the avoidance of doubt, “Company Business” shall not include the Excluded Business but shall include sales of Company Products and Services following the Closing by the Parent Group.

“Company Disclosure Schedule” has the meaning specified in ARTICLE IV.

“Company Employee” means any current or former employee of the Company.

“Company In-Licenses” has the meaning specified in Section 4.12(h).

“Company Intellectual Property” means all the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company IP Contracts” has the meaning specified in Section 4.12(j).

“Company IP Cross-Licenses” has the meaning specified in Section 4.12(h).

“Company Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company by any third party.

“Company Material Adverse Effect” means an effect, event, change, occurrence or circumstance that is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, results of operations or financial condition of the Company; provided, however, that no effect, event, change, occurrence or circumstance arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been a Company Material Adverse Effect: (a) operating, business, regulatory or other conditions in the industry in which the Company operates, to the extent such effect, event, change, occurrence or circumstance does not adversely affect the Company in a materially disproportionate manner relative to other similarly situated participants in the industries in which the Company operates; provided, however, that in such case only the incremental disproportionate adverse impact shall be taken into account in determining whether there has been a Company

Material Adverse Effect; (b) general economic conditions, including imposition, adoption and/or modification of tariffs and changes in the credit, debt, financial, currency or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world, except to the extent such conditions disproportionately affect the Company relative to similarly situated participants; (c) earthquakes, floods, hurricanes, tornadoes, volcanic eruptions, wildfires, natural disasters or other acts of nature, except to the extent such events affect the Company in a materially disproportionate manner relative to other similarly situated participants in the industries in which the Company operates; provided, however, that in such case only the incremental disproportionate adverse impact shall be taken into account in determining whether there has been a Company Material Adverse Effect; (d) global, regional or national hostilities, acts of war, or terrorism (including cyberterrorism) or any escalation or worsening of any such hostilities, acts of war, or terrorism (including cyberterrorism), except to the extent such conditions disproportionately affect the Company; (e) any epidemic or pandemic, or any Law or directive, issued by a Governmental Authority providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic or pandemic, except to the extent such events affect the Company in a materially disproportionate manner relative to other similarly situated participants in the industries in which the Company operates; provided, however, that in such case only the incremental disproportionate adverse impact shall be taken into account in determining whether there has been a Company Material Adverse Effect; (f) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby; (g) Parent’s or its Representatives’ or Affiliates’ announcement or other disclosure of its plans or intentions with respect to the conduct of business of the Company after the Closing; (h) any change in Laws or GAAP or other applicable accounting rules, or the interpretation thereof, except to the extent such changes disproportionately affect the Company; (i) the fact that the prospective owner of the Company is Parent or any Affiliate of Parent; (j) any failure by the Company to meet any projections, forecasts or estimates; provided, however, that this clause (j) shall not apply to any effect, event, change, occurrence or circumstance that caused or contributed to such failure to meet any projections, forecasts or estimates (and thus the foregoing may be taken into account when determining whether there is a Company Material Adverse Effect); and (k) any breach of this Agreement by Parent or Merger Sub.

“Company Option” means each compensatory option to acquire shares of Company Stock granted by the Company (whether or not issued under the Company Stock Plan), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time.

“Company Option Cancellation Agreement” means an option cancellation agreement and release in the form attached hereto as Exhibit I.

“Company Option Closing Consideration” has the meaning specified in Section 3.1(b).

“Company Option Merger Consideration” has the meaning specified in Section 3.1(b).

“Company Optionholder” means each Person holding any Vested Company Option immediately prior to the Effective Time.

“Company Ordinary Course License” means (a) any non-disclosure or confidentiality agreement between the Company and a third party, excluding any such agreement that includes a license to make, sell or distribute any Company Product or Service or Company Technology, and (b) any Contract between the Company and a third party pursuant to which (i) the Company grants to customers, suppliers, distributors, OEMs, resellers, VARs or service providers a non-exclusive license or covenant not to assert Intellectual Property in connection with the manufacture, production, assembly, test, layout, implementation, reproduction, sale or distribution of any Company Product or Service or Company Technology, in the ordinary course of business or (ii) a third party is granted rights to use or otherwise exploit Company Owned Intellectual Property in connection with performing services for the Company in the ordinary course of business.

“Company Out-Licenses” has the meaning specified in Section 4.12(j).

“Company Owned Intellectual Property” means all Intellectual Property owned by, or purported to be owned by, the Company, in whole or in part, including, for the avoidance of doubt, Company Owned Technology that constitutes Intellectual Property.

“Company Owned Technology” means all Technology owned by, or purported to be owned by, the Company, in whole or in part.

“Company Plan” has the meaning specified in Section 4.15(a).

“Company Products or Services” has the meaning specified in Section 4.12(h).

“Company Registrations” means Company Owned Intellectual Property that are Intellectual Property Registrations.

“Company Stock” means the common stock of the Company.

“Company Stock Closing Consideration” has the meaning specified in Section 3.1(a)(iii).

“Company Stock Merger Consideration” has the meaning specified in Section 3.1(a)(iii).

“Company Stock Plan” means the Company’s 2018 Equity Incentive Plan, as amended and restated from time to time and as currently in effect.

“Company Stockholder Joinder Agreement” means a written joinder and release in the form attached hereto as Exhibit B.

“Company Stockholders” means those Persons holding outstanding shares of Company Stock immediately prior to the Effective Time.

“Company Technology” means any and all Company Owned Technology and any and all other Technology subject to an obligation to be assigned to, exclusively licensed to, used,

held for use or practiced by the Company, including any Technology incorporated into or otherwise used, held for use or practiced in connection with any Company Products or Services.

“Competition Laws” means the HSR Act (and any similar Law enforced by any Governmental Antitrust Entity regarding preacquisition notifications for the purpose of competition reviews), the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other federal, state, foreign, multinational or supranational antitrust, competition or trade regulation statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Confidentiality Agreement” has the meaning specified in Section 6.1(b).

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).

“Continuing Employees” has the meaning specified in Section 6.9(a).

“Contract” means any written or oral, currently effective contract, indenture, note, bond, lease or other legally binding agreement.

“Control” or “control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled by” and “under common control with” shall have correlative meanings.

“Copyrights” means all copyrights and mask works (including all applications and registrations of the foregoing), and all other rights corresponding thereto throughout the world (including any rights of use associated therewith).

“Credit Agreement” means that certain Credit Agreement dated as of July 17, 2019 by and between the Company and East West Bank, as administrative agent for lenders, as amended by that certain First Amendment to Credit Agreement, dated as of April 23, 2021, as amended by that certain Second Amendment to Credit Agreement dated as of February 24, 2022, and as further amended.

“Current Assets” means all current assets of the Company (including, without limitation, accounts receivable (net of reserves), inventory (net of reserves) and prepaid expenses and other current assets), determined in accordance with the Agreed Accounting Principles and consistent with the sample calculation set forth on Exhibit D; provided, however, that, except for prepaid property Taxes, “Current Assets” shall not include Tax assets (including deferred or other Tax assets that may be created as a result of this Agreement or the Transactions) or Cash.

“Current Liabilities” means all current liabilities of the Company (including, without limitation, accounts payable, accrued expenses and all deferred revenue and customer deposits), determined in accordance with the Agreed Accounting Principles and consistent with the sample calculation set forth on Exhibit D; provided, however, that, except for accrued sales

Taxes payable, “Current Liabilities” shall not include any Tax liabilities or deferred Tax liabilities or any amounts included within Indebtedness or Transaction Costs.

“D&O Indemnitees” has the meaning specified in Section 6.6(a).

“Data Room” means that certain electronic data room operated by Datasite on behalf of the Company through the date hereof titled “Project Generate” for purpose of, among other things, facilitating Parent’s evaluation of the transactions contemplated by this Agreement.

“Deal Communications” has the meaning specified in Section 10.10(b).

“Designated Courts” has the meaning specified in Section 10.4.

“Direct Claim” has the meaning specified in Section 9.3(d)(iv).

“Dispute Notice” has the meaning specified in Section 3.7(b).

“Disputed Items” has the meaning specified in Section 3.7(b).

“Dissenting Shares” has the meaning specified in Section 3.1(c).

“Double Trigger Payment Obligations” has the meaning specified in the definition of Change of Control Payments.

“Earnout Calculation Notice” has the meaning specified in Section 3.8(d).

“Earnout Certificate” has the meaning specified in Section 3.8(c).

“Earnout Company Option Merger Consideration” has the meaning specified in Section 3.1(b)(i).

“Earnout Payment” has the meaning specified in Section 3.8(b).

“Earnout Period” has the meaning specified in Section 3.8(g).

“Earnout Threshold” and “Earnout Thresholds” have the meanings specified in Section 3.8(b).

“Earnout Year” has the meaning specified in Section 3.8(a)(ii).

“Effective Time” has the meaning specified in Section 2.3.

“Environmental Law” means any applicable Law as in effect on or prior to the date of this Agreement relating to pollution or the protection of human health, safety, the environment, natural resources, or to the extent relating to exposure to Hazardous Substances.

“Equityholders” means, collectively, Company Stockholders and the Company Optionholders.

“Equityholders’ Representative” has the meaning specified in the Preamble.

“Equityholders’ Representative Related Person” has the meaning specified in Section 3.14(a).

“ERISA” has the meaning specified in Section 4.15(a).

“ERISA Affiliate” means any Person, trade or business, that, at any relevant time, is or was treated as a single employer with the Company pursuant to Section 414 of the Code.

“Escrow Account” means the escrow account established pursuant to the Escrow Agreement in respect of the Escrow Amount.

“Escrow Agent” means Acquiom Clearinghouse LLC (or any such other escrow agent mutually agreed by Parent and the Equityholders’ Representative, each acting reasonably).

“Escrow Agreement” means the escrow agreement to be entered into at Closing by and among Parent, the Equityholders’ Representative and the Escrow Agent in substantially the form attached hereto as Exhibit C, with such changes thereto as may be reasonably required by the Escrow Agent.

“Escrow Amount” means $2,500,000.

“Estimated Cash” means the Company’s good faith estimate of Cash as of the Adjustment Time, based on the books and records of the Company.

“Estimated Closing Statement” has the meaning specified in Section 3.2(a).

“Estimated Merger Consideration” means (a) $250,000,000; plus (b) Estimated Cash; plus (c) the Aggregate Exercise Price; minus (d) Closing Indebtedness; minus (e) Transaction Costs; minus (f) Payroll Taxes; plus (g) the amount (if any) by which Estimated Net Working Capital exceeds the Net Working Capital Target; minus (h) the amount (if any) by which the Net Working Capital Target exceeds the Estimated Net Working Capital, in each case, as set forth in the Estimated Closing Statement; minus (i) the Escrow Amount; minus (j) the Expense Fund Amount.

“Estimated Merger Consideration Elements” means, collectively, the following: (a) Estimated Cash; (b) the Aggregate Exercise Price; (c) Closing Indebtedness; (d) Transaction Costs; (e) Estimated Net Working Capital; (f) the Per Share Portion; and (g) Payroll Taxes.

“Estimated Net Working Capital” means the Company’s good faith estimate of Net Working Capital as of the Adjustment Time, based on the books and records of the Company.

“Estimated Stockholder Merger Consideration” means the Estimated Merger Consideration, minus the Aggregate Exercise Price, minus the Aggregate Option Closing Consideration.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Business” means the ownership and operation of the assets, properties and business of Parent and its Affiliates (excluding the Company).

“Exercise Number” for any Company Option that is outstanding immediately prior to the Effective Time (including after giving effect to any acceleration of vesting of any Company Option immediately prior to the Effective Time), means the number of shares of Company Stock subject to such Company Option.

“Existing Policy” has the meaning specified in Section 6.6(a).

“Expense Fund” has the meaning specified in Section 3.14(b).

“Expense Fund Amount” means $500,000.

“Expiration Date” has the meaning specified in Section 9.2.

“Export Approvals” has the meaning specified in Section 4.24(b).

“Export Control Laws” has the meaning specified in Section 4.24(a).

“Extended Outside Date” has the meaning specified in Section 8.1(a).

“FCPA” has the meaning specified in Section 4.25(a).

“Final Closing Statement” has the meaning specified in Section 3.7(e).

“Final Merger Consideration” means (a) $250,000,000; plus (b) Cash; plus (c) the Aggregate Exercise Price; minus (d) Closing Indebtedness; minus (e) Transaction Costs; minus (f) Payroll Taxes; plus (g) the amount (if any) by which Net Working Capital exceeds the Net Working Capital Target; minus (h) the amount (if any) by which the Net Working Capital Target exceeds the Net Working Capital, in each case, as set forth in the Final Closing Statement; minus (i) the Escrow Amount; minus (j) the Expense Fund Amount.

“Final Merger Consideration Elements” means, collectively, the following: (a) Cash; (b) the Aggregate Exercise Price; (c) Closing Indebtedness; (d) Transaction Costs; (e) Net Working Capital; (f) the Per Share Portion; and (g) Payroll Taxes.

“Finally Determined” has the meaning specified in Section 9.3(e)(ii).

“Financial Advisor” has the meaning specified in Section 4.23.

“Financial Statements” has the meaning specified in Section 4.7(a).

“Foreign Government Official” means any officer or employee of a Governmental Authority or an Affiliate thereof (including any sovereign wealth fund) or of a public international organization, or any Person acting in an official capacity for or on behalf of any such Governmental

Authority or an Affiliate thereof, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof.

“Fraud” means actual and intentional fraud under the common law of the State of Delaware in the making of: (a) any representation or warranty by such party in ARTICLE IV or ARTICLE V of this Agreement; or (b) any representation and warranty in the Company Option Cancellation Agreements or in the Company Stockholder Joinder Agreement; provided, that “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness.

“Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.1 (Organization, Standing and Power), Section 4.2 (Authorization), Section 4.3(b)(i) (Noncontravention), Section 4.5 (Capitalization), Section 4.6 (No Subsidiaries), Section 4.15(e) and Section 4.15(k) (Employee Benefit Matters), Section 4.21 (Interested Party Transactions), and Section 4.23 (Brokers and Other Advisors), together with the representations and warranties of the Company Stockholders in the Company Stockholder Joinder Agreement expressly designated as “Fundamental Representations” and the representations and warranties of the Company Optionholders in the Company Option Cancellation Agreements expressly designated as “Fundamental Representations.”

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“General Representations” has the meaning specified in Section 9.2.

“Governmental Antitrust Entity” means any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Competition Law.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, European Union, multi-national or other supra-national, national, federal, regional, state or local or any agency, instrumentality, authority, department, commission, board or bureau thereof, or any court, arbitrator, arbitration panel or similar judicial body of competent jurisdiction.

“Gross Margin” has the meaning specified in Section 3.8(a)(i).

“Hazardous Substance(s)” means any substance, material, chemical, radiation, or waste, or any combination of any of them that is regulated or defined by, or with respect to which Liability or standards of conduct are imposed under, any Environmental Law, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste,” or “toxic substance” under any provision of applicable Environmental Law, and including petroleum, petroleum products and byproducts, asbestos, presumed asbestos-containing-material or asbestos-containing-material, urea formaldehyde, radioactive materials and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (a) the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property (including any earnout arrangements), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (c) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (but, in each case, solely to the extent drawn and not paid); (e) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (f) prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred equity of such Person (excluding for the avoidance of doubt, any dividends or distributions accrued in respect of preferred equity); (g) the aggregate amount of (i) any deferred compensation or defined contribution plan Liabilities (including any unpaid matching or other employer contributions), and (ii) any severance obligations or post-employment benefit obligations owed or payable to any employee, officer, director, independent contractor or other service provider whose employment or service terminated on or prior to the Closing (but excluding any such obligations arising out of any terminations at the request or direction of Parent); (h) any off-balance sheet financing (but excluding operating leases); (i) all fees, costs, expenses and other amounts accrued pursuant to any monitoring agreement, management agreement, consulting agreement, advisory agreement, or similar arrangement with any Equityholder, Affiliate of any Equityholder, or other related party of the Company (for the avoidance of doubt excluding any wages, salary or other compensation payable to officers and employees of the Company); (j) all obligations of the type referred to in clauses (a) through (i) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; (k) all obligations of the type referred to in clauses (a) through (j) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); and (l) the Unpaid Tax Liability Amount. Notwithstanding the foregoing, Indebtedness does not include (w) any obligations under real estate leases (whether characterized as operating leases or finance leases under GAAP), (x) any obligations under operating leases, (y) any deferred revenue and customer deposits (all of which shall be included in Current Liabilities), or (z) any performance bonds, bankers acceptances, letters of credit or similar obligations, in each case, to the extent undrawn and there being no amounts due thereunder and each being entered into in the ordinary course of business. For the avoidance of doubt any amount included in this definition of Indebtedness shall not be included in the calculation of the Net Working Capital or the definition of Transaction Costs.

“Indemnification Share” means, with respect to each Stockholder Indemnifying Party, the fraction, the numerator of which equals the number of shares of Company Stock held by such Indemnifying Party, and the denominator of which equals the total number of shares of Company Stock issued and outstanding at the Effective Time, in each case as set forth on the Allocation Schedule.

“Indemnifying Party” has the meaning specified in Section 9.3(a).

“Independent Accountant” means KPMG LLP or Grant Thornton LLP or if neither of the foregoing firms is willing or able to serve as the Independent Accountant, such other reputable independent firm of accountants of national standing to which neither Parent nor the Equityholders’ Representative, or any of their Affiliates, have engaged for any purpose, and to which they mutually agree in writing.

“Initial Recipients” has the meaning specified in Section 3.9.

“Insurance Policies” has the meaning specified in Section 4.19.

“Intellectual Property” means the following subsisting throughout the world: (a) Patent Rights; (b) Trademarks and all associated goodwill in the Trademarks; (c) rights in all Software; (d) Copyrights, rights in designs and data, and database rights; (e) trade secret rights whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and (f) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

“Intellectual Property Registrations” means Patent Rights, Trademarks, Copyrights and designs, mask work registrations, and domain names, in each case that are filed and pending, or that are registered with a Registration Office, and any and all other applications and registrations with a Registration Office for any Intellectual Property.

“Interim Period” has the meaning specified in Section 6.2(a).

“Internal Systems” means the Company’s computers, software, hardware, databases, communications and network systems (both desktop and enterprise-wide), owned, leased, or licensed by the Company and used in its business or operations.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, in the case of the Company, the actual knowledge of each officer of the Company (as of immediately prior to the Closing), and such knowledge that such Persons would have acquired after reasonable inquiry in the circumstances with their respective direct reports who would reasonably be expected to have knowledge of such fact or matter.

“Latest Balance Sheet” has the meaning specified in Section 4.7(a).

“Latest Balance Sheet Date” has the meaning specified in Section 4.7(a).

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, Order or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” has the meaning specified in Section 4.18.

“Letter of Transmittal” has the meaning specified in Section 3.2(c).

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, license, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Lookback Date” means December 31, 2021.

“Losses” (collectively) or “Loss” (individually) means any loss, Liability, demand, claim, action, cause of action, cost, damage, deficiency, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing); provided, however, that “Losses” shall not include damages based on lost profits or any sort of multiple, or any consequential, special, exemplary or punitive damages, except (i) to the extent such damages are awarded to a third party in connection with a Third-Party Claim, or (ii) in the case of Fraud.

“Management Presentation” means that certain written management presentation, dated March 2026, as provided in the Data Room prior to the date of this Agreement.

“Management RCA” has the meaning specified in the Recitals.

“Material Contracts” has the meaning specified in Section 4.11(a).

“Merger” has the meaning specified in the Recitals.

“Merger Sub” has the meaning specified in the Preamble.

“Mintz” means Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

“Net Working Capital” means (a) the Current Assets, minus (b) the Current Liabilities, in each case, as of the Adjustment Time. Solely for illustrative purposes, set forth on Exhibit D is a sample calculation of Net Working Capital as if the Closing had occurred on the Latest Balance Sheet Date. The parties agree that the purpose of preparing and calculating the Net Working Capital hereunder is to measure changes in Net Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies except in accordance with the Agreed Accounting Principles.

“Net Working Capital Target” means negative One Million Four Hundred Thousand Dollars (-$1,400,000).

“Nonparty Affiliates” has the meaning specified in Section 10.9.

“Object Code” means Software in binary, object or executable form that is intended to be directly executable by a computer without the intervening steps of compilation or assembly.

“OFAC” has the meaning specified in Section 4.24(g).

“Open Source License” means a license that complies with the “Open Source Definition” of the Open Source Initiative (www.opensource.org), including, for example, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), in each case that requires, as a condition of distribution of the Software licensed thereunder, that other Software incorporated into, derived from or distributed with, such Software (a) be disclosed or distributed in Source Code form, (b) be licensed for purposes of preparing derivative works, or (c) be redistributed at no charge.

“Optionholder Withheld Funds” has the meaning specified in Section 3.7(f)(iii)(B).

“Order” means any order, injunction, judgment, decree, ruling, writ or arbitration award of a Governmental Authority.

“Outside Date” has the meaning specified in Section 8.1(a).

“Owned Real Property” means each item of real property owned by the Company.

“Parent” has the meaning specified in the Preamble.

“Parent Documents” has the meaning specified in Section 5.2.

“Parent Group” has the meaning specified in Section 3.8(a)(ii).

“Parent Indemnitees” has the meaning specified in Section 9.3(a).

“Parent Material Adverse Effect” means a material adverse effect on the ability of Parent and Merger Sub to consummate the Transactions.

“Parent Plans” has the meaning specified in Section 6.9(b).

“Participating Holder” has the meaning specified in Section 3.2(c).

“Patent Rights” means all patents, utility models, statutory invention registrations, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations), and pending applications for any of the foregoing.

“Paycheck Protection Program” has the meaning specified in Section 4.27(a).

“Paying Agent” means Acquiom Financial LLC (or any such other paying agent mutually agreed by Parent and the Equityholders’ Representative, each acting reasonably).

“Payments Administration Agreement” means the payments administration agreement to be entered into at Closing by and among Parent, the Equityholders’ Representative and the Paying Agent in substantially the form attached hereto as Exhibit E, with such changes thereto as may be reasonably required by the Paying Agent.

“Paying Agent Fund” has the meaning specified in Section 3.2(b)(i).

“Payoff Letters” has the meaning specified in Section 3.5.

“Payroll Taxes” means any Taxes payable by the Company in connection with any payment of a Change of Control Payment or in respect of any Vested Company Option, including the employer share of employment, payroll, social security, Medicare, unemployment or similar Taxes, in each case accrued on or around the Closing Date. For the avoidance of doubt, Payroll Taxes shall not include any amount payable in connection with (a) Additional Company Option Merger Consideration or (b) Earnout Company Option Merger Consideration.

“Per Share Portion” means a fraction, (a) the numerator of which is one, and (b) the denominator of which is equal to (i) the number of shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than Company Stock held by the Company as treasury stock, but including, without duplication, any other shares of Company Stock held by Parent, Merger Sub or any of their respective Affiliates immediately prior to the Effective Time), plus (ii) the number of shares of Company Stock issuable upon the exercise of all Vested Company Options that are outstanding immediately prior to the Effective Time.

“Permits” means any licenses, franchises, permits, certificates, approvals and authorizations granted by or obtained from Governmental Authorities.

“Permitted Liens” means (a) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements (to the extent the Company is not in default under such lease or rental agreement); (c) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies that were incurred in the ordinary course of business the existence of which would not constitute an event of default under, or a breach of, any real property lease and the Liabilities of the Company in respect of which are not overdue or otherwise in default; and (d) zoning, building codes, entitlement and other land use Laws regulating the use or occupancy of the Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property, which are not violated by the current use or occupancy of such Leased Real Property or the operation of the Company Business.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Data” means any information that identifies or reasonably could be used to identify a natural person, including employee and contractor data, but excluding publicly available information.

“PPP Loan” has the meaning specified in Section 4.27(a).

“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Closing Date and (b) the portion through the end of the Closing Date of any Straddle Period.

“Pre-Closing Taxes” means without duplication: (a) all Taxes imposed on or with respect to the Company with respect to any Pre-Closing Tax Period; (b) all Taxes of any member of an affiliated, consolidated, combined, unitary or similar group of which the Company (or any predecessor of the Company) is or was a member prior to the Closing, including by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of state, local, non-U.S. or other Law; (c) all Taxes of any Person imposed on the Company (or any Parent Indemnitee by virtue of Parent’s ownership or acquisition of the Company) arising under the principles of transferee or successor liability relating to a relationship that existed prior to the Closing, by contract relating to an event or transaction occurring during a Pre-Closing Tax Period, or otherwise relating to an event or transaction occurring prior to the Closing; and (d) any Taxes imposed on or with respect to the transactions contemplated by this Agreement other than any Taxes imposed as a result of any action taken by Parent (or any of its Affiliates, including the Surviving Corporation) on the Closing Date after the Closing outside of the ordinary course of business, including any Transfer Taxes for which the Company is and/or the Equityholders are responsible pursuant to Section 6.11(a) (but not including any Transfer Taxes for which Parent is responsible pursuant to Section 6.11(a)); provided, however, any amounts included in clauses (a) through (k) of the definition of Indebtedness, Net Working Capital, Payroll Taxes, or Transaction Costs, in each case, to the extent actually taken into account in the calculation of the Final Merger Consideration, shall not be a Pre-Closing Tax.

“Presidio” means Presidio Investors ELV Continuation GP, LLC.

“Privacy Laws” means all applicable Laws relating to the privacy, security, collection, use, storage, processing, transfer, and disposal of Personal Data in the conduct of the business of the Company.

“Privileged Deal Communications” has the meaning specified in Section 10.10(b).

“Pro Rata Portion” for each Equityholder shall be determined by dividing: (a) the number of shares of Company Stock held by such Equityholder (determined on a fully diluted basis assuming the exercise of all Vested Company Options immediately prior to the Effective Time) by (b) the total number of shares of Company Stock issued and outstanding at the Effective Time (determined on a fully diluted basis assuming the exercise of all Vested Company Options immediately prior to the Effective Time and disregarding any treasury shares or Company Stock owned by the Company).

“Pro Rata Share” shall have the meaning specified in the definition of Allocation Schedule. For the avoidance of doubt, each Equityholder’s Pro Rata Share shall be as set forth in the Allocation Schedule.

“Proprietary Information” means any information or material not generally known to the public, including any trade secret, know-how or other confidential and proprietary information.

“Qualified Net Revenue” has the meaning specified in Section 3.8(a)(ii).

“R&W Insurance Policy” means that certain Representations and Warranties Insurance Policy issued by VALE Insurance Services, LLC d/b/a VALE Insurance Partners (the “R&W Insurer”) with policy number 26BC1-2539-0075 (as it may be amended, modified or otherwise supplemented from time to time).

“R&W Insurance Policy Cost” means any and all costs and expenses incurred by Parent (or the Surviving Corporation following the Closing Date) in connection with the R&W Insurance Policy, including any and all due diligence fees, underwriting, legal and premium costs, applicable surplus lines or premium tax and any other applicable tax, fee or surcharge related to the R&W Insurance Policy (including reasonable out-of-pocket legal fees and disbursements incurred by Parent in connection with obtaining the R&W Insurance Policy).

“R&W Insurer” has the meaning specified in the definition of R&W Insurance Policy.

“Registration Office” means the United States Patent and Trademark Office, United States Copyright Office and all equivalent foreign patent, trademark, copyright offices or other Governmental Authority serving the equivalent function as well as any domain name registrar.

“Regulatory Filings” has the meaning specified in Section 6.5(b).

“Repaid Indebtedness” has the meaning specified in Section 3.5.

“Representative” means, with respect to any Person, any officer, director, principal, partner, manager, member, attorney, accountant, agent, employee, consultant, financial advisor or other authorized representative of such Person.

“Resolution Period” has the meaning specified in Section 3.7(c).

“Resolved Matters” has the meaning specified in Section 3.7(c).

“Retention Amount” has the meaning specified on Schedule 3.9.

“Retention Incentive Agreement” has the meaning specified in Section 3.9.

“Retention Incentives” has the meaning specified in Section 3.9.

“Review Period” has the meaning specified in Section 3.7(b).

“Sanctioned Person” has the meaning specified in Section 4.24(g).

“Sanctions” has the meaning specified in Section 4.24(g).

“SBA” has the meaning specified in Section 4.27(a).

“SDN List” has the meaning specified in Section 4.24(g).

“SEC” means the United States Securities and Exchange Commission.

“Second Request” has the meaning specified in Section 6.5(b).

“Section 280G” has the meaning specified in Section 6.17.

“Section 280G Payments” has the meaning specified in Section 6.17.

“Securities” has the meaning specified in Section 4.5.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” means any material breach, unauthorized access, or unauthorized acquisition of Personal Data in the possession or control of the Company that would require notification to any Governmental Authority or affected individual under applicable Privacy Laws.

“Seller Parties” has the meaning specified in Section 10.10(a).

“Seller R&W Provisions” has the meaning specified in Section 5.12.

“Software” means computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“Solvent” means, with respect to any Person, as of the date of determination, (a) the fair saleable value of the assets of such Person and its Subsidiaries will exceed their respective liabilities, contingent or otherwise, (b) such Person and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged, and (c) such Person and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature in the ordinary course of business.

“Source Code” means Software comprising computer programming code in human readable form, and excluding Object Code.

“Specified Customers” has the meaning specified in Section 3.8(a)(ii).

“Specified Shares” has the meaning specified in Section 3.1(a)(iii).

“Sponsor Director” has the meaning specified in Section 6.6(c).

“State Department” has the meaning specified in Section 4.24(g).

“Stockholder Approval” has the meaning specified in Recitals.

“Stockholder Per Share Portion” means a fraction, (a) the numerator of which is one, and (b) the denominator of which is equal to the number of shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than Company Stock held by the Company as treasury stock, but including, without duplication, any other shares of Company Stock held by Parent, Merger Sub or any of their respective Affiliates immediately prior to the Effective Time).

“Stockholders Agreement” means the Amended and Restated Stockholders Agreement of the Company, dated as of December 23, 2022, as may be amended, restated, modified or supplemented from time to time.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” of any Person (such Person for purposes of this definition, the “Controlling Company”) means any other Person (a) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company and/or (b) with respect to which the Controlling Company or its Subsidiaries is a general partner or managing member.

“Subsequent Transaction” has the meaning specified in Section 3.8(j).

“Successor” has the meaning specified in Section 3.8(j).

“Surviving Corporation” has the meaning specified in Section 2.1.

“Tail Policies” has the meaning specified in Section 6.6(a).

“Tax Proceeding” means any proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim, in each case, conducted or made by a Governmental Authority solely to the extent relating to Taxes.

“Tax Return” means any return, report, claim for refund, estimate, information return or statement or other similar document required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means, whether disputed or not, (a) all U.S. federal, state, local, non-U.S. or other taxes or charges in the nature of taxes imposed by a Governmental Authority, including all income, gross receipts, capital gains, capital, sales, use, goods and services, harmonized, ad valorem, value added, alternative minimum, environmental, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, disability, registration, excise, severance, stamp, occupation, windfall profits, property, real property, personal property, escheat or unclaimed property, estimated and any other taxes of any kind whatsoever, or assessments, charges, duties, fees, levies, imposts tariffs or other similar governmental charges of any kind whatsoever, together with all interest, penalties, fines, deficiency assessments, and additions to tax imposed by any Governmental Authority in connection with any of the foregoing; (b) any Liability for the payment of any amounts of the type described in clause (a) arising as a result of being (or having been) a member of an affiliated, consolidated, combined, unitary or similar group (or being included (or required to be included) in any Tax Return relating thereto) including pursuant to Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Law); and (c) any Liability for the payment of any amounts of the type described in clauses (a) or (b) as a transferee or successor, by contract, pursuant to any Law, or otherwise.

“Technology” means: (a) technology, technical information, formulae, algorithm, procedure, process, method, technique, trade secret information and materials, design rules, algorithms, routines, models, methodology, know-how, creations, inventions, discoveries and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) engineering, manufacturing and product, marketing, servicing, business, financial, supplier, personnel or other information and materials; (c) specification, design, industrial design, model, device, prototype, schematic, configuration and development tool; (d) Software (whether Source Code or Object Code), website and other content, images, logos, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawing, reports, analysis, writings, of any other work of authorship and copyrightable subject matter; (e) files, compilations, including any and all data and collections of data, databases, prototypes, schematics, netlists, test methodologies, development tools and all related user documentation; (f) mask work, layout, topography or other design feature with respect to any integrated circuit; and (g) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed in this definition.

“Third-Party Claim” has the meaning specified in Section 9.3(d)(i).

“Top Customer and Supplier Orders” means, collectively, any purchase or sales orders with any Top Customer or Top Supplier entered into by the Company in the ordinary course of business.

“Top Customers” has the meaning specified in Section 4.22.

“Top Suppliers” has the meaning specified in Section 4.22.

“Total Net Revenue” has the meaning specified in Section 3.8(a)(iii).

“Trademarks” means all (a) registered trademarks, service marks, logos, Internet domain names, corporate names and doing business designations, and all applications for registration of the foregoing, and (b) rights in common law trademarks, service marks and trade dress.

“Transaction Costs” means, in each case, solely to the extent incurred prior to the Closing and not paid prior to the Closing, (a) the fees, expenses and other amounts payable by the Company to the Financial Advisor (or any other broker, investment bank, or financial advisor engaged by the Company) incurred in connection with this Agreement and the Transactions and other agreements and transactions contemplated by this Agreement, including with respect to work performed for the Company in connection with this Agreement and the Transactions and other agreements and transactions contemplated by this Agreement and/or the solicitation of (and negotiations with) other potential buyers, acquirors or investors of the Company (provided, that for the avoidance of doubt, in no event shall Transaction Costs include any fees or expenses payable in respect of any debt or equity financing provided by any of the Financial Advisor or any of its Affiliates to: (x) Parent, Merger Sub and/or any of their respective Affiliates (excluding the Company and its Subsidiaries prior to the Closing) in connection with the Transactions; or (y) at any time following the Closing), (b) the fees, expenses and other amounts payable by or on behalf of the Company to Mintz and any other attorneys engaged by the Company in connection with this Agreement and the Transactions and other agreements and transactions contemplated by this Agreement, including with respect to work performed for the Company in connection with this Agreement and the Transactions and other agreements and transactions contemplated by this Agreement and/or the solicitation of (and negotiations with) other potential buyers, acquirors or investors of the Company, (c) the fees, expenses and other amounts payable by the Company to outside accountants or other advisors incurred in connection with this Agreement and the Transactions and other agreements and transactions contemplated by this Agreement, including with respect to work performed for the Company in connection with this Agreement and the Transactions and other agreements and transactions contemplated by this Agreement or the related solicitation of other potential buyers, acquirors or investors of the Company, (d)(i) all costs and expenses associated with the Tail Policies, and (ii) fifty percent (50%) of the fees and expenses of the Escrow Agent relating to the Escrow Agreement and the Paying Agent relating to the Payments Administration Agreement, (e) all transaction, retention or similar bonuses, in each case, that are payable by the Company to any Company Employee or independent service provider of the Company solely as a result of the consummation of the transactions contemplated hereby (including all Change of Control Payments), (f) all Transfer Taxes borne by the Equityholders pursuant to Section 6.11(a), and (g) all other out-of-pocket expenses incurred by the Company, solely to the extent arising in connection with the Transactions or the solicitation of (or negotiations with) other potential buyers, acquirors or investors of the Company, but excluding for purposes of clauses (a)-(f) of this definition (i) all fees and expenses incurred by the Company for which Parent is responsible for paying pursuant to Sections 6.5, 10.1(a) and the last sentence of Section 10.2, (ii) all Indebtedness, and (iii) all Double Trigger Payment Obligations. For the avoidance of doubt, it is understood that this definition shall not include (1) any fees or expenses incurred by Parent, Merger Sub and/or any of their respective Affiliates or any of their financial advisors, attorneys, accountants, advisors, consultants or other Representatives or financing sources, regardless of whether any such fees or expenses may be paid by the Company or (2) any fees and expenses of Company Employees to be paid or reimbursed by Parent, Merger Sub or any of their respective Affiliates (including the Surviving Corporation) arising after the Closing in connection with such Company Employees’ post-closing employment, compensation or equity participation arrangements or otherwise.

“Transaction Documents” means (a) this Agreement, (b) each other agreement, instrument or document attached hereto as an Exhibit, and (c) all other agreements, documents, certificates and instruments to be executed by any party hereto prior to the Closing, pursuant to, or delivered in connection with, this Agreement; provided, however, that for the avoidance of doubt, “Transaction Documents” shall not include any employment agreement, offer letter or similar document entered into by any Continuing Employee with the Company or the Surviving Corporation.

“Transaction Tax Deductions” means any item of loss or deduction for income Tax purposes resulting from or attributable to (a) the amount of legal, accounting, financial advisory,

and other professional fees and expenses paid or payable by the Company in connection with the Transactions, (b) change-in-control, retention, incentive, stay, severance or similar amounts paid or payable by the Company to employees or other services providers of the Company in connection with the transactions contemplated by this Agreement, (c) the exercise or payment for cancellation of employee or other compensatory options, including any payments in respect of Company Options pursuant to Section 3.1(b), (d) fees, expenses and interest incurred by the Company with respect to the repayment of the Repaid Indebtedness at the Closing or in connection with the Closing on the Closing Date, (e) Payroll Taxes, and (f) without duplication, the Transaction Costs of the Company, in each case, to the extent that the Company actually paid the amounts giving rise to the deduction or loss prior to the Closing or the Equityholders bore the economic burden of the amounts giving rise to the deduction or loss as a result of such amounts being included in a Final Merger Consideration Element that reduced the Final Merger Consideration. The amount of any Transaction Tax Deductions described in the preceding sentence that are attributable to any expenses of the Company that constitute success-based fees within the scope of Rev. Proc. 2011-29 shall be determined, for U.S. federal income Tax purposes, by assuming that the safe harbor election under Rev. Proc. 2011-29 applies with respect to all such expenses such that seventy percent (70%) of all such expenses are deductible.

“Transactions” means, collectively, the Merger and all of the other transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning specified in Section 6.11(a).

“Unaudited Annual Statements” has the meaning specified in Section 4.7(a).

“Unpaid Tax Liability Amount” means an amount equal to the sum of the unpaid Taxes of the Company, which shall (a) be calculated on a stand-alone and jurisdiction-by-jurisdiction basis, with the amount due with respect to any type of Tax or jurisdiction not less than $0, (b) be determined as of the end of the day on the Closing Date, (c) take into account the transactions required by this Agreement, but excluding the effects of any financing arrangements entered into by or at the direction of Parent or any of its Affiliates (including, following the Closing, the Company, with respect to any arrangements entered into by the Company following the Closing), or any other actions taken outside of the ordinary course of business on the Closing Date after the Closing, (d) except as otherwise required by this Agreement, be calculated in accordance with the past practice of the Company in preparing Tax Returns (including reporting positions, elections and accounting methods) to the extent such past practice is supportable at a “more likely than not” (or higher) level of comfort, (e) be reduced (but not below $0) by applicable estimated Tax payments and overpayments of Taxes of the Company, in each case, that have neither been applied to offset any Tax liability nor refunded (nor requested to be refunded), (f) take into account Transaction Tax Deductions to the extent deductible by the Company in the relevant Pre-Closing Tax Period at a “more likely than not” (or higher) level of comfort, (g) for the avoidance of doubt, take into account net operating losses or Tax credits, in each case, (i) that have neither been applied to offset any Tax liability in a prior taxable period nor refunded (nor requested to be refunded) and (ii) that can actually offset or reduce such unpaid Pre-Closing Taxes in such jurisdiction for such Pre-Closing Tax Period under applicable Law, and (h) solely take into account Tax liabilities for which Tax Returns have not yet been filed; provided, notwithstanding anything to the contrary (w) any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent income Taxes or with respect to uncertain Tax positions shall be excluded, (x) any Taxes to the extent the amount of such Taxes is taken into account in Transaction Costs and any Tax liabilities or assets that are included in Net Working Capital or otherwise included in Indebtedness (as determined without including the “Unpaid Tax Liability Amount”), in each case, as finally determined, shall be excluded from the “Unpaid Tax Liability Amount,” (y) for the avoidance of doubt, sales Taxes payable by the Company shall be included as a Current Liability and prepaid property Taxes in the state of California shall be included as a Current Asset, in each case, in Net Working Capital, and (z) any amounts described in clauses (e) or (g) that reduce the amount of unpaid Taxes in any of the foregoing computations shall only be taken into account in the computations of Taxes a single time in making such computations ( by way of example for illustrative purposes only, if any net operating losses are treated as reducing income Taxes in jurisdiction “X” for 2025, those net operating losses (in the amount treated as reducing such income Taxes) shall not be treated as available to offset any other unpaid Taxes included in this definition of Unpaid Tax Liability Amount, including any income Taxes in that jurisdiction “X” for the Pre-Closing Tax Period that begins on January 1, 2026), and any amounts described in clause (f) that reduce the amount of unpaid Pre-Closing Taxes shall only be taken into account for a single taxable period ( by way of example for illustrative purposes only, for purposes of determining the “Unpaid Tax Liability Amount,” any Transaction Tax Deductions that are treated as deductible in the Pre-Closing Tax Period that begins on January 1, 2026 shall not be treated as deductible in any other taxable period).

“Unresolved Matters” has the meaning specified in Section 3.7(c).

“Unvested Company Option” means any Company Option (or portion thereof) that is not a Vested Company Option.

“Vested Company Option” means any Company Option (or portion thereof) that is vested as of immediately prior to the Effective Time and has an exercise price less than the Per Share Portion of the Estimated Merger Consideration.

“WARN Act” means the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.) and any regulations promulgated thereunder.

“Willful Breach” has the meaning specified in Section 8.3.

“Withheld Funds” has the meaning specified in Section 3.7(f)(iii).

“Withholding Agent” has the meaning specified in Section 3.10.

(b) Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.

(ii) Dollars. Any reference in this Agreement to Dollars or $ shall mean U.S. dollars.

(iii) Exhibits/Schedules. The Exhibits to this Agreement and the Company Disclosure Schedule are hereby incorporated and made a part hereof and are an integral part of this Agreement. The Company Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company except to the extent expressly provided in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations or warranties. Certain information set forth in the Company Disclosure Schedule is included solely for information purposes and may not be required to be disclosed pursuant to this Agreement. The Company may, at its option, include in the Company Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. A disclosure of a fact or item in one portion of the Company Disclosure Schedule shall only be deemed to be disclosed in another portion of the Company Disclosure Schedule if it is readily apparent on the face of such disclosure that such disclosure is relevant or otherwise applies to such other portion of the Company Disclosure Schedule. Disclosure of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any Law, is not an admission that such breach, violation or default has occurred. Headings and subheadings have been inserted in certain parts of the Company Disclosure Schedule for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of such Company Disclosure Schedule. The information provided in the Company Disclosure Schedule is being provided solely for the purpose of making disclosures to Parent under this Agreement. In disclosing this information, the Company does not waive, and expressly reserves any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. Nothing contained in the Company Disclosure Schedule should be construed as an admission of liability or responsibility of any party to any third party in connection with any pending or threatened legal proceeding or otherwise. Any capitalized terms used in any Exhibit or Company Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii) Ordinary Course of Business. The phrase “ordinary course of business” or any variation thereof means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice.

(ix) Or. The word “or” is not exclusive, unless the context otherwise requires.

(x) Interpretation of Time Periods. Unless the context of this Agreement otherwise clearly requires, (a) “day” shall mean a calendar day, and (b) any reference to a “month” or “year” shall mean a calendar month or a calendar year.

(c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the California Corporations Code (the “CCC”), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the CCC.

2.2 Closing. Subject to the satisfaction of the conditions set forth in ARTICLE VII (or, to the extent permitted by applicable Law, the written waiver thereof by the party entitled to waive any such condition), the closing of the Merger (the “Closing”) will take place by conference call and by exchange of signature pages by email at 7:00 a.m. Pacific Time on the second (2nd) Business Day after satisfaction or waiver of each condition to the Closing set forth in ARTICLE VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) unless another time, date and/or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

2.3 Effective Time. On the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the parties shall (a) cause an agreement of merger substantially in the form attached hereto as Exhibit F or in such other form as may be mutually agreed by the parties (the “Agreement of Merger”), to be duly executed by the Company and Merger Sub and filed with the Secretary of State of the State of California in accordance with the relevant provisions of the CCC, together with the officers’ certificates required by the CCC, and (b) make all other filings or recordings required under the CCC in connection with the Merger. The Merger shall become effective at such time as the Agreement of Merger is duly filed with the Secretary of State of the State of California at such time on such date as shall be agreed by Parent and the Company in writing prior to the Closing Date (the time the Merger becomes effective being the “Effective Time”).

2.4 Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the CCC and the Agreement of Merger.

2.5 Articles of Incorporation and Bylaws. Effective as of the Effective Time, the A&R Charter shall, subject to Section 6.6(b), be amended and restated in a form designated by Parent at least two (2) Business Days prior to the Closing and as so amended shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable Law. Effective as of the Effective Time, subject to Section 6.6(b), the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

2.6 Directors and Officers. The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

2.7 Allocation Schedule. The Allocation Schedule shall have been prepared by the Company in accordance with this Agreement and shall set forth, as of immediately prior to the Closing, (a) the name of each Equityholder, (b) the number of Company Options or shares of Company Stock held by each Equityholder as of the Closing, (c) the amount of Estimated Merger Consideration payable to each Equityholder at Closing; (d) each Equityholder’s Pro Rata Share of any Additional Merger Consideration and any Earnout Payments, and (e) the portion of such Estimated Merger Consideration allocated to the Escrow Amount as of the Closing. The preparation of the Allocation Schedule, the allocation of the Estimated Merger Consideration set forth therein, and all other calculations and determinations reflected therein are the sole responsibility of the Company and the Equityholders, and Parent, Merger Sub, the Surviving Corporation, and each of their respective Affiliates (including, following the Effective Time, the Surviving Corporation) shall have no obligation or responsibility to investigate, audit, or verify the accuracy, correctness, or completeness thereof. Notwithstanding anything to the contrary in this Agreement, (x) Parent, Merger Sub, the Surviving Corporation, the Paying Agent, and each of their respective Affiliates shall be entitled to rely conclusively, and without any obligation to investigate or verify the accuracy or correctness thereof, on the most recently delivered version of the Allocation Schedule (including as updated and delivered pursuant to this Agreement) in making or directing any payment of the Estimated Merger Consideration, the Additional Merger Consideration, and/or the Earnout Payments to any Equityholder; (y) any payment of the Estimated Merger Consideration, the Additional Merger Consideration, and/or the Earnout Payments made by Parent, the Paying Agent, or any other Person acting on behalf of Parent to or for the account of any Equityholder in accordance with the most recently delivered Allocation Schedule shall be deemed, for all purposes of this Agreement, to have been made in full satisfaction of Parent’s and the Surviving Corporation’s payment obligations under this Agreement with respect to such

Equityholder, regardless of whether the amounts set forth in the Allocation Schedule are subsequently determined to be inaccurate or incorrect; and (z) in no event shall Parent, Merger Sub, the Surviving Corporation, the Paying Agent, or any of their respective Affiliates (or any Representatives of any of the foregoing Persons) have any Liability to any Person (including any Equityholder or purported Equityholder) in connection with any claim arising out of or relating to any alleged inaccuracy, miscalculation, or error in, or otherwise relating to, the preparation of the Allocation Schedule or the allocations set forth therein, or any payment made by or on behalf of Parent, Merger Sub, the Surviving Corporation, or the Paying Agent in accordance therewith. Each Equityholder’s sole recourse with respect to any dispute concerning the allocation of the Estimated Merger Consideration, Additional Merger Consideration or Earnout Payments among the Equityholders shall be against the other Equityholders and/or the Equityholders’ Representative, and not against Parent, Merger Sub, the Surviving Corporation, or any of their respective Affiliates (or any Representatives of any of the foregoing Persons).

ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

3.1 Effects of the Merger on Capital Stock, Company Options.

(a) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Stock or shares of capital stock of Merger Sub:

(i) Capital Stock of Merger Sub. Each issued and outstanding share of common stock, without par value, of Merger Sub shall automatically be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

(ii) Cancellation of Certain Company Stock. Each share of Company Stock that is owned by (A) any of Parent, Merger Sub or their respective Affiliates, or (B) the Company shall, in each such case, automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Conversion of Company Stock. Each issued and outstanding share of Company Stock (other than (A) shares of Company Stock to be canceled in accordance with Section 3.1(a)(ii) and (B) the Dissenting Shares (such shares identified in clauses (A) and (B), the “Specified Shares”)) shall be converted into and shall thereafter represent the right of the holder thereof to receive an amount in cash equal to the sum of the following (collectively, the “Company Stock Merger Consideration”): (1) the Stockholder Per Share Portion multiplied by the Estimated Stockholder Merger Consideration (collectively, the “Company Stock Closing Consideration”), (2) the Per Share Portion multiplied by the Additional Merger Consideration (if any) payable as provided in Section 3.7(f)(iii)(A), and (3) the Per Share Portion multiplied by the Earnout Payments (if any) payable as provided in Section 3.8, in each case, without interest. At the Effective Time, all shares of Company Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Company Stockholder shall cease to have any rights with respect to such Company Stock except the right to receive the Company Stock Merger Consideration (except with respect to the Specified Shares), in each case, without interest.

(b) Treatment of Company Options.

(i) Effect on Vested Company Options. At the Effective Time, without any action on the part of Parent, the Company or the holder thereof, each Vested Company Option shall be canceled as of the Effective Time and converted into the right to receive the following (collectively, the “Company Option Merger Consideration”): (A) an amount in cash equal to the product of (1) the excess (if any) of (I) the Per Share Portion of the Estimated Merger Consideration over (II) the applicable exercise price per share of Company Stock issuable under such Vested Company Option, multiplied by (2) the Exercise Number for such Vested Company Option (collectively, the “Company Option Closing Consideration”, and the sum of all Company Option Closing Consideration, the “Aggregate Option Closing Consideration”), (B) an amount in cash equal to the product of (1) the Exercise Number for such Vested Company Option multiplied by (2) the Per Share Portion of the Additional Merger Consideration (if any) payable as provided in Section 3.7(f)(iii)(B), in each case, without interest (the “Additional Company Option Merger Consideration”), and (C) an amount in cash equal to the product of (1) the Exercise Number for such Vested Company Option multiplied by (2) the Per Share Portion of each Earnout Payment (if any) payable as provided in Section 3.8, in each case, without interest (the “Earnout Company Option Merger Consideration”), in each case, less any applicable withholding Taxes. All payments of (x) Company Option Closing Consideration shall be made (without interest) by the Surviving Corporation to the Company Optionholders no later than the first regularly scheduled payroll date that is at least five (5) Business Days after the Closing Date, (y) Additional Company Option Merger Consideration (if any) shall be made (without interest) by or on behalf of the Surviving Corporation to such Company Optionholders no later than the first regularly scheduled payroll date that is at least five (5) Business Days after the date the Surviving Corporation receives such Additional Company Option Merger Consideration (if any) pursuant to Section 3.7(f)(iii), and (z) Earnout Company Option Merger Consideration (if any) shall be made (without interest) by or on behalf of the Surviving Corporation to such Company Optionholders no later than the first regularly scheduled payroll date that is at least five (5) Business Days after the date the Surviving Corporation receives such Earnout Company Option Merger Consideration (if any) pursuant to Section 3.8.

(ii) Effect on Unvested Company Options. Each Unvested Company Option will be automatically cancelled and extinguished at the Effective Time, and no consideration shall be delivered in exchange therefor.

(c) Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, sections 1300-1312 of the CCC (the “California Dissenters’ Rights Statutes”) shall not be converted into the right to receive the Company Stock Merger Consideration as provided in Section 3.1(a), but instead such holder shall be entitled to payment of the fair market value of such shares in accordance with the provisions of the California Dissenters’ Rights Statutes. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair market value of such Dissenting Shares in accordance with the provisions of the California Dissenters’ Rights Statutes. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the California Dissenters’ Rights Statutes or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the California Dissenters’ Rights Statutes, then the right of such holder to be paid the fair market value of such holder’s Dissenting Shares under the California Dissenters’ Rights Statutes shall cease and each such Dissenting Share shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Company Stock Merger Consideration as provided in Section 3.1(a). The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Stock, any withdrawals of such demands, and any other instruments served pursuant to the CCC, and Parent shall have the right to control and participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

3.2 Estimated Merger Consideration.

(a) Determination of Estimated Merger Consideration. No later than three (3) Business Days before the Closing Date, the Company shall deliver to Parent a statement (the “Estimated Closing Statement”), setting forth: (i) the Company’s good faith calculation and estimate of the aggregate amount of the Estimated Merger Consideration and each of the Estimated Merger Consideration Elements (together with reasonably detailed supporting documentation) and (ii) an Allocation Schedule based on such calculations and estimates. The Estimated Closing Statement shall be prepared in accordance with the Agreed Accounting Principles and in a manner consistent with the terms of this Agreement (including the definitions contained herein), including Exhibit D attached to this Agreement with respect to Estimated Net Working Capital. Parent shall have the right to review and comment on the Estimated Closing Statement prior to Closing, and the Company shall consider such comments in good faith and revise the Estimated Closing Statement to reflect any adjustments mutually agreed by the parties. The Company acknowledges and agrees that the Estimated Closing Statement and the other information delivered in connection therewith, are solely the responsibility of the Company (notwithstanding any review by, comments from, or cooperation with Parent and its Representatives).

(b) Payment of Estimated Merger Consideration.

(i) Paying Agent; Paying Agent Fund. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, in trust for the benefit of holders of Company Stock, cash in U.S. dollars payable to such holders pursuant to this ARTICLE III in an amount equal to the aggregate Company Stock Closing Consideration. Any cash deposited with the Paying Agent, together with any interest or other earnings thereon shall hereinafter be referred to as the “Paying Agent Fund.”

(ii) Company Stock Closing Consideration. Subject to compliance with Section 3.2(c) by each Participating Holder, immediately prior to the Effective Time, at the Closing, Parent shall cause to be paid from the proceeds in the Paying Agent Fund to each such

Participating Holder an amount equal to the portion of the Estimated Merger Consideration in respect of the shares of Company Stock held by each such Participating Holder as set forth in the Allocation Schedule by wire transfer of immediately available funds to the account of each such Participating Holder identified in the Letter of Transmittal for each such Participating Holder.

(iii) Company Option Closing Consideration. At the Closing, Parent shall pay, or cause to be paid, to the Surviving Corporation, by wire transfer of immediately available funds to the account of the Surviving Corporation, an amount equal to the aggregate Company Option Closing Consideration for further distribution to the Company Optionholders. Except as otherwise agreed to in writing by Parent and such Company Optionholder, Parent and the Surviving Corporation shall cause a portion of the aggregate Company Option Closing Consideration set forth opposite the name of each Company Optionholder in the Allocation Schedule to be paid (without interest) to each such Company Optionholder through the Surviving Corporation (or one of its Affiliates) no later than the first regularly scheduled payroll date that is at least five (5) Business Days after the Closing Date.

(c) Exchange Procedures. Prior to the Closing, the Company shall cause the Paying Agent pursuant to the Payments Administration Agreement to mail or otherwise deliver to each holder of Company Stock a Letter of Transmittal, substantially in the form of Exhibit G attached hereto with such changes thereto as may be reasonably required by the Paying Agent (the “Letter of Transmittal”), together with any notice required pursuant to the California Dissenters’ Rights Statutes. Subject to the satisfaction of the conditions in ARTICLE VII, in the event a holder of Company Stock delivers to the Paying Agent a duly executed and completed Letter of Transmittal (such holder, a “Participating Holder”) at least two (2) Business Days prior to the Closing Date, the Paying Agent shall pay to such Participating Holder at the Closing such Participating Holder’s Pro Rata Portion of the Estimated Merger Consideration as set forth in the Allocation Schedule, which amounts shall be paid by the Paying Agent by check or wire transfer in accordance with the instructions provided by such Participating Holder in the Letter of Transmittal delivered by such holder to the Paying Agent; provided, that such holder of Company Stock shall not be entitled to receive the cash payments contemplated herein unless and until such Person delivers a duly executed and completed Letter of Transmittal to the Paying Agent. The Company and Parent acknowledge and agree that all shares of Company Stock are held in book-entry form on the books and records of Carta, Inc. and no physical stock certificates have been issued. Upon the delivery to the Paying Agent of a duly executed Letter of Transmittal after the date that is two (2) Business Days prior to the Closing Date, the Paying Agent shall pay to such Participating Holder promptly, and in any event no later than within two (2) Business Days of receipt of such Letter of Transmittal, such Participating Holder’s Pro Rata Portion of the Estimated Merger Consideration as set forth in the Allocation Schedule, which amounts shall be paid by the Paying Agent by check or wire transfer in accordance with the instructions provided by such Participating Holder in such Letter of Transmittal. Until the applicable Letter of Transmittal has been delivered as contemplated by this Section 3.2(c), each holder’s shares of Company Stock shall be deemed at any time after the Effective Time to represent only the right to receive the Company Stock Merger Consideration payable in respect of such shares of Company Stock.

(d) No Further Ownership Rights in Company Stock. All amounts paid in exchange for Company Stock in accordance with the terms of this ARTICLE III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock. From and after the Effective Time, the stock transfer books maintained by Carta, Inc. on behalf of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock that were outstanding immediately prior to the Effective Time.

(e) No Liability. None of Parent, Merger Sub, the Surviving Corporation, the Equityholders’ Representative, the Paying Agent or any other Person shall be liable to any Person in respect of any Company Stock Merger Consideration or any other amounts payable pursuant to this Agreement that are delivered to the applicable Governmental Authority in accordance with or pursuant to any applicable abandoned property, escheat or similar Law.

(f) Unpaid Merger Consideration. Any portion of the Paying Agent Fund which remains undistributed to the holders of Company Stock twelve (12) months after the Effective Time shall be delivered to Parent. Thereafter, any holder of Company Stock to the extent such Person has not theretofore complied with Section 3.2(c), shall look only to Parent for, and Parent shall remain liable for, the portion of the Company Stock Merger Consideration to which such holders are entitled pursuant to this Agreement. Any such portion of the Company Stock Merger Consideration remaining unclaimed by the Company Stockholders six (6) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

3.3 Escrow Account. Simultaneously with the Closing, Parent shall deliver, or cause to be delivered, to the Escrow Agent in accordance with the terms of the Escrow Agreement an amount equal to the Escrow Amount to be held in the Escrow Account. The Additional Merger Consideration (if any) (as set forth in the Final Closing Statement) will be paid to the Paying Agent (for further distribution to Participating Holders) and the Surviving Corporation (for further distribution to the Company Optionholders) pursuant to Section 3.7(f)(iii).

3.4 Transaction Costs. Simultaneously with the Closing, Parent shall pay, or cause to be paid, the Transaction Costs by wire transfer of immediately available funds as directed by each payee thereof pursuant to invoices or instructions provided by the Company no later than three (3) Business Days prior to the Closing Date.

3.5 Certain Indebtedness. Simultaneously with the Closing, Parent shall repay, or cause to be repaid, on behalf of the Company, all outstanding amounts of Indebtedness of the Company set forth on Schedule 3.5 (such Indebtedness, the “Repaid Indebtedness”) by wire transfer of immediately available funds pursuant to the payment instructions set forth in the applicable payoff letter in form and substance reasonably satisfactory to Parent, in each case duly executed by each holder of such Repaid Indebtedness, with an agreement to provide termination statements on Form UCC-3, or other appropriate releases following any payoff thereof, which when filed will release and satisfy any and all Liens relating to such Repaid Indebtedness, together with proper authority to file such termination statements or other releases at and following the Closing (each, a “Payoff Letter,” and collectively, the “Payoff Letters”).

3.6 Payroll Taxes. At the Closing, Parent shall pay, or cause to be paid, to the Surviving Corporation, by wire transfer of immediately available funds to the account of the Surviving Corporation, without duplication of any amounts included in Section 3.2(b)(i) – (iii), an amount equal to the aggregate Payroll Taxes payable by the Company in connection with any payment to the Company Optionholders.

3.7 Post-Closing Determination of Additional Merger Consideration.

(a) Upon receiving reasonable advance written notice from Equityholders’ Representative, following the delivery of the Closing Statement or during the review and dispute resolution periods described in this Section 3.7, Parent and Surviving Corporation shall provide Equityholders’ Representative or its Representatives with reasonable access, during regular business hours, in such a manner as to not interfere with the normal operation of Parent or the Surviving Corporation, to the personnel, accountants, books and records of the Surviving Corporation and other documents (including work papers) used by Parent or the Surviving Corporation and relevant for, or related to, the calculations set forth in the Closing Statement or a Dispute Notice.

(b) Following the Closing, Parent shall prepare its good faith calculation of the Final Merger Consideration, the Final Merger Consideration Elements and the Additional Merger Consideration (if any). The calculations described under the foregoing clauses are collectively referred to herein as the “Closing Statement.” Parent shall deliver the Closing Statement, together with reasonable supporting detail as to each of the calculations (including with respect to the Final Merger Consideration Elements) set forth in the Closing Statement, to the Equityholders’ Representative no later than ninety (90) days following the Closing Date. Notwithstanding anything to the contrary herein, if the Closing Statement is not timely delivered by Parent to Equityholders’ Representative in accordance with this Section 3.7(b), the Estimated Closing Statement delivered by the Company to Parent prior to the Closing Date shall be considered for all purposes of this Agreement as being the Closing Statement delivered by Parent pursuant to this Section 3.7(b), and Equityholders’ Representative shall have all of its rights under this Section 3.7(b) with respect thereto, including the right to dispute the calculations set forth therein. Notwithstanding anything herein to the contrary, the parties agree that the Closing Statement, and the component items and calculations therein, including the Final Merger Consideration Elements, shall be prepared in accordance with the Agreed Accounting Principles and in a manner consistent with the terms of this Agreement (including the definitions contained herein), including Exhibit D attached to this Agreement with respect to Net Working Capital. Upon receipt of the Closing Statement, the Equityholders’ Representative shall have forty-five (45) days from such receipt (such period, as may be extended in accordance with this Section 3.7(b) the “Review Period”) to give Parent written notice (a “Dispute Notice”) of any disputes or objections to the Closing Statement or the calculations therein (collectively, the “Disputed Items”) with reasonable supporting detail as to such Disputed Items, the basis for such disputes or objections, and Equityholders’ Representative’s good faith belief as to the correct amount of such items that it is disputing; provided, however, that, in the event that Parent or the Surviving Corporation fails to provide any papers or documents in their possession reasonably requested by the Equityholders’ Representative or any of its Representatives pursuant to Section 3.7(a) within five (5) Business Days of request therefor, the Review Period will be extended by one (1) day for each additional day required for Parent or the Surviving Corporation to fully respond to such request. In the event the Equityholders’ Representative fails to give Parent a Dispute Notice prior to the expiration of the Review Period or otherwise earlier notifies Parent in writing that the Equityholders’ Representative has no disputes or objections to the Closing Statement, the Closing Statement as prepared by Parent, and the calculation of the Final Merger Consideration, Final Merger Consideration Elements and Additional Merger Consideration (if any) set forth therein, will be conclusive, final and binding on, and non-appealable by the parties. If Equityholders’ Representative delivers Dispute Notice with respect to one or more line items set forth in the Closing Statement in accordance with the foregoing provisions of this Section 3.7(b), then (x) all portions of the Closing Statement not disputed in the Dispute Notice shall be conclusive, final and binding on all of the parties (including all Equityholders), (y) Equityholders’ Representative and Parent shall attempt to resolve such disputed items, and (z) to the extent that Equityholders’ Representative and Parent are unable to resolve any such disputes, the items set forth in the Dispute Notice shall be resolved in accordance with the procedures set forth in Sections 3.7(c) and 3.7(d) below.

(c) Parent and the Equityholders’ Representative shall, for a period of thirty (30) days (or such longer period as Parent and the Equityholders’ Representative may agree in writing) immediately following Equityholders’ delivery of a Dispute Notice to Parent (the “Resolution Period”), attempt in good faith to resolve their differences (all such discussions and communications related thereto shall (unless otherwise agreed by Parent and the Equityholders’ Representative in writing) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule and shall not be submitted to the Independent Accountant), and any such resolution by them as to any Disputed Items shall be conclusive, final and binding on all parties. Any Disputed Items agreed to by Parent and the Equityholders’ Representative in writing, together with any items or calculations set forth in the Closing Statement not disputed or objected to by the Equityholders’ Representative in the Dispute Notice, are collectively referred to herein as the “Resolved Matters.” Any Resolved Matters shall be conclusive, final and binding on all parties, except to the extent such component could be affected by other components of the calculations set forth in the Closing Statement that are the subject of a Dispute Notice. If at the end of the Resolution Period, Parent and the Equityholders’ Representative are unable to resolve any differences that they may have with respect to the matters specified in the Dispute Notice, either of Parent or the Equityholders’ Representative may, upon written notice to the other, refer all matters that remain in dispute with respect to the Dispute Notice (the “Unresolved Matters”) for resolution to the Independent Accountant. Parent and Equityholders’ Representative shall thereafter cooperate with respect to the engagement of the Independent Accountant for such purpose. Within thirty (30) days after the Independent Accountant has been retained, each of Parent and the Equityholders’ Representative shall furnish, at its own expense, to the Independent Accountant and substantially simultaneously to the other a written statement of its position with respect to each Unresolved Matter. Within ten (10) Business Days after the expiration of such thirty (30) day period, each of Parent and the Equityholders’ Representative may deliver to the Independent Accountant its response to the other’s position on each Unresolved Matter; provided, that it delivers a copy thereof simultaneously to the other. With each submission, each of Parent and the Equityholders’ Representative may also furnish to the Independent Accountant such other information and documents as it deems relevant or such information and documents as may be requested by the Independent Accountant; provided, that it delivers a copy thereof simultaneously to the other. Neither Parent nor the Equityholders’ Representative, nor any of their Representatives or Affiliates, shall have any ex parte communications with the Independent Accountant concerning or for the purpose of influencing this dispute process. The Independent Accountant may, at its discretion, conduct one or more conferences (whether in person or by teleconference) concerning the disagreement and each of Parent and the Equityholders’ Representative shall have the right to present additional documents, materials and other information and to have present its Representatives at such conferences.

(d) The Independent Accountant shall be directed to promptly, and in any event within thirty (30) days after final submissions have been made to it pursuant to Section 3.7(c), render its decision on the Unresolved Matters (and not on any other matter or calculation set forth in the Closing Statement). The Independent Accountant’s determination as to each Unresolved Matter shall be set forth in a written statement delivered to each of Parent and the Equityholders’ Representative, which shall include the Independent Accountant’s (i) determination as to the calculation of each of the Unresolved Matters and (ii) the corresponding corrective calculations set forth in the Closing Statement that are derived from its determination as to the calculations of the Unresolved Matters, all of which shall be conclusive, final and binding on all parties absent manifest error. In resolving any Unresolved Matter, the Independent Accountant may not assign a value to such item greater than the greatest value for such item claimed by Parent in the Closing Statement or by the Equityholders’ Representative in the Dispute Notice or less than the lowest value for such item claimed by Parent in the Closing Statement or by the Equityholders’ Representative in the Dispute Notice. Each of Parent, on the one hand, and the Equityholders’ Representative (on behalf of the Equityholders), on the other hand, will be responsible for the fees and expenses of the Independent Accountant in inverse proportion as they may prevail on the matters resolved by the Independent Accountant, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute. For example, if, for a given Unresolved Matter, the Equityholders’ Representative (on behalf of the Equityholders) contests only $500 of the amount claimed by Parent, and if the Independent Accountant ultimately resolves the dispute by awarding Parent $300 of the $500 contested, then the costs and expenses of the Independent Accountant will be allocated 60% (i.e., 300 ÷ 500) to the Equityholders’ Representative (on behalf of the Equityholders) and 40% (i.e., 200 ÷ 500) to Parent.

(e) For purposes of this Agreement, the “Final Closing Statement” shall be (i) in the event that no Dispute Notice is delivered by the Equityholders’ Representative to Parent prior to the expiration of the Review Period, the Closing Statement delivered by Parent to the Equityholders’ Representative pursuant to Section 3.7(b), (ii) in the event that a Dispute Notice is delivered by the Equityholders’ Representative to Parent prior to the expiration of the Review Period, the Closing Statement delivered by Parent to the Equityholders’ Representative pursuant to Section 3.7(b), as adjusted pursuant to the agreement of Parent and the Equityholders’ Representative in writing, or (iii) in the event that a Dispute Notice is delivered by the Equityholders’ Representative to Parent prior to the expiration of the Review Period and Parent and the Equityholders’ Representative are unable to agree on all matters set forth in such Dispute Notice, the Closing Statement delivered by Parent to the Equityholders’ Representative pursuant to Section 3.7(b), as adjusted by the Independent Accountant pursuant to and in accordance with Sections 3.7(c) and 3.7(d).

(f) Payment of the Additional Merger Consideration.

(i) If the Final Merger Consideration exceeds the Estimated Merger Consideration, then within five (5) Business Days after the final determination of the Final Closing Statement: (A) Parent shall wire, in immediately available funds, an amount in cash equal to the full amount by which the Final Merger Consideration exceeds the Estimated Merger Consideration to the Paying Agent (for further distribution to the Participating Holders) and the Surviving Corporation (for further distribution to the Company Optionholders), in each case as set forth in Section 3.7(f)(iii) (provided, however, that Parent’s aggregate liability under this Section 3.7(f)(i)(A) shall not exceed an amount equal to the Escrow Amount), and (B) Parent and the Equityholders’ Representative shall provide a joint written instruction to the Escrow Agent to deliver promptly (and in any event no later than within two (2) Business Days after the receipt of such joint written instruction by the Escrow Agent) from the Escrow Account by wire transfer of immediately available funds in accordance with the Escrow Agreement all proceeds in the Escrow Account to the Paying Agent (for further distribution to the Participating Holders) and the Surviving Corporation (for further distribution to the Company Optionholders), in each case as set forth in Section 3.7(f)(iii).

(ii) If (x) the Estimated Merger Consideration exceeds the Final Merger Consideration or (y) the Final Merger Consideration equals the Estimated Merger Consideration, then within two (2) Business Days after the final determination of the Final Closing Statement, Parent and the Equityholders’ Representative shall provide a joint written instruction to the Escrow Agent to deliver promptly from the Escrow Account by wire transfer of immediately available funds in accordance with the Escrow Agreement (A) the full amount by which the Estimated Merger Consideration exceeds the Final Merger Consideration to Parent, if any, and (B) the funds remaining in the Escrow Account after giving effect to clause (A) (if any) to the Paying Agent (for further distribution to the Participating Holders) and the Surviving Corporation (for further distribution to the Company Optionholders), as set forth in Section 3.7(f)(iii) (it being understood and agreed that if the Final Merger Consideration equals the Estimated Merger Consideration, then the entire Escrow Amount in the Escrow Account shall be delivered to the Paying Agent for further distribution to Participating Holders) and the Surviving Corporation (for further distribution to the Company Optionholders), as set forth in Section 3.7(f)(iii). In the event that the full amount by which the Estimated Merger Consideration exceeds the Final Merger Consideration (the absolute value of such amount, the “Merger Consideration Shortfall”) is greater than the Escrow Amount then held in the Escrow Account (the amount by which the Merger Consideration Shortfall exceeds the Escrow Amount, the “Escrow Shortfall Amount”), then the Escrow Shortfall Amount shall be deducted from any unpaid Earnout Payment finally determined to be earned and due and payable by Parent to the Company Stockholders pursuant to Section 3.8. Except as set forth in the immediately preceding sentence, in the event that the full amount by which the Estimated Merger Consideration exceeds the Final Merger Consideration is greater than the funds then held in the Escrow Account, Parent shall have no recourse against the Equityholders’ Representative, the Equityholders or any other Person.

(iii) All distributions of funds from the Escrow Account and/or the Expense Fund to the Paying Agent (for further distribution to Participating Holders) and the Surviving Corporation (for further distribution to the Company Optionholders) pursuant to and in accordance with Sections 3.7(f)(i), 3.7(f)(ii) and 3.14(b) (collectively, such funds, the “Withheld Funds”), shall be made as follows:

(A) to the Paying Agent (for further distribution to Participating Holders immediately prior to the Effective Time), an amount with respect to each such Participating Holder equal to the product of (x) the Stockholder Per Share Portion, multiplied by (y) the (1) Withheld Funds minus (2) Optionholder Withheld Funds, multiplied by (z) the aggregate number of such shares of Company Stock held by such Participating Holder immediately prior to the Effective Time; and

(B) to the Surviving Corporation (for further distribution to the Company Optionholders) an amount equal to the product of (x) the Per Share Portion, multiplied by (y) the Withheld Funds, multiplied by (z) the aggregate Exercise Number with respect to the Company Options held by Company Optionholders immediately prior to the Effective Time (collectively, the product of foregoing clauses (x), (y) and (z), the “Optionholder Withheld Funds”).

(g) Parent shall, promptly (but no later than the first regularly scheduled payroll date of the Surviving Corporation that is at least five (5) Business Days after receipt by the Surviving Corporation of the Withheld Funds from the Paying Agent) cause to be paid to the Company Optionholders their respective Pro Rata Portion of the Withheld Funds.

(h) All payments pursuant to this Section 3.7 shall be treated as an adjustment to the Final Merger Consideration for all U.S. federal, state, local and non-U.S. income Tax purposes, except to the extent otherwise required by applicable Law.

3.8 Earnout Payments.

(a) Definitions.

(i) “Gross Margin” shall mean, for any applicable calendar year, the quotient, expressed as a percentage, of (A) Total Net Revenue minus cost of goods sold, divided by (B) Total Net Revenue, in each case for the Surviving Corporation or the Company Business (as operated by the Parent Group or any of its successors or assigns post-Closing) for such calendar year, as determined in accordance with GAAP as applied in accordance with the sample calculation of Gross Margin attached hereto as Schedule 3.8(a)(i)

(ii) “Qualified Net Revenue” shall mean the annual net revenue generated by the Surviving Corporation or the Company Business (as operated by the Parent Group or any of its successors or assigns post-Closing) from (x) sales to any Person set forth on Schedule 3.8(a)(ii) (collectively, the “Specified Customers,” and each a “Specified Customer”), and (y) fees and royalties received from the Specified Customers in respect of licenses of Company Owned Intellectual Property to the Specified Customers, in each case of foregoing clauses (x) and (y), during calendar years ending December 31, 2027, December 31, 2028, December 31, 2029 and December 31, 2030 (each, an “Earnout Year”), as measured in accordance with GAAP. For the avoidance of doubt, “Qualified Net Revenue” shall not include: (A) any revenues recognized prior to the Closing by Parent, Merger Sub or any of their respective Affiliates (collectively, the “Parent Group”); or (B) any revenues generated by Parent or any of its Affiliates (excluding the Surviving Corporation) from sales to any Specified Customer, excluding for purpose of this clause (B) any sales generated (1) by the Company Business, or (2) based on the sale of any Company Product or Service.

(iii) “Total Net Revenue” shall mean total annual net revenue for the applicable calendar year for the Surviving Corporation or the Company Business (as operated by the Parent Group or any of its successors or assigns post-Closing), as measured in accordance with GAAP as applied in accordance with the sample calculation of Total Net Revenue attached hereto as Schedule 3.8(a)(iii)].

(b) Qualified Net Revenue Earnout Payment. Parent shall, or shall cause the Surviving Corporation to, make earnout payments based on Qualified Net Revenue, subject to and in accordance with this Section 3.8. The amount of the applicable earnout payment (each, an “Earnout Payment”, and collectively, the “Earnout Payments”) for each Earnout Year shall be the positive difference, if any, between (i) the amount specified in the table below for the level of achievement in Qualified Net Revenue for such Earnout Year (with linear interpolation between the levels set forth in the table) and (ii) the aggregate amount of Earnout Payments, if any, earned and paid for all prior Earnout Years; provided, however, that no Earnout Payment shall be earned or payable for any such Earnout Year unless, for such Earnout Year, (1) Total Net Revenue equals or exceeds $100,000,000 and (2) the Gross Margin on such Total Net Revenue equals or exceeds seventy percent (70%) (each of clauses (1) and (2), an “Earnout Threshold”, collectively, the “Earnout Thresholds”). For the avoidance of doubt, if either Earnout Threshold is not satisfied for any Earnout Year, no Earnout Payment shall be earned or payable for such Earnout Year, and no interpolation or partial earnout shall apply for such Earnout Year. In no event shall the aggregate Earnout Payments (including any amount subject to set-off) exceed $50,000,000. For purposes of this Section 3.8, the symbol “<” shall be deemed to mean “less than” and the symbol “≥” shall be deemed to mean “greater than or equal to”.

Qualified Net Revenue	Earnout Payment
(in ‘$000s)
<40,500	0
40,500	22,500
45,000	25,000
≥90,000	50,000

(c) Earnout Certificate. Parent shall, and shall cause the Surviving Corporation to calculate Qualified Net Revenue, Total Net Revenue and Gross Margin for each Earnout Year promptly following Parent’s receipt of its annual audited financial statements but no later than March 31 of the following year. Upon completion of such calculation, Parent shall deliver to the Equityholders’ Representative a certificate (the “Earnout Certificate”) stating the Qualified Net Revenue, Total Net Revenue and Gross Margin for the Surviving Corporation for the applicable Earnout Year and setting forth the calculation of the applicable Earnout Payment, if any, in reasonable detail, together with reasonable supporting information.

(d) Earnout Calculation Notice. Upon the Equityholders’ Representative’s reasonable advance written notice following the delivery by Parent to the Equityholders’ Representative of the Earnout Certificate, Parent and Surviving Corporation shall provide Equityholders’ Representative or its Representatives with reasonable access, during regular business hours, in such a manner as to not interfere with the normal operation of Parent, the Surviving Corporation or their respective Affiliates, to the relevant members of management, books and records and supporting information (including work papers) of the Surviving Corporation (and, to the extent relevant for the calculation of any Earnout Payment, of Parent and any of its Affiliates) relating to the calculation of the applicable Earnout Payment. Within sixty (60) days after receipt by the Equityholders’ Representative of the Earnout Certificate, the Equityholders’ Representative may deliver to Parent a written notice (the “Earnout Calculation Notice”) either (i) advising Parent that the Equityholders’ Representative agrees with and accepts the Earnout Certificate or (ii) setting forth an explanation in reasonable detail of those items in the Earnout Certificate that the Equityholders’ Representative disputes and what the Equityholders’ Representative believes is the correct calculation of the Earnout Payment for the applicable Earnout Year. If the Equityholders’ Representative does not submit an Earnout Calculation Notice within the sixty (60)-day period provided herein, then the Earnout Certificate for such Earnout Year shall become final and shall not be subject to further review, challenge or adjustment, absent fraud or manifest error. Parent and its Representatives shall be entitled to review the working papers and similar materials relating to the Equityholders’ Representative’s preparation of its Earnout Calculation Notice. If Parent shall concur with the Earnout Calculation Notice, or if Parent shall not object to the Earnout Calculation Notice in a writing received by the Equityholders’ Representative within thirty (30) days after Parent’s receipt of the Earnout Calculation Notice, the calculation of the Earnout Payment set forth in the Earnout Calculation Notice shall become final and shall not be subject to further review, challenge or adjustment, absent fraud or manifest error.

(e) Dispute Resolution. In the event that the Equityholders’ Representative and Parent are unable to resolve any disputes regarding an Earnout Payment within thirty (30) days after the date of Parent’s objection to the Earnout Calculation Notice, then such disputes shall be referred to the Independent Accountant and the determination of the Independent Accountant shall be final and shall not be subject to further review, challenge or adjustment, absent fraud or manifest error. The Independent Accountant shall determine the Earnout Payment and shall be instructed by Parent and the Equityholders’ Representative to use their reasonable best efforts to reach such determination not more than thirty (30) days after such referral. Nothing herein shall be construed to authorize or permit the Independent Accountant to resolve any item in dispute by making an adjustment to the Earnout Certificate that is outside of the range for such item defined by the Earnout Certificate and the Earnout Calculation Notice. In calculating the applicable Earnout Payment, the Independent Accountant shall be limited to addressing any particular disputes referred to in the Earnout Calculation Notice. The fees and expenses of the Independent Accountant shall be paid by the prevailing party and non-prevailing party, as determined by the Independent Accountant, in inverse proportion with the extent to which the prevailing party prevails on an aggregate basis based on the relative dollar values of the amounts in dispute.

(f) Payment. If an Earnout Payment becomes due and payable in accordance with this Section 3.8, then within ten (10) Business Days following the final determination of such Earnout Payment in accordance with Section 3.8(d) or Section 3.8(e), Parent shall pay, or cause the Surviving Corporation to pay, the Earnout Payment to the Participating Holders and Company Optionholders immediately prior to the Effective Time, as follows: (A) with respect to the portion of such Earnout Payment to be paid to the Participating Holder, Parent shall pay, or cause the Surviving Corporation to pay, such portion to the Paying Agent for further distribution to each

Participating Holder based on its respective Pro Rata Portion and (B) with respect to the portion of the Earnout Payment to be paid to the Company Optionholders, Parent shall pay, or cause the Surviving Corporation to pay, such portion to the Surviving Corporation and cause the Surviving Corporation to distribute such amount to Company Optionholders through the payroll system of the Surviving Corporation no later than the first regularly scheduled payroll date of the Surviving Corporation that is at least five (5) Business Days following receipt by the Surviving Corporation of such funds. In the event any payment to the Financial Advisor becomes due and payable after the Closing pursuant to the terms of the BofA Letter, Parent may deduct and set-off such amount from such Earnout Payment and pay such amount to the Financial Advisor whereupon Parent shall have no further obligation to the Participating Holders and Company Optionholders in connection with this Section 3.8 with respect to such portion of the Earnout Payment paid to the Financial Advisor. Except for the preceding sentence and as set forth in Section 9.3(e)(i), in no event shall any Earnout Payments be subject to any reduction or set-off by Parent or a Parent Indemnitee.

(g) Parent Obligations. During the period commencing as of the Closing Date until the date on which the final Earnout Payment is finally determined in accordance with Section 3.8(d) or Section 3.8(e), as applicable (such period, the “Earnout Period”), Parent hereby agrees that the Surviving Corporation’s books and records shall be maintained in a manner sufficient for the calculation of Qualified Net Revenue, Total Net Revenue and Gross Margin for each Earnout Year and such books and records shall be made available for Equityholders’ Representative’s review until the payment of the Earnout Payment is definitively determined pursuant to this Section 3.8. If the Surviving Corporation is merged into or otherwise combined with, or all or substantially all of the assets or equity of the Surviving Corporation are sold, licensed, assigned or otherwise transferred to, another Affiliate of Parent at any time prior to the end of any Earnout Period, Parent will, or will cause such Affiliate to, maintain separate books and records for the Surviving Corporation as it existed prior to such transaction for purposes of calculating the Earnout Payments. Appropriate allocations shall be made in good faith to reflect any resources of the Surviving Corporation allocated to such other business(es). During the Earnout Period, Parent shall, and shall cause the Surviving Corporation to: (i) provide the Equityholders’ Representative with a quarterly report within thirty (30) calendar days following the end of each calendar quarter through December 31, 2030 summarizing in reasonable detail material developments and circumstances relating to the achievement of the Earnout Payment, including the Qualified Net Revenue, Total Net Revenue and Gross Margin during such period; (ii) upon reasonable advance notice and at a reasonable time following delivery of two consecutive quarterly reports, make available the relevant members of management to meet with the Equityholders’ Representative and its Representatives to discuss and respond in good faith to reasonable questions from them with respect to such consecutive quarterly reports (provided that Equityholders’ Representative and its Representatives shall only be entitled to a maximum of two such meetings within any calendar year, and only one (1) such meeting within any trailing six-month period); and (iii) not take any action with the primary purpose of avoiding, frustrating or reducing the amount of any Earnout Payment (including, for the avoidance of doubt, licensing any Company Owned Intellectual Property to any Specified Customer or any other third party expressly (in writing) entitling such Person to use such Company Owned Intellectual Property to develop, commercialize or offer products or services in direct competition with the Company Business or the Company Products or Services). Except as set forth in clauses (iii) above and Section 3.8(j), nothing set forth in Section 3.8 shall prevent Parent, the Surviving Corporation or any of their respective Affiliates from (x) controlling and operating their businesses (including the Company Business)

in their sole discretion and in the best interests or for the benefit of Parent, the Surviving Corporation, their respective Affiliates and their equityholders (e.g., leveraging and/or optimizing the resources available across the Parent, the Surviving Corporation and their respective Affiliates), or (y) conducting their businesses, including the Company Business, in accordance with their reasonable business judgment and, in connection therewith, making any decision that they determine to be commercially reasonable.

(h) Disclaimer. Notwithstanding anything in this Agreement to the contrary, including Parent’s delivery of any quarterly reports or the provision of any other updates, information, access, or accommodations to the Equityholders’ Representative pursuant to Section 3.8(g) or otherwise: (i) the quarterly reports and other information provided to the Equityholders’ Representative are for informational purposes only and shall not constitute an Earnout Certificate or an admission that any Earnout Payment is due; and (ii) each quarterly report and all information, developments, or circumstances summarized therein as provided to the Equityholders’ Representative shall not, by themselves, (A) give rise to any claim, dispute, or cause of action under this Agreement, (B) be deemed to constitute an admission of liability or an admission that any Earnout Payment is due or potentially due, or (C) create a presumption of a breach of Section 3.8(g)(iii), in each case, absent an independent showing of fraud or a breach of Section 3.8(g)(iii).

(i) Miscellaneous. The parties understand and agree that (i) the contingent rights to receive the Earnout Payments do not constitute equity or ownership interests in Parent or the Surviving Corporation and are not transferable, except: (w) to any trust for the direct or indirect benefit of an Equityholder or the immediate family of an Equityholder (for purposes of this paragraph, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin), (x) by operation of Law, including pursuant to a distribution or a domestic relations order, in connection with a divorce settlement or with respect to community property, (y) by will or other testamentary document or intestate succession upon the death of an Equityholder, and (z) to any Affiliate, stockholder, member or limited partner of an Equityholder that is not an individual; (ii) no Equityholder shall have any rights as a securityholder of Parent or the Surviving Corporation as a result of such Equityholder’s contingent right to receive Earnout Payments hereunder; and (iii) no amount of interest is payable with respect to any Earnout Payment. Parent shall not be required to recognize any purported transfer or assignment of any contingent right to receive an Earnout Payment that is made in violation of this Section 3.8(i), and any such purported transfer or assignment shall be null and void. Under applicable Tax Law, a portion of each Earnout Payment may be treated and reported as interest, including on any relevant Tax Return. The parties hereto acknowledge and agree that for U.S. federal income and other applicable state, local, non-U.S. or other Tax purposes, any Earnout Payment shall be treated as a payment pursuant to an “installment sale” within the meaning of Code Section 453(b) (or other applicable Tax Law) to the greatest extent permitted by such applicable Law. The parties agree to file (or cause to be filed) all required Tax Returns in a manner consistent with this Section 3.8(i), unless otherwise required by applicable Tax Law.

(j) Assumption of Earnout Obligations. During the Earnout Period, Parent shall not, and shall cause its Affiliates not to, consummate any transaction or series of related transactions involving (i) the sale, transfer, or other disposition of all or substantially all of the Surviving Corporation’s business or assets (whether by stock sale, merger, asset sale, or otherwise), or (ii) the sale, transfer, exclusive license, or other disposition of all or substantially all of the Company Intellectual Property (collectively, a “Subsequent Transaction”), unless: (A) as a condition precedent to the closing of any such Subsequent Transaction, the acquirer, transferee or surviving entity in such transaction (the “Successor”) is Solvent and expressly assumes all of Parent’s and the Surviving Corporation’s obligations under this Section 3.8 (including, without limitation, the obligation to make all Earnout Payments as and when they become due and payable in accordance herewith); (B) the acquirer(s) in such Subsequent Transaction are Affiliates of Parent; or (C) such Subsequent Transaction constitutes a collateral assignment for the benefit of the Parent Group’s lenders. Parent shall provide the Equityholders’ Representative with not less than thirty (30) days’ prior written notice of any proposed Subsequent Transaction.

3.9 Retention Plan. No later than thirty (30) calendar days after the Closing, Parent shall, or shall cause the Surviving Corporation or another member of the Parent Group to offer retention incentives to certain employees, independent contractors, consultants, and/or leased workers of the Company Business (including the individuals set forth on Schedule 3.9) (such individuals, the “Initial Recipients” and such incentives, the “Retention Incentives”) providing for Retention Incentives in the amount of the Retention Amount. Parent and the Company shall agree on the allocation of the Retention Incentives among the Initial Recipients prior to the Closing. If an Initial Recipient ceases to be an employee of a member of the Parent Group (including the Surviving Corporation) for any reason prior to the first anniversary of Closing, then the Retention Incentives previously allocated to such Initial Recipient and not yet utilized shall be forfeited by such Initial Recipient (without any further action by any Person) and may be reallocated to one or more other Company Employees, in Parent’s sole discretion, provided that any such reallocated amounts shall be Retention Incentives for purposes of this Agreement.

3.10 Withholding Taxes. Notwithstanding anything to the contrary contained in this Agreement, the Company, Parent, the Surviving Corporation, and any other applicable withholding agent (each of the foregoing, a “Withholding Agent”) shall be entitled to deduct and withhold from any payment payable pursuant to this ARTICLE III such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local, non-U.S. or other Tax Law; provided, that, except for any deduction or withholding in respect of amounts treated as compensation pursuant to this Agreement, any amounts withheld as a result of the applicable Equityholder failing to provide a properly completed and duly-executed IRS Form W-9 or applicable series of IRS W-8, in each case, that establishes that no Taxes are required to be withheld from payments made to that Equityholder, and any amounts withheld by reason of the Company’s failure to provide the tax certification pursuant to Section 6.11(e), prior to making any such deduction or withholding, the applicable withholding entity shall use commercially reasonable efforts to (i) provide reasonable advance notice to the recipient of the amounts subject to withholding and a reasonable opportunity for such recipient to provide forms or other documentation or evidence that would reduce or eliminate such withholding tax and (ii) reasonably cooperate with such recipient to reduce or eliminate any amounts that would otherwise be deducted or withheld to the extent permitted by applicable Tax Law. To the extent any amounts are deducted and withheld, such amounts shall be timely paid over to the appropriate Tax authority, and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3.11 Equityholders’ Representative; Power of Attorney. At the Effective Time and without further act of the Company or any Equityholder, the Equityholders’ Representative shall be irrevocably appointed as the sole and exclusive agent and attorney-in-fact for each Equityholder, for and on behalf of the Equityholders, to give and receive notices and communications, to take any and all actions, to enforce any rights, and to compromise, settle and resolve any disputes on behalf of the Equityholders pursuant to this Agreement (except with respect to matters set forth in Section 10.10, with respect to which such powers and authority are granted to Presidio as set forth therein), including in connection with the Escrow Account, the determination of the Final Merger Consideration, any release of funds from the Escrow Account in connection with this Agreement, and, with respect to Indemnifying Parties, in connection with indemnification matters under Section 9.3. Parent, Merger Sub, the Surviving Corporation, the Paying Agent and the Escrow Agent shall be entitled to rely conclusively on any action taken, decision made, consent given or instruction delivered by the Equityholders’ Representative within the scope of its authority hereunder, and shall have no duty to inquire into the authority of the Equityholders’ Representative or the propriety of any such action, decision, consent or instruction. The Person acting as Equityholders’ Representative may be changed from time to time only by approval of the Selling Investors (as defined in the Stockholders Agreement as in effect on the date hereof) upon not less than fifteen (15) calendar days’ prior written notice to Parent and the current Equityholders’ Representative; provided, that no such change shall be effective unless and until Parent has received a written instrument duly executed by the proposed successor accepting such appointment and agreeing to be bound by all terms of this Agreement applicable to the Equityholders’ Representative. No replacement or resignation of the Equityholders’ Representative shall become effective during the pendency of any unresolved matter relating to the Escrow Account, the Final Merger Consideration, any Earnout Payment, or any indemnification claim under Section 9.3, unless (i) Parent otherwise consents in writing or (ii) the successor Equityholders’ Representative has, by written instrument delivered to Parent, fully assumed responsibility for all such pending matters. Any vacancy in the position of Equityholders’ Representative may be filled only by approval of the Selling Investors (as defined in the Stockholders Agreement as in effect on the date hereof); provided, that no such vacancy shall be deemed filled unless and until the successor has executed and delivered to Parent a written acceptance of such appointment and agreement to be bound by all terms of this Agreement applicable to the Equityholders’ Representative. If any such vacancy is not filled within fifteen (15) calendar days following the occurrence thereof, Parent may petition a court of competent jurisdiction to appoint a successor Equityholders’ Representative, and all reasonable costs and expenses of Parent in connection therewith shall be borne by the Equityholders in accordance with their respective Pro Rata Portions.

3.12 Actions of the Equityholders’ Representative. A decision, act, consent or instruction of the Equityholders’ Representative (acting in its capacity as the Equityholders’ Representative) shall constitute a decision of all the Equityholders and shall be final, conclusive and binding upon each such Equityholder, and Parent, the Merger Sub, the Surviving Corporation, their respective Affiliates, the Paying Agent, and the Escrow Agent and their respective Representatives may rely upon any such decision, act, consent or instruction of the Equityholders’ Representative as being the decision, act, consent or instruction of each such Equityholder. Each of Parent, Merger Sub and the Surviving Corporation, their respective Affiliates, the Paying Agent, the Escrow Agent, and their respective Representatives are hereby relieved from any liability to any Person for any acts done by any of Parent, Merger Sub or the Surviving Corporation, their respective Affiliates, the Paying Agent, the Escrow Agent, and their respective Representatives in accordance with such decision, act, consent or instruction of the Equityholders’ Representative.

3.13 Equityholders’ Representative Expenses Consideration. All reasonable fees, costs and expenses incurred by the Equityholders’ Representative pursuant to this Agreement, including any fees, costs and expenses of any agent or advisor in fulfilling the duties of the Equityholders’ Representative as agent for the Equityholders shall be borne by the Equityholders, first from the Expense Fund, second from the Escrow Account, and third directly by the Equityholders, based on their respective Pro Rata Portion, subject to the terms and conditions of this Agreement.

3.14 Limitation on Liability of the Equityholders’ Representative.

(a) The Equityholders’ Representative shall incur no liability to any of the Equityholders with respect to any action taken, omitted to be taken, or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuinely and duly authorized, nor for any other action or inaction except for its gross negligence, willful misconduct, bad faith or fraud as may be determined in a final, non-appealable order of a court of competent jurisdiction. The Equityholders’ Representative may, in all questions arising under this Agreement, or any other agreement (including the Escrow Agreement) in connection with this Agreement, rely on the advice of counsel, accountants and other advisors, and the Equityholders’ Representative shall not be liable to any of the Equityholders for anything done, omitted or suffered in good faith by the Equityholders’ Representative based on such advice. The Equityholders’ Representative is authorized by each of the Equityholders to incur reasonable expenses on behalf of the Equityholders as reasonably necessary in acting hereunder. If the Equityholders’ Representative shall incur any Liability, loss, cost or expense in connection with acting as such that is not satisfied in full pursuant to a distribution or payment first from the Expense Fund, then from the Escrow Account, each of the Equityholders will, on the written request of the Equityholders’ Representative, reimburse the Equityholders’ Representative for its Pro Rata Portion of such unreimbursed Liability, loss, cost or expense. Without limiting the generality of the foregoing, the Equityholders’ Representative is authorized to deduct (or to cause to be deducted) from any payment or release due to any of the Equityholders from any Escrow Account pursuant to this Agreement the amount of such reimbursement. The parties hereto understand and agree that the Equityholders’ Representative is acting solely on behalf of, and as agent for, the Equityholders and not in any other capacity, and in no event shall the Equityholders’ Representative, or any of its past, present and future Affiliates, partners, members, stockholders, officers, directors, employees, agents, Representatives, successors, predecessors, assigns and controlling persons or any past, present and future Affiliates, partners, members, stockholders, officers, directors, employees, agents, Representatives, successors, predecessors, assigns and controlling persons of any of the foregoing (each, an “Equityholders’ Representative Related Person”) be liable to any of the Equityholders hereunder or under the Escrow Agreement.

(b) Expense Fund. The Expense Fund Amount shall be held by the Equityholders’ Representative in a separate, non-commingled account (the “Expense Fund”) exclusively for payment of the Equityholders’ Representative’s fees, costs and expenses pursuant to Section 3.13. The Equityholders’ Representative will hold the Expense Fund separate from its corporate funds, will not use the Expense Fund for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Any portion of the Expense Fund Amount remaining in the Expense Fund shall be disbursed to the Equityholders at such time as the Equityholders’ Representative determines to be reasonably appropriate, and such amounts shall be distributed (A) by the Paying Agent, for further distribution, with respect to the portion of the Expense Fund Amount to be paid in respect of Company Stock, to each holder of Company Stock based on their respective Pro Rata Portion and (B) to the Surviving Corporation (or its applicable Affiliate), with respect to the portion of the Expense Fund Amount to be paid in respect of Company Options, and Parent shall cause the Surviving Corporation (or its applicable Affiliate) to distribute such funds to the holders of such Company Options through the Surviving Corporation (or its applicable Affiliate) by no later than the first regularly scheduled payroll date of the Surviving Corporation that is at least two (2) Business Days following receipt by the Surviving Corporation (or its applicable Affiliate) of such funds (such payment to be net of applicable withholding Taxes).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement and as of the Closing Date that:

4.1 Organization, Standing and Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing (or the equivalent thereof, if applicable) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification required by Law, except where the failure to be so licensed, qualified or in good standing (or the equivalent thereof, if applicable) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of the A&R Charter and the A&R Bylaws, each as amended to the date of this Agreement, and the Company is not in violation of any of the provisions contained in such documents in any material respect.

4.2 Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite corporate action of the Company, subject to obtaining the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

4.3 Noncontravention.

(a) Except for: (i) the Consents, filings, declarations, registrations and notices set forth in Section 4.3(a) of the Company Disclosure Schedule; and (ii) the authorizations, consents, approvals and filings referred to in Section 4.4, no Consent of, or filing, declaration or registration with, or notice to any Governmental Authority or any other Person is required to be obtained or made by the Company for the execution and delivery by the Company of this Agreement or for the consummation by the Company of the Transactions to be consummated by it.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the A&R Charter or the A&R Bylaws or (ii) (A) assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained and the filings referred to in Section 4.4 are made, violate any Law or Order applicable to the Company, (B) with or without notice, lapse of time or both, violate or constitute a default under any of the terms, conditions or provisions of any Material Contract or accelerate or give rise to a right of termination, cancellation or acceleration of any of the Company’s obligations under any such Material Contract, except as set forth in Section 4.3(b)(ii)(B) of the Company Disclosure Schedule, or (C) result in the creation of any Lien (other than any Permitted Lien) on any material assets of the Company.

(c) The Stockholder Approval is the only vote of the holders of any class or series of capital stock or equity interests of the Company which is necessary to adopt and approve this Agreement and approve the transactions contemplated hereby.

4.4 Governmental Approvals. Except for (a) filing of the Agreement of Merger with the Secretary of State of the State of California pursuant to the CCC, (b) filings required under, and compliance with other applicable requirements of, the HSR Act, and (c) filings required under, and compliance with other applicable requirements of, any other applicable Competition Laws, no material consents, authorizations, or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.

4.5 Capitalization.

(a) The authorized capital stock of the Company consists of (i) thirty million (30,000,000) shares of Company Stock, no par value, twenty-one million three hundred thirty-two thousand nine hundred forty-two (21,332,942) of which are issued and outstanding and (ii) eight million five hundred fifty-six thousand eighty-two (8,556,082) shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding. As of the date hereof, no shares of

Company Stock are held by the Company in its treasury, and three million six hundred fifty thousand eight hundred ninety-nine (3,650,899) shares of Company Stock are reserved for issuance pursuant to outstanding Company Options under the Company Stock Plan (of which two million seven hundred ninety-nine thousand four hundred fifty (2,799,450) shares of Company Stock were subject to outstanding Company Options).

(b) Section 4.5(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a list of all holders of outstanding (i) Company Stock and (ii) Company Options under the Company Stock Plan. With respect to each Company Option, Section 4.5(b) of the Company Disclosure Schedule fully and accurately sets forth (i) the name of the holder, (ii) the date of grant, (iii) the number of shares of Company Stock subject thereto, (iv) the per share exercise price, (v) the vesting schedule (including any acceleration provisions) and the portion vested and unvested, (vi) whether such Company Option is intended to be an “incentive stock option” as defined in Section 422 of the Code and (vii) the expiration date. Each grant of a Company Option has been authorized by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents. Each award agreement governing the grant of a Company Option was duly executed and delivered by each party thereto and is in full force and effect. Each grant of a Company Option was made in accordance with the terms of the Company Stock Plan and all applicable legal requirements. Each Company Option has an exercise price that equals or exceeds the fair market value of a share of the Company Stock as of the date of grant of such Company Option (and as of any later modification thereof within the meaning of Section 409A of the Code) within the meaning of Section 409A of the Code and within the meaning of Section 422 of the Code with respect to any Company Option that is intended to be an incentive stock option within the meaning of Section 422 of the Code. The treatment of the Company Options in accordance with Section 3.1(b) is permitted under the Company Stock Plan, all Contracts applicable to such Company Options, and all applicable Laws.

(c) Except (x) for the Company Stock and the Company Options set forth on Section 4.5(b) of the Company Disclosure Schedule and (y) as set forth on Section 4.5(c)of the Company Disclosure Schedule, as of the date hereof, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, stock appreciation rights, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal, phantom stock or similar rights with respect to the capital stock of the Company or other commitments or agreements to acquire from the Company, or that obligate the Company to issue or register, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Securities”). Except for the Stockholders Agreement, there are no outstanding agreements of any kind which obligate the Company to repurchase, redeem or otherwise acquire any Securities, or obligate the Company to grant, extend or enter into any such agreements. All outstanding shares of Company Stock have been duly authorized and validly issued in compliance with applicable federal and state securities Laws and are fully paid and nonassessable. All outstanding shares of Company Stock are held in uncertificated, book-entry form on the books and records of Carta, Inc. No shares of Company Stock have been issued in violation of any Contract to which the Company, any Equityholder or any other Person was a party, or in violation of any warrants or options.

4.6 No Subsidiaries. The Company does not have any Subsidiaries. The Company does not own or hold the right to acquire (contingent or otherwise) any stock, partnership interest, joint venture interest, or other equity ownership interest in any other Person.

4.7 Financial Statements; Undisclosed Liabilities.

(a) Section 4.7(a) of the Company Disclosure Schedule sets forth (i) the audited balance sheets of the Company as of December 31, 2023, December 31, 2024 and December 31, 2025 and the related audited statements of operations, changes in stockholders’ deficit and cash flows for the applicable year then ended (the “Audited Statements”), and (ii) the unaudited balance sheet of the Company as of March 31, 2026 (the “Latest Balance Sheet” and such date, the “Latest Balance Sheet Date”) and the related unaudited statements of operations for the three (3)-month period then ended (together with the Audited Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP consistently applied during the periods involved. The Financial Statements present fairly, in all material respects, the financial position, results of operations, cash flows and the assets, liabilities, revenues, expenses and stockholders’ equity of the Company at the dates, and for the periods, presented therein (except (x) as otherwise disclosed in the notes therein, (y) in the case of the unaudited statements, subject to changes resulting from audit, normal year-end audit adjustments and to the absence of certain footnotes and to the inclusion of any explanatory note, and (z) in the case of the Latest Balance Sheet, for the absence of a cash flow statement and statement of changes in stockholders’ equity). The Financial Statements are in accord with the corporate books and records of the Company.

(b) The Company has established and maintained a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as reasonably necessary to permit preparation of financial statements, including the Financial Statements, in conformity with GAAP. To the Company’s Knowledge, there are no significant deficiencies or material weaknesses in the design or operation of internal controls of the Company that adversely and materially affect the ability of the Company to record, process, summarize or report financial information. The Company has not received any material written complaint or allegation regarding deficient accounting practices, procedures or methods of the Company or its internal accounting controls.

(c) The Company does not have any Liabilities which would be required to be reflected or reserved against on a balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against on the face of the Latest Balance Sheet, (ii) incurred after the Latest Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise in connection with the transactions contemplated hereby, or (iv) as set forth on Section 4.7(c) of the Company Disclosure Schedule.

(d) Section 4.7(d) of the Company Disclosure Schedule sets forth a complete and correct list of all Indebtedness of the Company as of the date of this Agreement, identifying the creditor (including name and address), the type of instrument under which the Indebtedness is owed and the amount of the Indebtedness as of the open of business on the date of this Agreement. No Indebtedness of the Company contains any restriction upon: (i) the prepayment of any of such Indebtedness; (ii) the incurrence of Indebtedness by the Company; or (iii) the ability of the Company to grant any Lien on its properties or assets. With respect to each item of Indebtedness of the Company, the Company is not in breach or default and no payments are past due. The Company has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn. The consummation of the Transactions will not cause a default, breach or an acceleration, automatic or otherwise, of any conditions, covenants or any other terms of any item of Indebtedness of the Company (other than Repaid Indebtedness to be paid off at the Closing in accordance with Section 3.5).

4.8 Absence of Certain Changes. Except as set forth in Section 4.8 of the Company Disclosure Schedule, since December 31, 2025 (i) except for the transactions contemplated hereby, the business of the Company has been conducted in all material respects, in the ordinary course of business, (ii) there has not been any effect, event, change, occurrence or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) the Company has not taken any of the following actions:

(a) issued or sold any stock or other securities or any options, warrants or other rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of options, warrants or other convertible securities and with respect to awards granted under the Company Stock Plan in the ordinary course of business);

(b) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c) created, incurred or assumed any Indebtedness (including obligations in respect of capital leases); assumed, guaranteed, endorsed or otherwise became liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or made any loans, advances or capital contributions to, or investments in, any other person or entity, except, under $100,000 in each case and in the aggregate under $250,000;

(d) (i) entered into, adopted, terminated or amended any Company Plan, (ii) increased the compensation of any Company Employee, officer, director, independent contractor, or other service provider of the Company, (iii) hired or terminated the employment of any new Company Employee, officers, independent contractor, or other service provider of the Company, other than in the ordinary course of business, (iv) taken any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to or to forgive the indebtedness of any Company Employee, officer, director, independent contractor or other service provider, (v) waived, released or limited in any material respect any restrictive covenant obligation of any Company Employee, officer, director, independent contractor or other service provider of the Company, (vi) entered into, modified, or extended any collective bargaining agreement or recognized any labor union, works council, labor organization or group of employees as the bargaining representative for employees of the Company, or (vii) incurred or suffered any material labor dispute or disturbance;

(e) (i) amended any Tax Return; (ii) adopted or changed any method of Tax accounting; (iii) prepared or took any position on any Tax Return in a manner inconsistent with past practice; (iv) made any Tax election inconsistent with past practice; (v) changed or rescinded any Tax election; (vi) settled or compromised any U.S. federal, state, local, non-U.S. or other Tax liability or assessment; (vii) agreed to, obtained or provided any extension or waiver of the statute of limitations for or with respect to the assessment of any Tax or deficiency (other than solely as a result of obtaining and using any extensions of time to file Tax Returns that are automatically granted and that were obtained in the ordinary course of business); (viii) entered into any closing agreement; (ix) surrendered any right to claim a Tax refund; (x) made or initiated any “voluntary disclosure” or similar proceeding with respect to any Tax matter; (xi) entered into any Tax sharing, allocation, or indemnification agreement (other than any such agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes); (xii) requested a ruling from any Governmental Authority with respect to Taxes; (xiii) incurred any Liability for Taxes outside the ordinary course of business; or (xiv) failed to pay any Tax that becomes due and payable (including any estimated Tax payments);

(f) acquired, sold, leased, licensed or disposed of any material assets or property (including any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof) of more than $250,000, other than purchases and sales of assets in the ordinary course of business;

(g) mortgaged or pledged any of its property or assets or subject any such property or assets to any security interest;

(h) amended its charter, bylaws or other organizational documents in a manner that could have an adverse effect on the transactions contemplated by this Agreement;

(i) changed its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP or applicable Law;

(j) made or committed to make any capital expenditure of more than $1,000,000, other than in the ordinary course of business or as otherwise set forth in the Company’s annual budget;

(k) instituted or settled any material Action, or amended, terminated, canceled, or compromised any material claims of the Company, or waived any substantial right of the Company;

(l) suffered any material damage, casualty, or loss with respect to the assets of the Company, in excess of $250,000 in the aggregate, other than those not fully covered by insurance; or

(m) agreed to take any of the foregoing actions.

4.9 Legal Proceedings. Except as set forth in Section 4.9 of the Company Disclosure Schedule, (a) there is no, and since the Lookback Date there has been no, material Action pending, or to the Company’s Knowledge, threatened: (i) against the Company or to the Company’s Knowledge, pending or threatened against any of the Company’s officers, directors or Company Employees in their capacities as such, including with respect to the Company’s business or any of the assets owned or used by the Company, or (ii) against the Company that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions; (b) to the Company’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any such material Action; (c) there is no Order in which the Company, or any of the assets owned or used by the Company, is subject; and (d) to the Company’s Knowledge, no officer or other employee of the Company is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company Business.

4.10 Compliance With Laws; Permits. The Company (a) is, and since the Lookback Date has been, in compliance, in all material respects, with all Laws applicable to the Company, and (b) holds all material Permits required by Law for the lawful conduct of its business. Section 4.10 of the Company Disclosure Schedule sets forth a list of all material Permits issued to or held by the Company. The Company has not received any written notice of any actual or possible violation of Law or any Permit or any failure to comply with any term or requirement of any Permit, and, to the Company’s Knowledge, no suspension or cancellation of such Permit is threatened. None of the representations and warranties contained in this Section 4.10 shall be deemed to relate to executive compensation and employee benefits related matters (which are governed by Section 4.15), labor matters (which are governed by Section 4.16), Tax matters (which are governed by Section 4.17) or environmental matters (which are governed by Section 4.20).

4.11 Material Contracts.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a list of all of the following Contracts to which the Company is a party as of the date of this Agreement (excluding any Company Plans) (the “Material Contracts”):

(i) any material lease or lease of personal property from or to third parties providing for lease payments in excess of $250,000 per annum and any Contract for Leased Real Property;

(ii) any agreement (or group of related agreements) under which the Company has created, incurred, assumed or guaranteed any outstanding Indebtedness in excess of $250,000 per annum;

(iii) any agreement for the disposition of any significant portion of the assets or business of the Company (other than sales of products in the ordinary course of business) or any agreement for the acquisition of any significant portion of the assets or business of any other entity (other than purchases of inventory or components in the ordinary course of business), in any case;

(iv) any Company IP Contract;

(v) Contract or group of related Contracts that provide for the receipt of or payment by the Company of more than $250,000 annually;

(vi) any Contracts with any Top Customers and Top Suppliers, other than Top Customer and Supplier Orders involving payments to or by the Company of less than $250,000;

(vii) Contract with any Governmental Authority;

(viii) Contracts relating to the acquisition or disposition of any material business, stock or assets that have purchase price payments or adjustments, “earn-outs”, indemnification, non-competition, non-solicitation, exclusivity or similar obligations to the foregoing that are still in effect;

(ix) any agreement that is a material settlement, conciliation, or similar agreement that imposes any monetary obligation in excess of $250,000 or other material obligations upon the Company after the date of this Agreement;

(x) management, employment, consulting, employee leasing or similar Contract, providing for fixed compensation in excess of $200,000 per annum, or any Contract providing for any retention or Change of Control Payment;

(xi) Contract where the Company has (A) granted manufacturing rights, (B) granted “most favored nation” pricing provisions, (C) granted marketing or distribution rights relating to any products or territory, (D) agreed to purchase a minimum quantity of goods or services or agreed to purchase goods or services exclusively form a certain Person, or (E) agreed to sell or provide a minimum quantity of goods or services or to sell or provide goods or services exclusively to a certain Person;

(xii) Contract containing a covenant limiting or restricting, or purporting to limit or restrict, the ability of the Company from engaging in any line of business in any geographic area or competing with any Person or business or otherwise containing any exclusivity provision, stand-still provision or covenant prohibiting or limiting competition or provision limiting or restricting or purporting to limit or restrict in any manner the ability of the Company to solicit, hire or employ any Person or to sell or purchase from any Person;

(xiii) currency exchange, commodities, or other hedging arrangement;

(xiv) Contract creating or governing a partnership, joint venture, limited liability company, strategic alliance or sharing of profits or proprietary information other than the Company’s governing documents;

(xv) any power of attorney; and

(xvi) Contracts for the employment or engagement of any officer, individual employee, independent contractor, consultant or other Person on a full-time, part-time,

consulting, independent contractor or other basis or agreement providing severance or other termination payments (including notice of more than 30 days) or Change of Control Payment or relating to loans to officers, directors, managers, or employees.

(b) Each Material Contract and each Top Customer and Supplier Order is valid and binding on the Company in accordance with its terms, to the extent the Company is a party thereto, and, to the Knowledge of the Company, each other party thereto, in accordance with its terms. With respect to each Material Contract and each Top Customer and Supplier Order, (i) the Company, and, to the Company’s Knowledge, each other party to each Material Contract, is in material compliance with all applicable terms and requirements thereof and (ii) the Company has not given to or received from any other Person any written notice or other written communication, or to the Company’s Knowledge, oral communication, regarding any actual or alleged violation or breach of, or default under, or lapse or termination of or intent to terminate any Material Contract or, as applicable, Top Customer and Supplier Order.

4.12 Intellectual Property.

(a) Section 4.12(a)(i) of the Company Disclosure Schedule sets forth an accurate and complete list of all Company Registrations. All Company Registrations that are registered are valid, subsisting and enforceable. With respect to each item of Company Registrations, all necessary filing, examination, registration, maintenance, renewal and other fees have been paid, and all necessary documents and certificates have been filed with all relevant Registration Offices for the purposes of maintaining such Company Registrations, in each case in accordance with all Law. Except as set forth on Section 4.12(a)(ii) of the Company Disclosure Schedule, with respect to all Patent Rights, Copyrights, Trademarks and domain names included in the Company Registrations, each such item has not lapsed, expired or been abandoned. With respect to any such Trademarks, the Company has taken commercially reasonable measures and precautions necessary to protect and maintain such Trademarks and the value of and goodwill associated with such Trademarks, including but not limited to regular use of the Trademarks.

(b) The Company is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of all Liens (except for Permitted Liens). No third party has any ownership interest or co-ownership claim in any material Company Owned Intellectual Property.

(c) Neither the conduct of the Company’s business nor any Company Product or Service infringes, misappropriates or otherwise violates any Intellectual Property right of any third party. The Company has not received any written notice alleging any such infringement, misappropriation, or violation since the Lookback Date, and there is no pending, or threatened in writing, claim, action, or proceeding asserting any of the foregoing.

(d) To the Knowledge of the Company, no third Person is infringing, violating, or misappropriating any of the material Company Owned Intellectual Property.

(e) The Company has taken commercially reasonable measures intended to protect the proprietary nature of each item of material Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information included therein. No written complaint alleging an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of the Company, threatened against the Company. Except as set forth on Section 4.12(e) of the Company Disclosure Schedule, no Proprietary Information included in the Company Owned Intellectual Property has been authorized to be disclosed or, to the Knowledge of the Company, has been actually disclosed to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such Proprietary Information or where such Person was otherwise subject to a duty of confidentiality. Each current and former employee, contractor, director, and consultant of the Company that has been involved in the authorship, invention, creation, conception or other development of any Company Intellectual Property for the Company has entered into an enforceable written non-disclosure and invention assignment Contract with the Company that effectively and validly assigns to the Company all Intellectual Property rights authored, invented, created, conceived, or otherwise developed by such employee, independent contractor, director, or consultant in the scope of his, her or its employment or engagement with the Company (an “Invention Assignment Agreement”) in a form made available to Parent prior to the date of this Agreement. Except as set forth on Section 4.12(e) of the Company Disclosure Schedule, no current or former employee, independent contractor, director, manager or consultant of the Company has (i) excluded any Technology or Intellectual Property authored, invented, created, conceived, or otherwise developed prior to his or her or its employment or engagement with the Company from his or her or its assignment of inventions pursuant to such Person’s Invention Assignment Agreement, (ii) failed to affirmatively indicate in such Invention Assignment Agreement that no Technology or Intellectual Property authored, invented, created, conceived, or otherwise developed by him or her or it prior to his or her or its employment or engagement with the Company exists, (iii) alleged in writing, to the Company or, to the Knowledge of the Company, to any third Person, ownership or other exclusive rights by such employee, independent contractor, director, or consultant, in any Technology or Intellectual Property authored, invented, created, conceived or otherwise developed by such employee, independent contractor, director, or consultant in the scope of his, her or its employment or engagement with the Company or (iv) failed to obtain such Person’s agreement to assist the Company with securing all moral rights held by such employee, independent contractor, or director, in any Technology or Intellectual Property authored, invented, created, conceived or otherwise developed by such employee, independent contractor, or director, in the scope of his, her or its employment or engagement with the Company in favor of the Company. No remuneration of any kind is due to any current or former employee, independent contractor, director, and consultant of any of the Company that has been involved in the authorship, invention, creation, conception or other development of any Company Intellectual Property, in relation to the assignment or exploitation of any Company Intellectual Property, other than the remuneration expressly provided for in the given Invention Assignment Agreement or other agreement governing the creation of such Company Intellectual Property set forth on Section 4.12(e) of the Company Disclosure Schedule. Without limiting the foregoing, all rights in, to and under all Company Intellectual Property created by the Company’s founders for or on behalf of the Company (or the Company’s business) prior to their commencement of employment with the Company have been duly and validly assigned to the Company.

(f) The Company requires each employee, individual consultant and individual independent contractor involved in the creation of material Intellectual Property for the Company to execute a proprietary information, confidentiality and invention assignment agreement substantially in the forms provided to Parent, and all current and former employees, consultants and independent contractors of the Company. No government funding and no facilities of any university, college, or other educational institution or research center were used in the development of any Company Owned Intellectual Property or otherwise made available to the Company for any other purpose, and no Governmental Authority or any university, college, other educational institution or research center owns, purports to own, has any other rights in or to (including through any license), or has any option to obtain any rights in or to, any Company Owned Intellectual Property. No (i) Company Employee who has been involved in the creation or development of any Intellectual Property for the Company, or has had access to such Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such Company Employee was also performing services for the Company; and (ii) to the Knowledge of the Company, no independent contractor or consultant of the Company who has been involved in the creation or development of any Intellectual Property for the Company, or has had access to such Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such independent contractor or consultant of the Company was also performing services for the Company.

(g) Without limiting the foregoing, there are no current or contingent usage rights, march-in rights, manufacturing restrictions or other rights of any Governmental Authority in or to any Company Intellectual Property, or, to the Knowledge of the Company, in or to any other Intellectual Property that is either used by or for the Company or that is otherwise necessary to conduct the business of the Company as currently conducted and currently contemplated to be conducted (including the conduct of the Company Business, and the delivery of Company Products or Services).

(h) Section 4.12(h) of the Company Disclosure Schedule sets forth a list (by name and version number), as of the date hereof, of each of the current commercial products and services designed, developed, produced, manufactured, assembled, sold, leased, licensed, marketed, distributed or otherwise made commercially available by the Company that are material to the Company Business and each product and service currently under development material to the Company Business (each a “Company Product or Service,” and collectively, the “Company Products or Services”). The Company has the valid right or license to the Company Intellectual Property used in any Company Product or Services or otherwise in the conduct of the Company Business. Neither the operation of the Company Business nor the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Company Product or Service currently used infringes or misappropriates any Intellectual Property right of any other party. To the Knowledge of the Company, the use, development, manufacture, marketing, license, sale distribution or furnishing of any Company Product or Service currently under development by the Company does not infringe or misappropriate any Intellectual Property rights of any other party. There is no pending, or, to the Knowledge of the Company, threatened, claim or litigation contesting the validity, ownership or right of the Company to use, develop, make, market, license, sell, distribute or furnish any Company Product or Service, nor has the Company received any written notice asserting that any Company Product or Service or the use, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition thereof conflicts with or infringes the rights of any other party. The Company has not received any written notice from any third party alleging it is infringing, or requesting on an unsolicited basis that it enter into a license under, any third party patents. None of the Company Owned Intellectual Property or

Company Products or Services of the Company or its Subsidiaries is subject to any proceeding or outstanding order or stipulation by or before any court of competent jurisdiction or Governmental Authority that restricts in any material manner the use, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Company or its Subsidiaries of any Company Owned Intellectual Property or any Company Product or Service. The foregoing does not apply to office actions in the ordinary course of prosecution before the USPTO or any other Governmental Authority or registrar, domestic or foreign.

(i) Section 4.12(h) of the Company Disclosure Schedule contains, as of the date hereof (i) a list of all Contracts pursuant to which a third party has licensed or granted a covenant not to sue or immunity from suit or other right to use or register any right to the Company in any material Intellectual Property, other than non-disclosure and confidentiality agreements, Open Source Licenses, and any licenses for commercially available, off-the-shelf Software (including Software used by third parties to provide services through software as a service (SaaS) arrangements) (“Company In-Licenses”); (ii) Contracts where, since the Lookback Date, the Company has commissioned a third party to develop any Intellectual Property that is material to the Company Business, other than written Contracts with employees, consultants or independent contractors entered into in the ordinary course of business to develop Intellectual Property specifically for the Company; and (iii) a list of all Contracts pursuant to which the Company and a third party have each licensed or granted substantially portfolio-wide rights in their respective Patent Rights or other Intellectual Property to one another (excluding licenses granted in the ordinary course of business by a customer to the Company with respect to derivative works, improvements or modifications made by such third party to, or any implementations by such third party of, any Company Product or Service or any Technology provided to such third party by the Company) (the items in (iii), “Company IP Cross-Licenses”). None of the Company IP Cross-Licenses (i) includes sublicense rights that extend to third parties other than the direct counterparty; (ii) contains change-of-control provisions that would modify, terminate, or trigger additional obligations as a result of the Merger; or (iii) restricts the Company’s or, following the Closing, the Surviving Corporation’s right to enforce Company Owned Intellectual Property against any Person other than the counterparty to such Company IP Cross-License.

(j) Section 4.12(j) of the Company Disclosure Schedule contains a list of all material written Contracts pursuant to which the Company has granted any third party any rights, licenses, immunities or authorizations to use or otherwise exploit any Company Owned Intellectual Property, except for (i) Company Ordinary Course Licenses, (ii) Company IP Cross-Licenses and (iii) Contracts under which the license or grant of rights in Intellectual Property is merely incidental to the primary subject matter thereof (the “Company Out-Licenses,” and together with the Company In-Licenses and Company IP Cross-Licenses, the “Company IP Contracts”).

(k) Section 4.12(j) of the Company Disclosure Schedule identifies all Open Source Software that, to the Knowledge of the Company, is incorporated into any Company Product or Service (excluding any Open Source Software that may be incorporated into third-party software or components). No Company Product or Service incorporates any Open Source Software in a manner that would: (i) require the disclosure or distribution of any proprietary Source Code included in the Company Owned Intellectual Property; (ii) require the licensing of any Company Owned Intellectual Property under an Open Source License; or (iii) otherwise restrict Parent’s ability to exploit the Company Owned Intellectual Property on a proprietary basis. The

Company has complied in all material respects with the terms of all Open Source Licenses applicable to Open Source Software incorporated by the Company into any Company Owned Intellectual Property, Company Product or Service.

(l) All Company Products or Services (excluding those in development) conform in all material respects to their applicable published product specifications, product user guides, and their respective packaging and labeling, and the Company does not have any material Liability (and, to the Knowledge of the Company, there is no particular basis to expect any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any material Liability) relating to any failure to so conform. The Company has made available to Parent the opportunity to review all test plans and test results in Company’s possession that relate to the testing of the Company Products or Services and existing specifications for Company Products or Services currently under development by the Company. The Company has a policy and procedure for tracking material bugs, errors and defects of which it becomes aware in any Company Products or Services, and maintains a database covering the foregoing. For all Software used by the Company in providing Company Products or Services, or in developing or making available any of the Company Products or Services, the Company has implemented any and all material security patches or upgrades that, to the Knowledge of the Company, are generally available for that Software.

(m) Except as set forth on Section 4.12(m) of the Disclosure Schedule, the Company has not entered into any Contract, and, to the Knowledge of the Company, is not subject to any Order, restricting or limiting it from engaging in any line of business or from developing, using, making, selling, or offering for sale any product, service or technology or from hiring or soliciting potential employees or contractors. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or any of its Affiliates by operation of Law or otherwise of any Intellectual Property licenses to which the Company is a party, will result in: (i) Parent, the Company or any of their respective Affiliates granting to any third Person any right to or with respect to any Intellectual Property rights owned by, or licensed to any of them or being required to provide any source code to any third Person, (ii) Parent, the Company or any of their respective Affiliates being bound by, or subject to, any non-compete or other restriction on its freedom to engage in, participate in, operate or compete in any line of business, or (iii) Parent, the Company or any of their respective Affiliates being obligated to pay any royalties or other license fees with respect to Intellectual Property rights of any third Person in excess of those payable by the Company as a result of any provision in any Contract that is triggered by the execution of this Agreement or the consummation of the transactions contemplated hereby.

4.13 Privacy and Data Protection.

(a) Except as set forth in Section 4.13 of the Company Disclosure Schedule, the Company has, during the prior six (6) years, in all material respects, complied with all applicable Privacy Laws. The Company has obtained, and currently maintains, all consents, authorizations, and opt-ins required under applicable Privacy Laws for the collection and processing of Personal Data in the manner in which the Company currently processes such data. The Company has not received any written notice, complaint, or inquiry from any Governmental Authority, data subject, or third party alleging any material violation of any Privacy Law.

(b) To the Knowledge of the Company, no Security Incident has occurred since the Company’s inception. To the Company’s Knowledge, no unauthorized access to or acquisition of Personal Data under the Company’s custody or control has occurred that has not been detected, investigated, and resolved in compliance with applicable Privacy Laws. There is no pending or, to the Knowledge of the Company, threatened Action against the Company relating to any Security Incident or alleged material violation of any Privacy Law.

(c) The Company is not subject to any outstanding consent decree, order, judgment, or settlement agreement with any Governmental Authority relating to any Privacy Law or Security Incident.

(d) The Company has implemented appropriate legal mechanisms for all cross-border transfers of Personal Data, including, where required, Standard Contractual Clauses approved by the European Commission or other equivalent transfer mechanisms. The Company has entered into written data processing agreements with all third-party processors of Personal Data consistent with applicable Privacy Law requirements. The Company maintains a Record of Processing Activities as required by applicable Privacy Laws.

(e) The Company has complied with all data subject rights requests (including requests for access, deletion, portability, correction, and opt-out of sale or sharing) in compliance with all applicable Privacy Laws, within the timeframes required by such laws. No data subject rights request is pending and unresolved as of the date hereof.

(f) Except as set forth in Section 4.13 of the Company Disclosure Schedule, the Company has implemented, and currently adheres to, data retention practices that limit the retention of Personal Data to the minimum period necessary for the purposes for which such data was collected and processed. The Company does not collect Personal Data beyond what is reasonably necessary for the identified processing purposes.

(g) Except as set forth in Section 4.13 of the Company Disclosure Schedule, the Company has entered into written agreements with all third-party vendors, service providers, and contractors that access, process, store, or transmit Personal Data or have access to the Company’s Internal Systems, which agreements require such third parties to: (i) implement and maintain reasonable and appropriate security measures to protect Personal Data and Company confidential information; (ii) use Personal Data only for the purposes specified by the Company; (iii) notify the Company promptly discovering any Security Incident; and (iv) comply with all applicable Privacy Laws. Section 4.13(g) of the Company Disclosure Schedule lists all such third-party vendors.

4.14 Information Technology Systems.

(a) Except as set forth in Section 4.14 of the Company Disclosure Schedule, the Company has implemented and currently maintains an information security program that: (i) complies with all applicable Privacy Laws; (ii) is consistent with recognized industry security frameworks (including, at a minimum, NIST CSF); (iii) includes, at a minimum, the following technical and organizational measures: (A) encryption of Personal Data at rest and in transit using industry-standard protocols; (B) multi-factor authentication for all privileged access to systems containing Personal Data; (C) regular vulnerability assessments and penetration testing (no less than annually); (D) endpoint detection and response capabilities; (E) documented incident response and business continuity plans; and (F) employee security awareness training (no less than annually). The Company has provided to Parent complete copies of its most recent penetration test results, vulnerability assessments, and SOC reports, if any.

(b) The Company has, in all material respects, implemented commercially reasonable measures, consistent with industry practices for companies of comparable size and operations, designed to maintain the security of the Internal Systems.

(c) To the Knowledge of the Company, since the Lookback Date, there has been no unplanned material disruption or failure of any Internal Systems that has resulted in a material adverse effect on the operations of the business of the Company.

4.15 Employee Benefits Matters.

(a) Section 4.15(a) of the Company Disclosure Schedule lists each “Company Plan.” For purposes of this Agreement, a “Company Plan” is each “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA) and all bonus, incentive, retention, nonqualified deferred compensation, severance, change in control, vacation, accident, disability, health, welfare, cafeteria, equity or equity-based, fringe benefit or other material compensation or benefit plans, programs, policies, arrangements or agreements that are maintained, sponsored, contributed to or required to be contributed to by the Company for the benefit of the Company Employees or for which the Company has or could reasonably be expected to have any liability either directly or through an ERISA Affiliate, in each case whether written or unwritten.

(b) With respect to each Company Plan, the Company has made available to Parent a true, complete and correct copy of, as applicable (i) such Company Plan (or, if not written, a written summary of its material terms) and the most recent summary plan description related to such Company Plan and all summaries of material modification thereto, (ii) each current trust agreement or other funding arrangement relating to such Company Plan, (iii) the three (3) most recent annual reports (Form 5500) filed with the IRS with respect to such Company Plan, (iv) the most recent actuarial report or financial statement relating to such Company Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS, (vi) the non-discrimination testing results for the past three (3) plan years, and (vii) any material correspondence with any Governmental Authority.

(c) Each Company Plan has been established, maintained, funded and administered in compliance in all material respects with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws. There are no pending or, to the Knowledge of the Company, threatened Actions (other than claims for benefits in the ordinary course) with respect to any Company Plan.

(d) There has been no non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) or, to the Company’s Knowledge, breach of fiduciary duty (as determined under ERISA) with respect to any Company Plan, or any other failure to act or comply in connection with the administration or investment of the assets of any

Company Plan. No fact or circumstance exists with respect to any Company Plan that could reasonably be expected to subject the Company or, with respect to any period on or after the Closing, Parent or the Surviving Corporation or any of their Affiliates, to any civil action or penalty under Section 502 of ERISA or to tax or penalty under Sections 4972-4980H of the Code. Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon an opinion or advisory letter from the Internal Revenue Service, and, there are no circumstances that would reasonably be expected to result in the loss or revocation of the qualified status of any such Company Plan.

(e) No Company Plan is, and neither the Company nor any ERISA Affiliate has ever maintained, sponsored, contributed to, or had any obligation to contribute to, or had any obligation or Liability within the last six (6) years under or with respect to (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a multiple employer plan (as described in Section 413(c) of the Code or Section 210 of ERISA), (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Plan provides post-retirement or post-termination health or life insurance or similar benefits (except for continuation coverage required under Section 4980B of the Code or other similar state law) (collectively, “COBRA”) for which the covered individual pays the full cost of coverage, and neither the Company nor any ERISA Affiliate has ever promised to provide any such benefits.

(f) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with another event, will (i) entitle any Company Employee to any payment or accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any Company Employee or (ii) result in the payment of any amount that would reasonably be expected to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g) The Company has, for purposes of each Company Plan, correctly classified those individuals performing services for the Company as common law employees, leased workers, or independent contractors of the Company. No individual employed or engaged by the Company has been improperly excluded from any Company Plan.

(h) The Company and each ERISA Affiliate have complied, and are in compliance with, the requirements of COBRA. The obligations of all Company Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. The Company and each ERISA Affiliate are, and during all relevant times have been, in compliance in all material respects with the applicable requirements of (i) the Health Insurance Portability and Accountability Act of 1996, and the Laws (including the proposed regulations) thereunder, and (ii) the Patient Protection and Affordable Care Act of 2010, and all rules and official guidance promulgated thereunder, and no circumstance exists or event has occurred, which could reasonably be expected to result in a material violation of, or material penalty or Liability under, any of the foregoing.

(i) With respect to each Company Plan, all benefits, payments, premiums, contributions, reimbursements and accruals for all periods ending on or prior to the Closing Date shall have been timely made or accrued on the Latest Balance Sheet in accordance with the terms of such Company Plan, the terms of all applicable Laws and GAAP, and there is no unfunded Liability with respect thereto which is not reflected on the Latest Balance Sheet. No Company Plan has been the subject of an examination or audit by a Governmental Authority. None of the assets of the Company or any Company Plan is subject to any Lien under ERISA or the Code and no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company to a Tax under Section 4971 of the Code. No Company Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(j) Each plan, program, agreement or arrangement of the Company that is or forms part of a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d) of the Code) has been administered, documented and maintained in material compliance in accordance with Section 409A of the Code and the rules and regulations promulgated thereunder, such that no Tax, interest or penalty is or has been due and owing in respect of such arrangement failing to be in compliance therewith. The Company does not have any “gross-up” or indemnity obligations for Taxes imposed under Section 4999 or 409A of the Code.

(k) Neither the Company nor any ERISA Affiliate maintains any employee benefit plan or arrangement that is governed by or subject to the laws of any government outside of the United States.

(l) Each Company Plan can be amended or terminated by the Company at any time (whether before or after the Closing Date) without any Liability, obligation, or damages (other than routine administrative charges).

4.16 Labor Matters.

(a) Section 4.16(a)(i) of the Company Disclosure Schedule accurately lists all current employees of the Company, and for each such employee, his or her: (i) job position or title, (ii) annualized base salary or hourly wage (as applicable), (iii) annual commission opportunity or bonus potential, (iv) classification as full-time, part-time, temporary or seasonal, (v) classification as exempt or non-exempt under applicable state, federal or foreign overtime regulations, (vi) accrued but unused vacation, (vii) visa type (if any), (viii) commencement date of employment with the Company, (ix) work location, (x) severance entitlements, if any, (xi) leave status (including anticipated return to work date), and (xii) the total amount of Change of Control Payments to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby. Section 4.16(a)(ii) of the Company Disclosure Schedule accurately lists all independent contractors, consultants, and leased workers of the Company, and for each such individual, his or her: (A) terms of compensation, (B) fee or compensation arrangements, (C) commencement date with the Company, (D) service location; (E) description of services provided; (F) notice required to terminate the relationship, and (G) whether engaged directly or through a third Person. During the ninety (90) days prior to the date hereof, no employee or independent contractor of the Company provided the Company with written notice of its intention to terminate his or her employment or service with the Company.

(b) The Company has correctly classified and paid employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and other applicable Laws. All employees of the Company are, and have been since their respective start of employment by the Company, legally permitted to be employed by the Company or such Subsidiary in the jurisdiction in which such employee is employed in their current job capacities for the maximum period permitted by Law. All independent contractors providing services to the Company have been properly classified and paid as independent contractors for purposes of federal and applicable state Tax Laws, Laws applicable to employee benefits and other Laws. Except as set forth on Section 4.16(b) of the Company Disclosure Schedule, the Company does not have any employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of confidential information or assignment of inventions).

(c) The Company and each of its ERISA Affiliates: (i) are, and at all times have been, in compliance in all material respects with all Laws respecting employment, including temporary employment, employment practices, terms and conditions of employment, discrimination, harassment, retaliation, employee safety and wages and hours, overtime pay, payroll documents, equal opportunity, immigration compliance, occupational health and safety, termination or discharge, plant closing and mass layoff requirements, affirmative action, workers’ compensation, disability, unemployment compensation, whistleblower laws, collective bargaining, the proper classification and treatment of employees as exempt or non-exempt and the proper classification and treatment of independent contractors, health care continuation requirements of COBRA, the requirements of the Family and Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and any similar provisions of state Law or non-U.S. Law as applicable, (ii) have withheld, paid and reported all amounts required by Law or by Contract to be withheld, paid and reported with respect to compensation, wages, salaries and other payments to employees or independent contractors of the Company, (iii) are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any Law, and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or any other applicable social insurance, or other benefits or obligations for employees of the Company (other than routine payments to be made in the ordinary course of business). There are no pending or, to the Knowledge of the Company, threatened Actions against the Company under any worker’s compensation policy or long-term disability policy.

(d) The Company is in compliance with the requirements of the Immigration Reform Control Act of 1986 or similar Laws and each has a complete and accurate copy of U.S. Citizenship and Immigration Services Form I-9 for each of its employees working in the United States.

(e) Since the Lookback Date, the Company has not been a party to any Action, or received written notice of any threatened Action, in which the Company was, or is, alleged to have violated any Contract or Law relating to employment, including equal opportunity, discrimination, retaliation, harassment, immigration, wages, hours, unpaid compensation, classification of employees as exempt from overtime or minimum wage Laws, classification or workers as independent contractors, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and/or privacy rights of employees.

(f) There is no pending, threatened, and since the Lookback Date, the Company has not received notice of any, investigation or audit by a Governmental Authority responsible for the enforcement of labor, immigration or employment regulations and, for the past three (3) years, the Company has not been found by any Governmental Authority to have engaged in any unfair labor practice, as defined in the National Labor Relations Act (29 U.S.C. § 151 et seq.) or other applicable Laws.

(g) Since the Lookback Date, there has been no “mass layoff,” “employment loss,” or “plant closing” as defined by the WARN Act or any other Law in respect of the Company and the Company has not been affected by any transaction or engaged in any lay-offs or employment terminations sufficient in number to trigger application of any such Law.

(h) The Company has delivered to Parent a true and complete list of all employees of the Company who, as of the date hereof, (i) have received a notice of termination or redundancy, (ii) have been identified by the Company for inclusion in any future workforce reduction or exit plan anticipated to occur following the Closing, or (iii) are currently party to any separation, settlement or non-competition agreement (collectively, all such employees, “Excluded Employees”). Except as set forth on Section 4.16(h) of the Company Disclosure Schedule, the Company has not implemented any exit plan or redundancy program with respect to any current employee of the Company in the 12 months preceding the date of this Agreement.

4.17 Tax Matters.

(a) The Company has filed all income and other Tax Returns required by Law to be filed by it, and all such filed Tax Returns are correct and complete in all material respects.

(b) All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid.

(c) No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company, which has not been fully paid or otherwise fully settled with no remaining Liability.

(d) No audit or other administrative or court proceedings are in progress, pending or, to the Knowledge of the Company, threatened in writing, by any Governmental Authority with respect to Taxes of the Company and no judicial proceeding is pending or being conducted that involves any Tax paid (or required to be paid) or Tax Return filed (or required to be filed) by or on behalf of the Company.

(e) The Company is not and has never been a member of any affiliated group filing a consolidated U.S. federal income Tax Return or any other similar group filing any other Tax Return on a group basis, in each case, other than a group the common parent of which is the Company, or have any liability for Taxes of any Person (other than the Company) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local, non-U.S. or other Law, as transferee or successor, by contract, by operation of Law, or otherwise.

(f) The Company is not a party to, is not bound by or has any obligation under any Tax allocation, Tax sharing, Tax indemnity agreement or other similar agreement (other than any agreements entered into in the ordinary course of business that do not relate primarily to Taxes and for which Taxes are not a material subject matter).

(g) The Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last three (3) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is or was applicable.

(h) The Company (i) is not nor has been a party or participated in or entered into any “reportable transaction” as defined in Section 6707A(c)(1) of the Code (or any corresponding or similar provision of state, local, non-U.S. or other Law) and Treasury Regulations Section 1.6011-4(b)(1) (or any corresponding or similar provision of state, local, non-U.S. or other Law) or “listed transaction” as defined in Section 6707A(c)(2) of the Code (or any corresponding or similar provision of state, local, non-U.S. or other Law) and Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local, non-U.S. or other Law), or (ii) has never participated or engaged in any transaction that would reasonably be likely to require the filing of an IRS Schedule UTP.

(i) No written claim has been received since the Lookback Date from a Governmental Authority in a jurisdiction where the Company does not file a particular type of Tax Returns or pay a particular type of Taxes that the Company is or may be required to file Tax Returns or pay or be subject to Taxes assessed by such jurisdiction.

(j) Except as set forth in Section 4.17 of the Company Disclosure Schedule, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting or use of an improper method of accounting, completed contract method of accounting, the cash method of accounting, or the percentage of completion method of accounting for a taxable period ending on or prior to the Closing Date, (ii) entering into an agreement with any Governmental Authority relating to any Tax prior to the Closing (including any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other Tax Law)) executed prior to the Closing, (iii) intercompany transactions or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or in any corresponding or similar provision of state, local, non-U.S. or other Law) arising prior to the Closing; (iv) installment sale or open transaction disposition made by the Company on or prior to the Closing Date, (v) prepaid amount received or deferred revenue accrued prior to the Closing, or (vi) amounts required to be included in income under Section 951, Section 951A, Section 952, Section 956 or Section 59A of the Code (or any corresponding or similar provision of state, local, non-U.S. or other Law). The Company has no “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law). The Company does not currently use, and has never used, the cash method of accounting for U.S. federal, state, local or foreign income tax purpose.

(k) The Company has not adopted as a method of accounting, or otherwise accounted for any advance payment or prepaid amount under, (i) the “deferral method” of accounting described in Rev. Proc. 2004-34, 2004-22 IRB 991 (or any corresponding or similar method under state, local, non-U.S. or other Law), (ii) the method described in Treasury Regulation Section 1.451-5(b)(1)(ii) (or any corresponding or similar method under state, local, non-U.S. or other Law), or (iii) the method described in Section 451(c) of the Code (or any corresponding or similar method under state, local, non-U.S. or other Law).

(l) There are no Liens for Taxes upon any of the assets or properties of the Company, other than Liens for Taxes that are not yet due and payable.

(m) The Company (i) has not waived any statute of limitations in respect of Taxes and (ii) is not the beneficiary of any extension of time within which to file any Tax Return, pay any Taxes or agreed to, obtained or provided any extension of time with respect to a Tax assessment or deficiency, or respond to or otherwise settle a Tax assessment or deficiency, in each case of clauses (i) and (ii), other than solely as a result of obtaining and using any extensions of time to file Tax Returns that are automatically granted and that were obtained in the ordinary course of business.

(n) The Company has deducted, withheld and timely paid to the appropriate Governmental Authority all material Taxes required to be deducted, withheld or paid in connection with income allocated to or amounts owing to any employee, independent contractor, creditor or other third party or other Person and has complied with all applicable Tax Laws relating to the payment, withholding, reporting and recordkeeping requirements relating to any Taxes required to be collected or withheld.

(o) The Company has delivered or made available to Parent copies of all U.S. federal, state, local, non-U.S. and other income, and other Tax Returns filed by the Company for all Tax periods ending on or after December 31, 2022. The Company has delivered or made available to Parent (i) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, and settlement agreements, (ii) complete and correct copies of all pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Authority relating to Tax incentives of the Company.

(p) The Company is not, and does not own any interests in, any “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local, non-U.S. or other Tax Law), any “passive foreign investment company” within the meaning of Section 1297 of the Code, or any other entity that is treated as a pass-through entity for any applicable Tax purposes.

(q) The Company has never made an election under Section 965(h) with respect to any deferred foreign income corporation in which it was a United States shareholder within the meaning of Section 951(b). The Company has never deferred the payment of any Taxes under

Section 965 of the Code (or any other provision of applicable Tax Law) that have not been paid in full (together with any interest, penalties, or other additions to Tax as a result of such deferral).

(r) The Company is not, and has never been at any time during the period that begins five years before the date hereof and that ends on the Closing Date, a “United States real property holding corporation” (within the meaning of Section 897 of the Code).

(s) The Company is not, and has never been, an S corporation for U.S. federal income or applicable state or local Tax purposes.

4.18 Real Property. The Company has no, and has never owned any, Owned Real Property. Section 4.18 of the Company Disclosure Schedule sets forth a list of all leases of real property (such real property, the “Leased Real Property”) pursuant to which the Company occupies real property. The Company has valid leasehold interests in all of its Leased Real Property. The condition of the Leased Real Property is sufficient to conduct their respective businesses as currently conducted, free and clear of all Liens (except in all cases for Permitted Liens). There (a) are no disputes, actions, condemnation proceedings, oral agreements or forbearance programs in effect or pending, or to the Knowledge of the Company, threatened against the Company as to such Leased Real Property, and (b) is no security interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by the Company of the property subject thereto. All rents, required deposits and additional rents which are due under the terms of the leases have been paid in full.

4.19 Insurance. Section 4.19 of the Company Disclosure Schedule lists each insurance policy (other than any Company Plans) to which the Company is a party whether as a named insured or additional insured party, provided coverage under or is otherwise a direct or indirect beneficiary, insuring the products, properties, assets, business and/or operations of the Company, all of which are in full force and effect (“Insurance Policies”). There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid. To the Knowledge of the Company, no termination of any such policy has been threatened. The Insurance Policies are sufficient for all contractual requirements under the Material Contracts and required by applicable Law.

4.20 Environmental Matters. Except for those matters set forth on Section 4.20 of the Company Disclosure Schedule, (a) the Company has been in compliance in all material respects with all applicable Environmental Laws, (b) the Company has obtained, maintained and is in compliance in all material respects with all material Permits required under Environmental Laws for the operation of its business and the occupancy of the Leased Real Property, (c) there is no investigation, suit, claim, action or proceeding relating to Liabilities arising under any Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company, (d) the Company has not received any written notice of or entered into any Order involving uncompleted, outstanding or unresolved requirements relating to material Liabilities to the Company arising under Environmental Laws and (e) the Company has not caused a release of Hazardous Substances at the Leased Real Property or any real property previously operated by the Company in quantities or at concentrations that would reasonably be expected to result in material

Liabilities to the Company relating to or arising under any Environmental Laws. No real property owned or occupied by the Company currently or, in the past or, to the Company’s Knowledge, any waste disposal facility utilized by the Company is currently (i) subject to any liability for which the Company could reasonably be expected to be named as a potentially responsible party in connection with any Environmental Laws or (ii) subject to the corrective action provisions of the federal Resource Conservation and Recovery Act, 42 USC § 6901 et seq., or any similar applicable state or non-U.S. Environmental Laws.

4.21 Interested Party Transactions. Except (x) for or in accordance with the Company Plans, (y) solely with respect to employees of the Company, for or in accordance with their written employment Contracts with the Company or (z) as set forth on Section 4.21 of the Company Disclosure Schedule (collectively, “Interested Party Agreements”), no Affiliate, direct or indirect equityholder, director, officer or employee of the Company or, to the Knowledge of the Company, any Affiliate or blood, marriage or adopted relative of any such Person, (i) is party to any Contract or transaction with the Company, (ii) owns any material property or right, tangible or intangible, which is used in the business of the Company, (iii) has any filed claim or cause of action pending against the Company, or (iv) owes any money to, or is owed any money by, the Company.

4.22 Customer and Supplier Relationships. Section 4.22(a) of the Company Disclosure Schedule contains a complete and accurate list of the top ten (10) customers (by revenue) (“Top Customers”) and the top ten (10) suppliers (by expenditures) (“Top Suppliers”) of the Company, in each case for the trailing twelve-month period ended on March 31, 2026. Except as set forth on Section 4.22 (b) of the Company Disclosure Schedule, no such customer or supplier within the twelve (12) months immediately preceding the date hereof has canceled or otherwise terminated, or, to the Knowledge of the Company, threatened to cancel its relationship with the Company. The Company has not received any written notice from any Top Suppliers, to the effect that any such Top Suppliers will stop, decrease the rate of, increase the price of or change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company. Except as set forth on Section 4.22 (c) of the Company Disclosure Schedule, there are no suppliers of products or services to the Company that are necessary for the operation of the Company Business (including the delivery of Company Products or Services) with respect to which reasonably practical alternative sources of supply are not generally available on comparable collective terms and conditions in the marketplace as of the date hereof. Further, except as set forth on Section 4.22 (d) of the Company Disclosure Schedule, during the twenty-four (24) months prior to the date hereof: (x) the Company has not received any written notice (or, to the Knowledge of the Company, any other notice) from any Top Supplier regarding any “last buy,” “end-of-life,” or other planned discontinuance of any material component, raw material, or service utilized in the Company Products or Services; and (y) the Company has not issued any written notice to any Top Customer regarding the “end-of-life,” “last-time-buy,” or other planned discontinuance of any Company Products or Services.

4.23 Brokers and Other Advisors. Except for BofA Securities, Inc. (the “Financial Advisor”), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

4.24 Trade Compliance.

(a) The Company has at all times conducted their export, import and related transactions in accordance with (i) all applicable U.S. export, re-export, import, anti-boycott, and economic sanctions Laws and regulations, including the Export Administration Regulations, the Arms Export Control Act, the International Traffic in Arms Regulations, the trade and economic sanctions regulations administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, and (ii) all other applicable import and export control Laws and regulations in the other countries in which the Company conducts business (“Export Control Laws”).

(b) The Company has, where applicable, obtained, and are in compliance with, all export licenses and other required consents, authorizations, waivers, approvals, and orders, if any, and have made or filed any and all necessary notices, registrations, declarations and filings with any Governmental Authority, and have met the requirements of any applicable license exceptions or exemptions, as required in connection with the Company’s (i) export and re-export of products, services, Software or other Technology, and (ii) releases of technical data, Software or other Technology to foreign nationals located in the United States and abroad (“Export Approvals”).

(c) There are no pending or, to the Knowledge of the Company, threatened inquiries, investigations, enforcement actions, voluntary disclosures or other claims against the Company with respect to Export Control Laws or Export Approvals.

(d) To the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s export and import transactions that would reasonably be expected to give rise to any future Governmental Authority inquiries, investigations, enforcement actions, voluntary disclosures or other claims.

(e) No Export Approvals for the transfer of export licenses used in the business of the Company to Parent or any of its Affiliates are required, or such Export Approvals can be obtained expeditiously without material cost.

(f) The Company is not a Covered Foreign Person as defined by the Outbound Investment Rules and that it has taken all reasonable steps within the meaning of 31 CFR 850.302 to remain in compliance with the Outbound Investment Rules. For purposes of this paragraph, (i) “Outbound Investment Rules” means the regulations administered and enforced, together with any public guidance issued, by the United States Department of Treasury under U.S. Executive Order 14105 of August 9, 2023, and as codified at 31 C.F.R. Part 850, and (ii) “Covered Foreign Person” shall have the meaning as set forth at 31 CFR § 850.209.

(g) Neither the Company, nor, to the Company’s Knowledge, any director, officer, employee or agent of the Company is a Sanctioned Person (as defined below) and has not engaged directly or knowingly indirectly in any sales, transactions or other business with Sanctioned Persons or with individuals or entities located in or organized under the laws of countries subject to comprehensive sanctions programs administered by the U.S. government (including Cuba, Iran, North Korea, and the Crimea, Donetsk and Luhansk regions of Ukraine). For the purposes of this Section 4.24(g): (i) “Sanctions” means any of the laws, executive orders, regulations and rules related to sanctions programs administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the Bureau of Industry and Security of the U.S. Department of Commerce (“BIS”) or the U.S. Department of State (“State Department”), the European Union, any European Union Member State, the United Nations, and His Majesty’s Treasury of the United Kingdom; and (ii) “Sanctioned Person” means any government, country, corporation or other entity, group or individual with whom or which the Sanctions prohibit U.S., E.U. or U.K. Persons from engaging in transactions, and includes without limitation any individual or corporation or other entity that appears on the OFAC list of Specially Designated Nationals and Blocked Persons (the “SDN List”) or other lists or a similar nature maintained by OFAC or other applicable government agencies, as each such list may be amended from time to time.

4.25 Anti-Corruption and Anti-Bribery Laws.

(a) None of the Company or its directors or officers nor, to the Company’s Knowledge, any of the Company Employees or Company’s agents, consultants, independent contractors or other representatives, or any other Person associated with or acting for or on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, in connection with the conduct of any activity of the Company and its Subsidiaries:

(i) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Foreign Government Official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of (A) influencing any act or decision of such Foreign Government Official, candidate, party or campaign or any official of such party or campaign, (B) inducing such Foreign Government Official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage;

(ii) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature;

(iii) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures;

(iv) established or maintained any unlawful fund of corporate monies or other properties;

(v) created or caused the creation of any false or inaccurate books and records related to any of the foregoing;

(vi) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq. (“FCPA”), the United Kingdom Bribery Act of 2010 (the “Bribery Act”) or any other applicable anti-corruption or anti-bribery Law.

(b) The Company has established and maintain policies, procedures and internal controls designed to ensure compliance with the FCPA, the Bribery Act and all other applicable anti-corruption and/or anti-bribery Laws. None of the Company or any of its Subsidiaries has undergone or is undergoing, any audit, review, inspection, investigation, survey or examination by a Governmental Authority relating to the FCPA, the Bribery Act, anti-corruption, or anti-kickback activity. To the Knowledge of the Company, there are no threatened claims, nor presently existing facts or circumstances that would constitute a reasonable basis for any future claims, with respect to the FCPA, the Bribery Act, anti-corruption, or anti-kickback activity by the Company, its predecessors, or its current or former Subsidiaries, if any.

4.26 Inventory. The inventory of the Company (a) is of good and merchantable quality, free of material defects, and is of a quality and quantity usable or, in the case of finished goods, saleable, in the ordinary course of business conducted by the Company, (b) is not slow moving, obsolete, excessive, damaged or defective, except to the extent included in the reserve for inventory write-downs set forth on the Latest Balance Sheet, and (c) is fairly reflected on the Latest Balance Sheet stating items of inventory at the lower of cost or market value.

4.27 Paycheck Protection Program.

(a) Except for the loan set forth on Section 4.27(a) of the Company Disclosure Schedule received by the Company under the Paycheck Protection Program (the “Paycheck Protection Program”) under the rules issued by the U.S. Small Business Administration (the “SBA”) implementing the Paycheck Protection Program under the CARES Act and in effect at the time the Company’s application was submitted (the “PPP Loan”), the Company has not incurred any other indebtedness, funds or loan, directly or indirectly, pursuant to the Paycheck Protection Program, established by the CARES Act, as amended or supplemented from time to time by interim rules, policy statements, FAQs, or otherwise, or any other lending program authorized by the CARES Act and administered by the SBA.

(b) With respect to the PPP Loan, the Company was eligible for, and received, the PPP Loan, under the requirements of the CARES Act and at the time of submitting the application for the PPP Loan: (i) the Company had a good faith belief that current economic uncertainty made the application for the PPP Loan necessary to support the ongoing operations of the Company taking into account the Company’s current business activity and its ability to access other sources of liquidity sufficient to support its ongoing operations in a manner not significantly detrimental to the Company; (ii) the information provided in such application was true and accurate in all material respects; and (iii) in connection with obtaining the PPP Loan, neither the Company nor any Representative of any of the Company, made any material misstatement or omission of fact (whether intentional or unintentional) to any Governmental Authority or any other third party.

(c) The Company utilized its PPP Loan funds consistent with the Paycheck Protection Program and has complied in all material respects with all requirements of the CARES Act and Paycheck Protection Program in connection therewith.

(d) The Company applied for and has received forgiveness in full of the PPP Loan. The Company does not owe any amounts in respect of or in connection with the PPP Loan.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement, Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as of the date of this Agreement and as of the Closing Date that:

5.1 Organization, Standing and Power.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and has all requisite corporate power and authority necessary to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted.

(b) Each of Parent and Merger Sub is duly qualified or licensed to transact business in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary.

5.2 Authorization. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Parent or Merger Sub in connection with the consummation of the transactions contemplated hereby and thereby (collectively, the “Parent Documents”), and to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and each Parent Document, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite action of each of Parent and Merger Sub. This Agreement has been, and each Parent Document will be at or prior to the Closing, duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.3 Noncontravention.

(a) Neither the execution and delivery of this Agreement or any Parent Document by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby, nor compliance by Parent and Merger Sub with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws (or other comparable governing documents) of Parent or Merger Sub or (ii) (A) assuming that the authorizations, consents and approvals referred to in Section 5.4 are obtained and the filings referred to in Section 5.4 are made, violate any Law or

Order applicable to Parent or Merger Sub or (B) with or without notice, lapse of time or both, violate or constitute a default under any of the terms, conditions or provisions of any Contract or Permit to which Parent or Merger Sub is a party or accelerate or give rise to a right of termination, purchase, sale, cancellation, modification or acceleration of any of Parent’s or Merger Sub’s obligations under any such Contract or Permit or to the loss of any benefit under a Contract or Permit, except, in the case of clause (ii), for such violations, defaults, accelerations or rights as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) No vote or consent of the holders of any class or series of capital stock or other equity interest of Parent is necessary to approve this Agreement, any Parent Document, the Merger or the transactions contemplated hereby or thereby. The votes or consents of Parent as the sole stockholder of Merger Sub (which will occur immediately following the execution and delivery of this Agreement) are the only votes or consents of the holders of any class or series of capital stock or other equity interest of Merger Sub necessary to approve this Agreement, any Parent Document, the Merger or the transactions contemplated hereby or thereby.

5.4 Governmental Approvals. Except for (a) filing of the Agreement of Merger with the Secretary of State of the State of California pursuant to the CCC, and (b) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents, authorizations or approvals of, or filings, declarations or registrations with, any Person or Governmental Authority are necessary for the execution, delivery and performance of this Agreement and any Parent Document by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby or thereby, other than such other consents, authorizations, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.5 Legal Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, (a) there is no pending or, to the knowledge of Parent, threatened, legal or administrative proceeding, claim, suit or action against Parent, Merger Sub and/or any of their respective properties, assets or businesses, by or before any Governmental Authority and (b) neither Parent nor Merger Sub is subject to any outstanding Order.

5.6 Compliance With Laws. Except for such non-compliance as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and Merger Sub is in compliance with all Laws applicable to Parent and Merger Sub.

5.7 Financing. Each of Parent and Merger Sub affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent and/or Merger Sub obtain financing for, or related to, any of the transactions contemplated hereby. As of the execution of this Agreement, Parent and Merger Sub have, and as of the Closing, Parent and Merger Sub will have, sufficient unrestricted cash on hand for Parent to complete the transactions contemplated by this Agreement and pay in full (a) the obligations pursuant to this Agreement to pay the Estimated Merger Consideration, (b) all other amounts payable at Closing pursuant to ARTICLE III, (c) any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger, and (d) all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation at the Closing contemplated hereunder.

5.8 Solvency. Assuming (a) the satisfaction of the conditions set forth in Section 7.1 and (b) the accuracy of the representations and warranties of the Company set forth in ARTICLE IV immediately after giving effect to the transactions contemplated by this Agreement, the Parent Group shall be Solvent. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company.

5.9 Investment Representation. Parent is acquiring the Company Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Parent is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Parent acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Company Stock. Parent acknowledges that the Company Stock has not been registered under the Securities Act, or any state or foreign securities laws and that the Company Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Company Stock is registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

5.10 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective Affiliates for which the Company Stockholders, the Company Optionholders and/or the Equityholders’ Representative may become liable.

5.11 Ownership; No Prior Activities and Agreements. Merger Sub is a Subsidiary of Parent and Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, neither Parent nor Merger Sub has incurred any obligation or liability or engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person. There are no Contracts between Parent, Merger Sub or any of their respective Affiliates, on the one hand, and any member of the management, directors or equityholders of the Company, on the other hand, as of the date hereof, that relate in any way to the Company or the transactions contemplated hereby.

5.12 R&W Insurance Policy. The R&W Insurance Policy (a) provides that all premiums, underwriting fees, brokers’ commissions and other costs and expenses relating to such R&W Insurance Policy are borne solely by Parent or one of its Affiliates (other than, for the avoidance of doubt, the Company), (b) waives any claims of subrogation against the Equityholders and their respective Nonparty Affiliates (except in the case of Fraud by the applicable Person), (c)

does not permit any amendment thereto or modification thereof with respect to the foregoing provisions (the “Seller R&W Provisions”), in each case in a manner that is adverse to the Equityholders or any of their respective Nonparty Affiliates without the prior written consent of the Equityholders’ Representative, and (d) provides that the Equityholders and their respective Nonparty Affiliates are express third-party beneficiaries of the Seller R&W Provisions.

5.13 No Additional Representations or Warranties. Except for the representations and warranties contained in this ARTICLE V, the Company acknowledges that neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company or its Affiliates or advisors by Parent or Merger Sub.

ARTICLE VI
COVENANTS

6.1 Access to Information.

(a) Prior to the Closing Date and subject to applicable Laws, the Company shall provide Parent and its Representatives with access to the properties, businesses, operations, personnel, Contracts, books, records, financial statements, Tax Returns and other documents and information of the Company as Parent may reasonably request in connection with its efforts to consummate the transactions contemplated by this Agreement and for purposes of integration planning, financing and regulatory matters. Any such access and examination shall be conducted on reasonable advance written notice, during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law. The Company shall cause the Representatives of the Company to reasonably cooperate with Parent and Parent’s Representatives in connection with such access and examination. Parent and its Representatives shall use commercially reasonable efforts to minimize unreasonable disruption to the business of the Company in connection with any such access. Notwithstanding anything herein to the contrary, the Company may withhold access to any information or document to the extent that providing such access would reasonably be expected to (i) violate applicable Law, (ii) result in a waiver of attorney-client privilege, work product protection or other applicable privilege or protection, or (iii) breach any binding written confidentiality obligation owed to a third party; provided, however, that in each such case, the Company shall use commercially reasonable efforts to provide such information in a manner that does not violate applicable Law, waive such privilege or protection or breach such confidentiality obligation, including pursuant to customary joint defense, common interest or confidentiality arrangements, redaction or the provision of reasonably detailed summaries. Notwithstanding anything to the contrary contained herein, prior to the Closing, (x) without the prior written consent of the Company, Parent shall not, and shall cause its Representatives not to, contact any non-officer employee, consultant, supplier, customer, independent contractor, landlord, lessor, bank, any Person with whom the Company has or has had a business relationship or other lender or Representative of or to the Company with respect to the Company or the transactions contemplated by this Agreement, and (y) Parent shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company without the prior written consent of the Company.

(b) Each of Parent and Merger Sub acknowledges that the information provided to Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between Parent and the Company, dated as of March 4, 2026 (as amended from time to time, the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. The Confidentiality Agreement shall terminate at the Effective Time.

6.2 Conduct of the Business Pending the Closing.

(a) Except as contemplated or required by this Agreement, as set forth on Schedule 6.2(a), as required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE VIII (such period, the “Interim Period”), the Company shall: (i) conduct its business only (A) in the ordinary course of business consistent with the Company’s past practice during the twelve (12)-month period immediately preceding the date hereof, and (B) in substantially the same manner as currently conducted; and (ii) shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and other employees, independent contractors and consultants and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors, consultants and other Persons having business relationships with the Company.

(b) Without limiting the generality of Section 6.2(a), during the Interim Period, except: (A) as set forth in Schedule 6.2(b); (B) as expressly required by this Agreement; or (C) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed, provided that any denial of a requested consent shall include a written explanation to the Company of the reason for such denial), the Company shall:

(i) not (A) authorize for issuance, issue, sell, grant or subject to any Lien any shares of its capital stock or other ownership interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other ownership interests, or any rights, warrants or options to purchase any shares of its capital stock or other ownership interests; provided, however, that the Company may issue shares of Company Stock as required to be issued upon exercise (including any cashless exercise) or settlement of Company Options in accordance with the terms of the Company Stock Plan or grant any award under the Company Stock Plan in the ordinary course of business or as required by the terms of any Company Plan, or (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or Company Options to acquire any shares of its capital stock;

(ii) not split, combine, subdivide or reclassify any shares of its capital stock or other ownership interests;

(iii) not (A) engage in any merger, consolidation, reorganization, recapitalization, complete or partial liquidation, dissolution or similar transaction (or adopt a plan to consummate any of the foregoing); or (B) file a petition in bankruptcy under any provision of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(iv) not create, incur, issue, assume, guarantee or otherwise become liable for any Indebtedness, other than in the ordinary course of business consistent with past practice;

(v) not amend the A&R Charter or the A&R Bylaws;

(vi) not sell, lease, license, mortgage or otherwise subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its properties, rights or assets except sales and licenses of products and services of the Company in the ordinary course of business consistent with past practice;

(vii) not make any loan, advance or capital contribution to or investment in any Person, other than advances to employees for expenses in the ordinary course of business consistent with past practice;

(viii) except as otherwise expressly set forth in this Agreement, not declare, authorize or pay any dividends or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company, or otherwise);

(ix) not make any acquisitions of (including by merger, consolidation or acquisition of stock (or other Securities) or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or Securities therein or a substantial portion of the assets thereof;

(x) not pay, discharge, settle or compromise any pending or threatened Action by, against or otherwise involving the Company relating to or involving (A) any amount in excess of $50,000, (B) a Top Customer or Top Supplier (other than ordinary course customer complaints, vendor disputes, and product support tickets without any material Liability to the Company), (C) a Material Contract (other than in the ordinary course of business), (D) a Key Employee (other than ordinary course employee grievances), (E) any Company Owned Intellectual Property (other than ordinary course complaints without any material Liability to the Company), or (F) equitable claims or non-monetary relief; provided, that under no circumstance shall the Company (without the prior written consent of Parent) settle any Action against it in which it admits to any wrongdoing;

(xi) except as required by Law or any written agreement or Company Plan document in effect as of the date hereof, not (A) increase in any manner the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any Company Employee, (B) pay or promise to pay any bonus, special bonus or special remuneration (whether payable in cash, equity or otherwise) to any employee, including any severance, termination or Change of Control Payments, (C) establish, adopt, or modify any Company Plan, (D) grant any new awards under any Company Plan, (E) amend or modify any outstanding award under any Company Plan, (F) take any action to amend, waive or accelerate the vesting criteria or vesting requirements of payment of any compensation or benefit under any Company Plan or remove any existing restrictions in any Company Plans or awards made thereunder, (G) take any action to accelerate the payment, or to fund or in any other way secure the payment, of compensation or benefits under any Company Plan, to the extent not already provided in any such Company Plan, (H) forgive any loans, or issue any loans (other than routine travel advances issued in the ordinary course of business), to any Company Employee, (I) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization or terminate any labor or collective bargaining agreement of the Company, (J) hire any employee with an annual base salary in excess of $100,000, (K) other than in cases of death, permanent disability or for cause, terminate the employment of any officer or employee of the Company (each, a “Key Employee”); provided, however, that if the Company proposes to terminate a Key Employee for cause then the Company shall provide Parent with no less than two (2) Business Days’ notice prior to communicating such termination to such Key Employee unless circumstances reasonably require that action be taken sooner, or (L) modify the terms and conditions of employment of any Key Employee in any material respect (provided, that the Company shall provide Parent with no less than two (2) Business Days’ notice prior to approving any modification that does not require Parent’s prior written consent under this clause (L));

(xii) not (A) amend any Tax Return; (B) adopt or change any method of Tax accounting; (C) take any position on any Tax Return in a manner inconsistent with past practice; (D) make any Tax election inconsistent with past practice; (E) change or rescind any Tax election; (F) settle or compromise any Tax liability or assessment; (G) agree to, obtain or provide any extension or waiver of the statute of limitations for or with respect to the assessment of any Tax or deficiency (other than solely as a result of obtaining and using any extensions of time to file Tax Returns that are automatically granted and that are obtained in the ordinary course of business); (H) enter into any closing agreement; (I) surrender any right to claim a Tax refund; (J) make or initiate any “voluntary disclosure” or similar proceeding with respect to any Tax matter; (K) enter into any Tax sharing, allocation, or indemnification agreement (other than any such agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes); (L) request a ruling from any Governmental Authority with respect to Taxes; (M) incur any Liability for Taxes outside the ordinary course of business; or (N) fail to pay any Tax that becomes due and payable (including any estimated Tax payments), in each case of clauses (A) – (N), except as required by Law;

(xiii) not, except in the ordinary course of business consistent with the Company’s past practice during the twelve (12)-month period immediately preceding the date hereof, (A) enter into any Contract that, if in effect on the date hereof, would constitute a Material Contract; (B) terminate or materially amend or materially modify any Material Contract; (C) assign or otherwise transfer any rights or claims with respect to, or waive any material term of or default under, or any Liability owing to the Company under, any Material Contract; or (D) take any action or fail to act, when such action or failure to act will cause a termination of or material breach or material default under any Material Contract;

(xiv) not enter into any new line of business, or discontinue any existing line of business;

(xv) not sell, abandon, permit to lapse, fail to maintain, dispose of, license or transfer to any Person any right to, or permit the imposition of any Lien on, any Company

Owned Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business consistent with the Company’s past practice during the twelve (12)-month period immediately preceding the date hereof);

(xvi) not, except as required by GAAP, make any change in its accounting methodologies, practices, estimation techniques, assumptions, principles, policies or procedures;

(xvii) not fail to maintain in full force and effect any of its insurance policies;

(xviii) not implement or announce any plant closing, material reduction in labor force or mass lay-off;

(xix) not enter into any Contract which contains a change of control or similar provision that would require the consent, waiver, approval of, or a payment or notification to, the other party or parties thereto in connection with the Transactions;

(xx) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice; or

(xxi) not enter into any Contract, or otherwise agree or commit, to take, or authorize, recommend or propose, in writing or otherwise, any of the foregoing actions prohibited by this Section 6.2(b).

(c) Parent and Merger Sub acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent or Merger Sub the right to control or direct the operations of the Company prior to the Effective Time, (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in this Section 6.2 or elsewhere in this Agreement to the extent the requirement of such consent is prohibited by applicable Law.

6.3 Conditions. Without limiting any other covenant in this Agreement (including the obligations of Parent and Merger Sub set forth in Section 6.5), which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 6.3, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, agrees to use its respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws to (i) consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. Subject to appropriate confidentiality protections, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish to the other such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

6.4 Consents. Prior to the Closing, the Company shall (a) use commercially reasonable efforts to obtain all Consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the transactions contemplated by this Agreement (which Contracts are set forth on Schedule 6.4(a)), and (b) send any notices required under any Contract in connection with the transactions contemplated by this Agreement, in each case of foregoing clauses (a) and (b) promptly following the date hereof. Such requests for Consents, waivers, approvals or notices must be in a form reasonably acceptable to Parent, and Parent must be provided a reasonable opportunity to review and comment on the foregoing. In the event that the Closing does not occur for any reason, Parent will not have any liability to the Company, the Equityholders or any other Person for any costs, claims, Liabilities or damages resulting from the Company seeking to obtain such Consents, waivers or approvals or providing such notices.

6.5 Regulatory Approvals.

(a) Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall cooperate with one another and use their respective reasonable best efforts to, and cause their respective Affiliates to use their reasonable best efforts to, (i) prepare all necessary documentation (including furnishing all information required under the Competition Laws and in connection with the Regulatory Filings) to effect promptly all necessary filings with any Governmental Authority and (ii) obtain all consents, waivers and approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement. Subject to applicable Law and appropriate preservation of privilege and confidentiality, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall promptly provide to the other copies of material written correspondence between it (or its advisors) and any Governmental Antitrust Entity or other Governmental Authority relating to the transactions contemplated by this Agreement or any of the matters described in this Section 6.5, and shall promptly inform the other of any material oral communications with any Governmental Authority regarding any such filings or any such transaction. Neither the Company, on the one hand, nor Parent and Merger Sub, on the other hand, shall independently participate in any substantive meeting or conference call with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other prior written notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity for outside counsel to attend. To the extent permissible under applicable Law, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall in good faith consult and cooperate with one another in connection with any material analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the Competition Laws or in connection with the Regulatory Filings. The parties may, as they deem advisable, designate any competitively sensitive materials provided to the other under this Section 6.5(a) or any other section of this Agreement as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, consultants, or directors of the recipient without the advance written consent of the party providing such materials. Nothing in this Section 6.5 shall require any party to provide access to, or disclose any information to, any other party or any of its Affiliates if such access or disclosure, in the good faith reasonable belief of such first party: (x) would waive any attorney-client or an attorney work-product privilege; or (y) would be in violation of applicable Laws (including the HSR Act or any other Competition Laws) or the provisions of any Contract to which such first party is a party.

(b) Without limiting the generality of the undertakings pursuant to this Section 6.5, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall make an appropriate response as promptly (including by their “ultimate parent entities” as that term is defined in the HSR Act) as practicable to any Governmental Authority and provide information and documents requested by such Governmental Authority as necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including filing any notification and report form and related material required under the HSR Act and, in the case of Parent and Merger Sub (and their Affiliates), also any similar Law enforced by any Governmental Antitrust Entity regarding preacquisition notifications for the purpose of competition reviews (collectively, the “Regulatory Filings”), as promptly as practicable, but in no event later than ten (10) Business Days after the date hereof, and requesting early termination of the applicable waiting period under the HSR Act, and thereafter to respond as promptly as practicable to any request for additional information or documentary material (a “Second Request”) that may be made in connection with any Regulatory Filings. Parent shall timely pay one hundred percent (100%) of any filing fees assessed under the HSR Act or any other applicable Competition Laws. Except as otherwise expressly set forth herein, each party shall bear its own costs and expenses (including attorneys’ fees) incurred in connection with this Section 6.5. Parent and Merger Sub shall not, without the written consent of the Company, “pull-and-refile” pursuant to 16 C.F.R. 803.12 any filing made under the HSR Act, or take any similar action without prior written approval (not to be unreasonably delayed, conditioned, or withheld) from the Company with respect to any Regulatory Filing.

(c) Notwithstanding anything to the contrary set forth in this Section 6.5, nothing in this Agreement shall require, or be construed to require, Parent, Merger Sub or any of their respective Affiliates to propose or agree to: (i) sell, hold separate, dispose of, divest, discontinue or limit, before or after the Closing Date, any assets, products, businesses or interests of Parent, Merger Sub, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, products, businesses or interests which, in either case, could reasonably be expected to result in a Company Material Adverse Effect or materially and adversely impact the economic or business benefits to Parent or Merger Sub of the transactions contemplated by this Agreement; (iii) any material modification or waiver of the terms and conditions of this Agreement; or (iv) take any other action that limits the freedom of action with respect to, or the ability to retain, any assets, products, businesses or interests of Parent, Merger Sub, the Company or any of their respective Affiliates.

(d) From the date of this Agreement through (i) the date of termination of the required waiting periods under the HSR Act, all applicable Competition Laws and any other applicable Laws and (ii) the date the consents required pursuant to Section 6.5(a) are obtained, Parent, Merger Sub and the Company shall not take, and shall cause their respective Affiliates to not take, any action that could reasonably be expected to hinder or delay, as applicable, the obtaining of clearance or the expiration of the required waiting periods under the HSR Act, such applicable Competition Laws and any other applicable Laws or the obtaining of the consents required pursuant to Section 6.5(a) from the applicable Governmental Authorities.

6.6 Indemnification, Exculpation and Insurance.

(a) Prior to the Closing, the Company, in consultation with Parent, will obtain, on terms and conditions approved by Parent, and fully pay for, “tail” or “run-off” directors’ and officers’, employment practices liability insurance and cyber policies with a claims period of at least six (6) years from the Closing with at least $1,000,000 coverage for each of the directors’ and officers’, employment practices liability insurance and cyber tail policies and containing terms and conditions that are no less advantageous to the directors and officers of the Company as the Company’s existing policies in effect as of the date hereof (the “Existing Policy”) with respect to claims arising out of or relating to events which occurred before or at the Closing (including in connection with the transactions contemplated by this Agreement) (collectively, the “Tail Policies”). Notwithstanding the foregoing, if the Closing occurs prior to August 19, 2026, the maximum “tail” coverage that the Company shall be required to obtain for the Company’s employment practices liability insurance shall be $250,000. The Company shall bear the costs of the Tail Policies, which costs shall be included in the Transaction Costs. During the term of the Tail Policies, Parent shall not (and shall cause the Surviving Corporation to not) take any action to cause the Tail Policies to be cancelled or any provision therein to be amended or waived; provided, that neither Parent, the Surviving Corporation nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such Tail Policies. Notwithstanding the foregoing, the Tail Policies shall cover only those Persons who are currently covered by the Existing Policy.

(b) Subject to Section 6.6(f), for six (6) years following the Closing, the Surviving Corporation shall satisfy its obligations with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Surviving Corporation (including, for the avoidance of doubt, individuals who are former directors and officers of the Company (such former directors and officers of the Company “D&O Indemnitees”)) that are set forth in the A&R Charter or the A&R Bylaws, in each case, as in effect as of the date hereof (collectively, the “Indemnification Documents”). Parent agrees that all rights of the D&O Indemnitees to advancement of expenses, indemnification and exculpation from liabilities for acts or omissions occurring prior to the Closing as provided in the Indemnification Documents shall survive the Closing and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of any of the D&O Indemnitees, unless such modification is required by Law or approved by each such D&O Indemnitee.

(c) Notwithstanding anything to the contrary in this Section 6.6, Parent agrees that any indemnification, advancement of expenses or insurance available to any D&O Indemnitee who on or prior to the Closing Date was a director of the Company by virtue of such D&O Indemnitee’s service as a partner or employee of any investment fund affiliated with or managed by Presidio on or prior to the Closing Date (any such indemnitee, a “Sponsor Director”) shall be secondary to the indemnification, advancement of expenses and insurance to be provided pursuant to this Section 6.6.

(d) The obligations of Parent and the Surviving Corporation under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee to whom this Section 6.6 applies without the consent of each affected D&O Indemnitee (it being expressly agreed that the D&O Indemnitees to whom this Section 6.6 applies shall be third party beneficiaries of this Section 6.6). The provisions of this Section 6.6 (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee, his, her or its heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Law, Contract or otherwise.

(e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates or merges with or into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made by Parent and the Surviving Corporation so that the successors and assigns of the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.6.

(f) Without limiting the generality of the immediately preceding sentence, if the Surviving Corporation is required by applicable Law to make any indemnification payments to any of the parties indemnified under this Section 6.6 pursuant to the Indemnification Documents or otherwise, as a result of any claim for indemnification arising out of or relating to any action or omission that would otherwise result in a claim for indemnification by the Parent Indemnitees pursuant to this Agreement (the “D&O Indemnification Payments”), then the Parent Indemnitees shall be entitled to obtain indemnification of any such payments as Losses from Company Stockholders pursuant to Section 9.3(a).

6.7 Preservation of Records. Parent shall, and shall cause the Surviving Corporation and Parent’s Subsidiaries to, preserve and keep the records held by them relating to the business of the Company for a period of seven (7) years from and after the Closing Date (or longer if required by applicable Law) and shall make such records (or copies) and officers, management, employees, advisors and Representatives available, at reasonable times and upon reasonable advance notice, to the Equityholders’ Representative, the Company Stockholders and any of their respective Affiliates and/or Representatives as may be reasonably requested by such Person in connection with any insurance claims by or Actions by or against, governmental investigations of, compliance with legal requirements by the Equityholders’ Representative, any Company Stockholder or any of their respective Affiliates and/or otherwise in connection with any other matter relating to or resulting from this Agreement.

6.8 Publicity; Confidentiality.

(a) None of the Company, on the one hand, or Parent and Merger Sub, on the other hand, shall issue any press release or public announcement or comment concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of Parent or either the Company (prior to the Closing) or the Equityholders’ Representative (at and after the Closing), respectively, unless and only to the extent, in the judgment of such party upon the advice of its outside counsel, disclosure is required by applicable Law (including the periodic reporting requirements under the Exchange Act) or under the rules of any securities exchange on which the securities of such party or any of its Affiliates are listed; provided, that to the extent so required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with applicable Law to consult with the other parties in advance of such release with respect to the text thereof.

(b) Each of Parent, Merger Sub and the Company agrees that this Agreement and the terms and conditions set forth herein and therein shall be kept confidential and shall not be disclosed or otherwise made available to any other Person and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except (i) disclosure by the Company as required by the Credit Agreement, (ii) where such disclosure, availability or filing, upon the advice of outside counsel, is required by applicable Law (including the periodic reporting requirements under the Exchange Act) and only to the extent required by such Law or under the rules of any securities exchange on which the securities of Parent or the Company are listed, (iii) disclosure by Presidio or its Affiliates that are investment funds or investment fund managers (A) of the key economic terms of this Agreement (i.e., the Aggregate Merger Consideration and a summary of the terms governing the payment thereof) and the return realized as a result thereof, to their current or prospective investors in connection with their normal fundraising, marketing and reporting activities, (B) in the form of notifications to mailing lists, including to “friends and family,” and current or prospective limited partners or investors that the Company was sold to Parent, in each case, without disclosing the economic terms, (C) by issuing a press release or posting on their respective website that the Company was sold to Parent, without disclosing the economic terms, and (D) as required to comply with their respective bona fide agreements and obligations of disclosure to limited partners and investors, and (iv) as otherwise agreed by each of Parent and the Company. In the event that any such disclosure, availability or filing is required by applicable Law (other than any filing required by the Exchange Act or the Securities Act), each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to obtain “confidential treatment” or similar treatment of this Agreement and to redact such terms of this Agreement that either the Company (prior to the Closing) or the Equityholders’ Representative (at and after the Closing), in the case of Parent and Merger Sub, or Parent, in the case of the Company, shall reasonably request. Notwithstanding the foregoing, Parent and Merger Sub shall be entitled to file a complete and unredacted copy of this Agreement (excluding schedules, exhibits and annexes to this Agreement) as an exhibit in connection with Parent’s periodic reporting under the Exchange Act without the consent of any party hereto and without any requirement to obtain or seek to obtain “confidential treatment” or similar treatment of this Agreement nor any requirement to apply any redactions thereto at any time at the Parent’s sole discretion, and following the public availability of such filing, the terms and conditions of the Agreement that then becomes public pursuant to such filing shall no longer be subject to the restrictions under this Section 6.8(b), provided, however, that any press release shall be subject to the applicable party’s prior written approval pursuant to Section 6.8(a).

6.9 Employment and Employee Benefits.

(a) Unless otherwise provided in the written employment agreement with such Continuing Employee, Parent shall, or shall cause the Surviving Corporation to, for a period of one (1) year following the Closing Date, provide to each Continuing Employee, subject to the terms of such Continuing Employee’s written employment agreement with the Surviving Corporation, with: (i) an annual base salary or wage rate that is no less favorable than the base salary or wage rate provided to such Continuing Employee by the Company as of June 1, 2026 (or, if such Continuing Employee was hired by the Company during the period between June 1, 2026 and the Closing Date, as of the initial date of employment of such Continuing Employee); and (ii) target incentive compensation opportunities, severance compensation (solely in the case of Jan Gaudestad), and other employee benefits (for the avoidance of doubt, excluding equity incentives), if any, that are, in the aggregate, no less favorable than those provided to such Continuing Employee during the trailing twelve month period immediately preceding the Closing, including, without limiting the generality of the foregoing, (A) maintaining in place the annual cash bonus plan in effect for the year ending December 31, 2026, and (B) for any Continuing Employee who declines participation in the Surviving Corporation’s or Parent’s medical insurance plan, maintaining in place the monthly cash compensation provided as of the date hereof by the Company to Continuing Employees who decline participation in the Company’s medical insurance plan for such one (1) year period following the Closing; provided, however, that nothing in this Section 6.9(a) shall limit Parent’s or the Surviving Corporation’s ability to terminate a Continuing Employee for cause (including poor performance), and such termination shall not (x) be deemed or construed as a breach of this Section 6.9(a) or (y) result in any Liability to the Parent, Surviving Corporation or any of their respective Affiliates. Employees employed by the Company as of immediately prior to the Closing (excluding, for the avoidance of doubt, Excluded Employees, consultants, contractors or interns of the Company) who continue to be employed by the Surviving Corporation immediately following the Closing Date are hereinafter referred to as the “Continuing Employees.”

(b) For purposes of eligibility, vesting and for purposes of determining the level or amount of vacation pay and severance benefits (if any), and level and entitlement to benefits, under the benefit and compensation plans, programs, agreements and arrangements of Parent, the Surviving Corporation or any of Parent’s Subsidiaries in which Continuing Employees are eligible to participate (the “Parent Plans”), Parent shall, or shall cause its applicable Subsidiary (including, if applicable, the Surviving Corporation) to, credit each Continuing Employee with his or her years of service with the Company; provided, however, that no such service shall be credited to the extent that it would result in a duplication of benefits with respect to the same period of service or to the extent prior service with Parent or any of Parent’s Subsidiaries is not recognized by such Parent Plan. Parent shall, or shall cause its applicable Subsidiary (including, if applicable, the Surviving Corporation) to, (i) use commercially reasonable efforts to immediately onboard the Continuing Employees who currently participate in the Company’s 401(k) plan into the Parent Plan which is a tax-qualified 401(k) plan (the “Parent 401(k) Plan”), and enable such participating Continuing Employees to contribute to the Parent 401(k) Plan, by the second payroll date following the Closing, and (ii) make any necessary amendments to the Parent 401(k) Plan to permit immediate eligibility for Continuing Employees. In addition, Parent, the Surviving Corporation or any of Parent’s Subsidiaries shall use commercially reasonable efforts to cause for purposes of each Parent Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for such Continuing Employee and his or her covered dependents to the same extent such conditions were waived or satisfied by the applicable Company Plan. Parent shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9.

(c) The parties hereto acknowledge and agree that all provisions contained in this Section 6.9 with respect to employees of the Company are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other Person, including any employees, former employees, any participant or any beneficiary thereof in any Company Plan or Parent Plan, or (ii) to continued employment with the Company, Parent or the Surviving Corporation. Nothing contained in this Section 6.9 shall be considered or deemed to establish, amend, or modify any Company Plan or any other benefit or compensation plan, program, policy, agreement, arrangement, or contract.

6.10 Exclusivity. During the Interim Period, the Company shall not take, and shall not authorize, encourage, permit or instruct any of its Representatives to take, directly or indirectly, any action to: (a) solicit, initiate or encourage the making, submission or announcement of any indication of interest, inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their respective Representatives) relating to an Acquisition Transaction; (b) encourage, initiate, participate in or engage in any discussions, negotiations or other communications regarding an Acquisition Transaction; (c) execute, enter into or become bound by any letter of intent or other Contract with any Person (other than Parent, Merger Sub or any of their respective Representatives) relating to or in connection with an Acquisition Transaction; (d) provide any information to any Person (other than Parent, Merger Sub or any of their respective Representatives) concerning an Acquisition Transaction; or (e) accept any proposal or offer from, cooperate in any way with, or facilitate or encourage any effort or attempt by any Person (other than Parent, Merger Sub or any of their respective Representatives) relating to an Acquisition Transaction. The Company shall, and shall instruct its Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Parent, Merger Sub and their respective Representatives) conducted heretofore with respect to any Acquisition Transaction. The Company shall promptly (but in any event within twenty-four (24) hours of receipt thereof) notify Parent orally and in writing of any indication of interest, inquiry, proposal, offer or request for information relating to an Acquisition Transaction that is received by the Company, any Equityholder or the Equityholders’ Representative during the Interim Period, which notice shall include: (i) the identity of the Person making or submitting such indication of interest, inquiry, proposal, offer or request, and the terms and conditions thereof; and (ii) an accurate and complete copy of all written materials provided in connection with such indication of interest, inquiry, proposal, offer or request.

6.11 Tax Matters.

(a) All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges (“Transfer Taxes”) applicable to, or resulting from, or incurred in connection with, the transactions contemplated by this Agreement shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Equityholders, and the Surviving Corporation shall file all Tax Returns with respect thereto (with all costs of preparing and filing such Tax Returns to be borne solely by Parent).

(b) Calculation of Taxes. For all Tax purposes under this Agreement, including the determination of Pre-Closing Taxes and any Tax liabilities included in the Unpaid Tax Liability Amount or Net Working Capital, the amount of Taxes shall be calculated in accordance with the following principles:

(i) Straddle Period Allocation. In the case of any Taxes of the Company for a Straddle Period, such Taxes shall (A) in the case of real property, personal property and similar ad valorem Taxes, be deemed to be Taxes of the Company for a Pre‑Closing Tax Period in an amount equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period through and including the

Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (B) in the case of any other Taxes, be deemed to be Taxes of the Company for a Pre‑Closing Tax Period in an amount equal to the amount of Taxes that would be payable if the relevant Straddle Period ended on the Closing Date.

(ii) Taxes shall be calculated in accordance with the past practices of the Company, as applicable, and no position shall be taken, election made or method adopted that is inconsistent with any positions taken, elections made or methods used by the Company, as applicable, in calculating similar Taxes in prior taxable periods.

(iii) To the extent permitted by applicable Law, (A) all available Transaction Tax Deductions shall be allocable to a Pre-Closing Tax Period to the extent such deductions are least “more likely than not” deductible under applicable Law by the Company in such Pre-Closing Tax Period, (B) net operating losses of the Company for taxable periods (or portions thereof) ending (or deemed to end) on or prior to the Closing Date shall be applied to Pre-Closing Tax Periods and (C) research and development Tax credits of the Company for taxable periods (or portions thereof) ending (or deemed to end) on or prior to the Closing Date shall be applied to Pre-Closing Tax Periods.

(iv) Taxes resulting from any transactions occurring on the Closing Date after the Closing outside the ordinary course of business that are not contemplated by this Agreement shall be treated as allocable to the post-Closing portion of any Straddle Period.

(c) Consolidated Group. The parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Company for all applicable Tax purposes, including pursuant to Treasury Regulations Section 1.1502‑76, and Parent shall cause the Company to join Parent’s U.S. federal income tax consolidated group (and any equivalent thereof under any applicable state, local or non-U.S. Law) effective as of the beginning of the day after the Closing Date.

(d) Prohibited Actions. Until the date that the Final Merger Consideration is finally determined pursuant to Section 3.7, except to the extent otherwise required by applicable Law, none of Parent and its Affiliates (including the Surviving Corporation) shall, without the written consent of the Equityholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed) (i) amend any Tax Returns of the Company, (ii) extend or waive, or cause to be extended or waived, or permit the Company to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre‑Closing Tax Period (other than as a result of obtaining and using any extensions of time to file Tax Returns or pay Taxes that are automatically or routinely granted), (iii) make or change any material Tax election or accounting method or change any practice that has retroactive effect to any Pre‑Closing Tax Period with respect to the Company (other than any elections that are made on an annual basis and that are made in a manner consistent with past practice), or (iv) initiate any voluntary disclosure with any Governmental Authority relating to any actual or potential Tax payment or Tax Return filing obligation of the Company for any Pre-Closing Tax Period. Except to the extent otherwise required by applicable Law, none of Parent and its Affiliates (including the Surviving Corporation) shall, without the written consent of the Equityholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), take any action on the

Closing Date with respect to the Company other than in the ordinary course of business, except as required or expressly contemplated by this Agreement, that is intended to, or would reasonably be expected to, increase the Unpaid Tax Liability Amount or liability for any Pre-Closing Taxes. Notwithstanding the foregoing, no election shall be made under Section 336(e) or Section 338 of the Code (or any comparable applicable provision of state, local or non-U.S. Tax Law) by Parent (or any of its Affiliates, including the Surviving Corporation) in connection with Parent’s acquisition of the Company.

(e) FIRPTA Certificate. The Company shall deliver to Parent at Closing a certificate, together with a notice addressed to the IRS and written authorization for Parent to deliver such form to the IRS on behalf of the Company upon Closing, in the form of Exhibit H attached hereto in compliance with Section 1.897-2(h) and 1.1445-2(c)(3)(i) of the Treasury regulations, duly executed and acknowledged and dated as of the Closing Date, certifying that the Company is not and has not been within the past five (5) years a “United States real property holding corporation” within the meaning of Section 897 of the Code (collectively, the “FIRPTA Certificate”).

(f) Tax Refunds. Any Tax refunds specifically listed on Schedule 6.11(f) of the Company Disclosure Schedule (not in excess of the amount listed for the particular type of Tax, from the particular jurisdiction, listed on that schedule) that are received by Parent or the Company and any amounts credited against any Tax of Parent or the Company in lieu of such a refund (which, for the avoidance of doubt, shall not exceed the amount of such refunds), in each case, with respect to the Company, that relate to a Pre-Closing Tax Period, including the pre-Closing portion of any Straddle Period (determined in accordance with Section 6.11(b)(i)), shall be for the account of Equityholders to the extent such refund or credit of Tax was not already taken into account for purposes of the Unpaid Tax Liability Amount or Net Working Capital or any other Final Merger Consideration Element. Parent shall pay, or cause to be paid, over to the Equityholders’ Representative (for the benefit of the Equityholders) any such refunds or amounts of any such credits, net of any costs or expenses incurred in obtaining, receiving or remitting such amounts (including, for the avoidance of doubt, any Taxes that are imposed in connection with the receipt of such refunds or credits to the extent the payment to the Equityholders’ Representative does not reduce the amount of such Taxes) within ten (10) Business Days after receipt or entitlement thereto. To the extent that any such refund or amounts of any such credits are subsequently disallowed, the Equityholders’ Representative shall pay over Parent any such refunds or amounts of any such credits, together with any interest, penalties, or other additions to Tax imposed as a result of or in connection with such disallowance, within five (5) Business Days. For the avoidance of doubt, no Tax refunds or credits in lieu of refunds shall be payable to the Equityholders’ Representative or the Equityholders to the extent such refunds or credits result from the use of any Tax attributes of any Person other than the Company or from the carryback of any Tax attributes incurred or arising in any taxable period (or portion thereof) that is not a Pre-Closing Tax Period.

(g) Books and Records; Cooperation. Parent and the Equityholders’ Representative shall (i) provide each other with such assistance as may be reasonably requested in connection with the preparation or review of any Tax Return, the assessment of whether any Tax refunds or credits may be available to the Equityholders pursuant to Section 6.11(f), or any audit or other examination by any taxing authority or judicial or administrative proceeding relating to

Taxes with respect to the Company, and (ii) retain and provide each other with reasonable access to all records or information that may be relevant to such Tax Return, audit, examination or proceeding and, at the cost and expense of the requesting party, make employees available on a mutually convenient basis to provide additional information and explanation of any material provided.

6.12 Stockholder Approval. Concurrently with the execution of this Agreement, the Company shall have delivered to Parent a copy of the executed actions by written consent of certain of the Company Stockholders evidencing the Stockholder Approval. To the extent required by the CCC, the Company shall within ten calendar days after the date of this Agreement mail to any Company Stockholder who at that time has not approved this Agreement and the transactions contemplated hereby a notice of the approval of the Merger and adoption of this Agreement by written consent of the Company Stockholders pursuant to the applicable provisions of the CCC, which notice shall constitute the notice to the Company Stockholders required by applicable Law that appraisal rights may be available to the Company Stockholders in accordance with the CCC. The Company shall promptly inform Parent of the date on which such notice was sent. The notice shall also include a summary of this Agreement and the transactions contemplated hereby, including the Merger, which summary shall include a summary of the terms relating to the indemnification obligations of the Company Stockholders and the authority of the Equityholders’ Representative, and a statement that the adoption of this Agreement by the consenting Company Stockholders constituted approval of such terms. Notwithstanding anything to the contrary in this Section 6.12, the Company shall provide Parent with a reasonable opportunity to review and comment on such notice. The Company shall ensure that the notice does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information concerning Parent or Merger Sub furnished by Parent in writing for inclusion in the notice).

6.13 Certain Indebtedness. Prior to the Closing, the Company shall deliver to Parent Payoff Letters from and executed by (a) the administrative agent under the Credit Agreement evidencing the payoff of existing Indebtedness of the Company under the Credit Agreement, and (b) the Persons set forth on Schedule 3.5, in each case on the Closing Date.

6.14 Resignation of Company Directors. The Company shall cause to be delivered to Parent prior to the Closing written resignations of each director and officer of the Company designated by Parent, which written resignations shall be in form and substance reasonably satisfactory to Parent and be effective as of the Effective Time (collectively, such written resignations, the “Resignation Letters”).

6.15 Closing Agreements.

(a) Payments Administration Agreement. At or prior to the Closing, each of Parent and the Equityholders’ Representative shall duly execute and deliver to the other, and cause the Paying Agent to duly execute and deliver to Parent and the Company, the Payments Administration Agreement.

(b) Escrow Agreement. At the Closing, each of Parent and the Equityholders’ Representative shall duly execute and deliver to the other, and cause the Escrow Agent to duly execute and deliver to Parent and the Equityholders’ Representative the Escrow Agreement.

6.16 R&W Insurance Policy. Prior to or on the date hereof, Parent obtained the R&W Insurance Policy. Parent shall not agree to any amendment, variation or waiver of the Seller R&W Provisions (or do anything which has a similar effect) which would adversely impact any Equityholder or their respective Nonparty Affiliates without the Equityholders’ Representative’s prior written consent.

6.17 280G Matters. As promptly as is reasonably practicable after the execution of this Agreement, the Company shall use commercially reasonable efforts to solicit the approval of its stockholders to the extent and in the manner required by the terms of Section 280G(b)(5)(A)(ii) and (b)(5)(B) of the Code of a written consent in favor of a proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) inapplicable to any and all payments and/or benefits provided that might result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code (together, the “Section 280G Payments”). Any such stockholder approval shall be sought by the Company in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q 7 of Section 1.280G-1 of such Treasury Regulations. The form and substance of all stockholder approval documents contemplated by this Section 6.17, including the waivers from each person who the Company, in consultation with Parent, reasonably believes is a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) and who might otherwise receive or have the right or entitlement to receive a “parachute payment” under Section 280G of the Code, shall be subject to the prior review of Parent (with such documents to be provided to Parent at least three (3) Business Days prior to soliciting the stockholder approval described in this Section 6.17), and the Company shall use commercially reasonable efforts to implement all reasonable and timely comments from Parent thereon. Prior to the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent (i) that a Company stockholder vote was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder, and the requisite Company stockholder approval was obtained with respect to any payments or benefits that were subject to such Company stockholder vote (the “280G Approval”), or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the waivers of those payments or benefits which were executed by the affected individuals.

6.18 Termination of 401(k) Plan. The Company shall take all actions necessary and appropriate (including fully vesting participants in their account balances) to terminate the Company 401(k) Plan, effective no later than the day immediately preceding the Closing Date. The form of the resolutions terminating the Company 401(k) Plan shall be reasonably satisfactory to Parent, which shall be afforded a reasonable opportunity to review such resolutions. Prior to the Closing Date, the Company shall provide to Parent evidence, reasonably satisfactory to Parent, of the termination of the Company 401(k) Plan in accordance with this Section 6.18. The provisions of this Section 6.18 are solely for the benefit of the parties to this Agreement, and no current or former employee of the Company shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Section 6.18 be deemed to (a) establish, amend or modify any Company Plan, (b) alter or limit the ability of the Company or Parent to amend, modify or terminate any Company Plan or any other benefit or employment plan, program or Contract, or (c) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with the Company, Parent, or any of their respective Affiliates.

6.19 Closings and Mass Layoffs. Parent shall be solely responsible for any notice or liability obligations under the WARN Act or the California WARN Act arising from any plant closing, mass layoff, relocation, or termination conducted by any member of the Parent Group after the Closing. Notwithstanding anything to the contrary in the immediately preceding sentence, nothing in this Section 6.19 shall limit (or be construed to limit) any Parent Indemnitee’s rights or any Indemnifying Party’s obligations under ARTICLE IX.

6.20 Restrictive Covenant Agreements. During the Interim Period, the Company shall use commercially reasonable efforts to obtain and deliver to Parent a restrictive covenant agreement in form and substance delivered to the Company by Parent prior to the date hereof, duly executed by each Equityholder (excluding Equityholders who have delivered Management RCAs or the Sponsor RCA on or prior to the date hereof).

ARTICLE VII
CONDITIONS TO CLOSING

7.1 Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any or all of which may be waived, in whole or in part, by Parent:

(a) Each of the Fundamental Representations set forth in this Agreement and Section 12(d) of the Company Stockholder Joinder Agreement shall have been accurate in all respects as of the date hereof (except for de minimis inaccuracies), and shall be accurate in all respects as of the Closing Date (except for de minimis inaccuracies), as if made on the Closing Date (other than such Fundamental Representations set forth in this Agreement that speak as of another specified date, which need only be accurate as of such date (except for de minimis inaccuracies)). Each of the other representations and warranties set forth in ARTICLE IV, the Company Stockholder Joinder Agreement and the Option Cancellation Agreements shall have been accurate (without giving effect to any “Company Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties) as of the date hereof, and shall be accurate (without giving effect to any “Company Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties) as of the Closing Date as if made on the Closing Date (other than representations and warranties that speak as of another specified date, which need only be accurate as of such date), in each case except where the failure of such representations and warranties referenced in this sentence to be accurate, individually or in the aggregate, has not had a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c) Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect;

(d) Company Stockholders representing at least ninety-five percent (95%) of the outstanding shares of Company Stock shall have duly executed and delivered to Parent a Company Stockholder Joinder Agreement;

(e) Parent shall have received a certificate signed by a duly authorized officer of the Company, dated the Closing Date, to the effect that the conditions specified in Sections 7.1(a) and 7.1(b) are satisfied;

(f) No Law shall have been enacted or promulgated by any Governmental Authority of competent jurisdiction and remain in effect that makes consummation of the Transactions illegal or otherwise prohibits consummation of the Transactions, and no Order shall have been issued by any Governmental Authority of competent jurisdiction and be in effect precluding, restraining, enjoining or prohibiting consummation of the Transactions;

(g) No Action shall have been filed in any court of competent jurisdiction seeking to restrain, materially delay or prohibit the consummation of any of the Transactions nor shall any such Action have been overtly threatened by any Governmental Authority;

(h) Dissenting Shares shall not constitute more than five percent (5%) in aggregate of the total number of shares of Company Stock issued and outstanding immediately prior to the Effective Time;

(i) The waiting period under the HSR Act applicable to the Transactions shall have expired or been terminated. The required approval under any other applicable Competition Laws set forth in Schedule 7.1(i) shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired; and

(j) Parent shall have received a copy of the executed actions by written consent of the requisite Company Stockholders evidencing the Stockholder Approval in accordance with the terms of Section 6.12; and

(k) The Equityholders’ Representative shall have made the deliveries required to be made by the Equityholders’ Representative pursuant to Section 7.3(a).

7.2 Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the Transactions shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any or all of which may be waived, in whole or in part, by the Company:

(a) the representations and warranties of Parent and Merger Sub set forth in ARTICLE V shall have been accurate in all respects as of the date hereof, and shall be accurate in all respects as of the Closing Date, as if made on the Closing Date (other than representations and warranties that speak as of another specified date, which need only be accurate as of such date), except where any failure of any such representation or warranty to be true and correct would not have a material adverse effect on Parent’s and Merger Sub’s ability to perform and consummate the Transactions;

(b) each of Parent and Merger Sub shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c) the Company shall have received a certificate signed by an officer of each of Parent and Merger Sub, dated the Closing Date, to the effect that the conditions specified in Sections 7.2(a) and 7.2(b) are satisfied;

(d) No Law shall have been enacted or promulgated by any Governmental Authority of competent jurisdiction and remain in effect that makes consummation of the Transactions illegal or otherwise prohibits consummation of the Transactions, and there shall not be any Order of any court of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Transactions;

(e) No Action shall have been filed in any court of competent jurisdiction seeking to restrain, materially delay or prohibit the consummation of any of the Transactions nor shall any such Action have been overtly threatened by any Governmental Authority; and

(f) The waiting period under the HSR Act applicable to the Transactions shall have expired or been terminated. The required approval under any other applicable Competition Laws set forth in Schedule 7.2(f) shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired.

(g) Parent and Merger Sub shall have made the deliveries required to be made by Parent and Merger Sub pursuant to Section 7.3(b).

7.3 Closing Deliveries. At or prior to the Closing:

(a) The Equityholders’ Representative shall have delivered, or caused to be delivered, to Parent or any other Person designated by Parent (unless the delivery is waived in writing by Parent), the following documents, in each case duly executed or otherwise in proper form:

(i) Secretary’s Certificate. A certificate, in a form satisfactory to Parent, signed by the secretary of the Company and dated as of the Closing Date, certifying each of the following, as attached to such certificate, constitutes the correct, accurate and complete copy of such document, such document as attached has not been amended supplemented or modified, and that such document is in full force and effect as of the Closing: (w) the A&R Charter; (x) the A&R Bylaws; (y) resolutions of the Company’s board of directors (A) determining that it is in the best interests of the Company and the Company Stockholders, and declaring it advisable, to enter into this Agreement, (B) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, and (C)

recommending adoption of this Agreement and approval of the Transactions, including the Merger, by the Company Stockholders; and (z) resolutions of the Company Stockholders approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger;

(ii) Good Standing Certificate. A good standing certificate with respect to the Company issued by (A) the California Secretary of State and (B) each jurisdiction in which the Company is qualified to conduct business, in each case dated as of a date not more than ten (10) Business Days prior to the Closing Date;

(iii) Required Consents. All written consents set forth on Schedule 7.3(a)(iii), duly executed and in full force and effect, the form and substance of which are reasonably satisfactory to Parent;

(iv) Payoff Letters. All Payoff Letters;

(v) Resignation Letters. All Resignation Letters;

(vi) FIRPTA Certificate. The FIRPTA Certificate.

(vii) Escrow Agreement. The Escrow Agreement duly executed by the Equityholders’ Representative pursuant to Section 6.15(b);

(viii) Payments Administration Agreement. The Payments Administration Agreement duly executed by the Equityholders’ Representative and the Paying Agent pursuant to Section 6.15(a);

(ix) Option Cancellation Agreements. Company Option Cancellation Agreements, executed by the Company and Company Optionholders representing at least 80% of the Company Options; and

(x) Interested Party Agreements. Evidence, in form and substance satisfactory to Parent, of the termination of each Interested Party Agreement, if any, without Liability of the Surviving Corporation, Parent and its Affiliates.

(b) Parent and Merger Sub shall have delivered, or caused to be delivered, to the Equityholders’ Representative or any other Person designated by Equityholders’ Representative (unless the delivery is waived in writing by the Equityholders’ Representative), the following documents, in each case duly executed or otherwise in proper form:

(i) The Payments Administration Agreement duly executed by Parent and the Paying Agent pursuant to Section 6.15(a);

(ii) The Escrow Agreement duly executed by Parent and the Escrow Agent pursuant to Section 6.15(b); and

(iii) a certificate signed by an officer of each of Parent and Merger Sub, dated the Closing Date, to the effect that the conditions specified in Sections 7.2(a) and 7.2(b) are satisfied.

ARTICLE VIII
TERMINATION

8.1 Termination of Agreement. Subject to Section 10.1, this Agreement may be terminated at any time prior to the Effective Time as follows:

(a) at the election of the Company or Parent after November 9, 2026 (the “Outside Date”), if the Merger shall not have occurred by 5:00 p.m. San Francisco, CA time on such date; provided, that, if on such date any of the conditions set forth in Section 7.1(i) or Section 7.2(f) shall not have been satisfied (or waived), the Outside Date shall automatically be extended, without any action on the part of either party, to the earlier of (x) the 60th day following the Outside Date, and (y) such date on which all of such conditions have been satisfied (or waived) (the earlier of foregoing clauses (x) and (y), the “Extended Outside Date”), if the Merger shall not have occurred by 5:00 p.m. San Francisco, CA time on such date (as it may be so extended, the Outside Date); provided, further, that neither the Company nor Parent may terminate this Agreement pursuant to this Section 8.1(a) if it (or, in the case of Parent, Merger Sub or Parent) is in material breach of any of its obligations hereunder and such material breach causes, or results in, either (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in ARTICLE VII prior to the Outside Date, or (B) the failure of the Effective Time to have occurred prior to the Outside Date;

(b) by mutual written consent of the Company and Parent;

(c) by the Company or Parent if there shall be in effect a final, nonappealable Order of a Governmental Authority prohibiting the consummation of the Merger, it being agreed that, without limiting the parties’ other obligations hereunder, the Company, Parent and Merger Sub shall use their reasonable best efforts to promptly appeal any adverse determination that is appealable and diligently pursue such appeal; provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if such party (or, in the case of Parent, Merger Sub or Parent) is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in ARTICLE VII;

(d) by Parent if (i) neither Parent nor Merger Sub are in material breach of any of their respective obligations hereunder and (ii) the Company is in material breach of any of its representations, warranties or obligations hereunder that renders or would render the conditions set forth in Sections 7.1(a) or 7.1(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) twenty (20) days after the giving of written notice by Parent to the Company and (y) two (2) Business Days prior to the Outside Date;

(e) by the Company if (i) the Company is not in material breach of any of its representations, warranties or obligations hereunder and (ii) either Parent or Merger Sub are in material breach of any of their respective representations, warranties or obligations hereunder that renders or would render the conditions set forth in Sections 7.2(a) or 7.2(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) twenty (20) days after the giving of written notice by the Company to Parent and (y) two (2) Business Days prior to the Outside Date; or

(f) the Company if (i) all the conditions set forth in Section 7.1 have been satisfied or expressly waived in writing by Parent (other than those conditions that by their terms are to be satisfied at the Closing, each of which shall be capable of being satisfied on the date that notice of termination is delivered by the Company to Parent) and (ii) Parent and Merger Sub do not complete the Merger by the day the Closing is required to occur pursuant to Section 2.2;

(g) by Parent, by written notice from Parent to Company, if after the date of this Agreement there shall have occurred a Company Material Adverse Effect; or

(h) by Parent, if the condition set forth in Section 7.1(j) shall not have been satisfied within two (2) Business Days following the execution and delivery of this Agreement.

8.2 Procedure Upon Termination. Subject to Section 8.3, in the event of termination and abandonment by Parent or the Company, or both, pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to the other parties, and this Agreement shall terminate, and the Merger shall be abandoned, without further action by Parent or the Company.

8.3 Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 8.1 and Section 8.2, this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of any party, except that (a) the provisions of this Section 8.3, Section 6.1(b) (Access to Information), Section 6.8 (Publicity; Confidentiality), Section 10.2 (Expenses) and ARTICLE X (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms, and (b) nothing herein shall relieve any party hereto from liability for Losses incurred or suffered by any other party hereto as a result of any Willful Breach by such first party of any of its covenants or other agreements set forth in this Agreement prior to the time of such termination, and (c) in the event this Agreement is terminated by the Company pursuant to any of Sections 8.1(e) or 8.1(f) (or Parent terminates this Agreement at a time when it is terminable by the Company), Parent shall be liable for all damages available to the Company as a result of any Willful Breach by Parent or Merger Sub, including the failure to consummate the transactions contemplated by this Agreement as a result of a Willful Breach. The recoverable damages of the Company hereunder shall not be limited to reimbursement of costs and expenses but shall be based upon the loss of the benefit of the bargain by the Equityholders as equityholders of the Company (including the premium reflected in the Aggregate Merger Consideration, which was specifically negotiated by the board of directors of the Company on behalf of the Equityholders as equityholders of the Company, and taking into consideration all other relevant matters, including other combination opportunities and the time value of money), which shall be deemed to be damages of the Company and shall be recoverable by the Company on behalf of the Equityholders. “Willful Breach” means an intentional material breach of any material representation, warranty or covenant or other agreement set forth in this Agreement that is a direct consequence of an act or a failure to act by a party, provided, that such party (x) had the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement, and (y) acted or failed to act with the specific intent of causing such breach. Without limiting the generality of the foregoing, if the Company validly terminates this Agreement pursuant to Section 8.1(f) (as expressly acknowledged in writing by Parent or determined by a court of competent jurisdiction in accordance with Section 10.4), Parent shall be deemed to have committed a Willful Breach. In the event that this Agreement is terminated in accordance with Section 8.1, Parent acknowledges and agrees that all documents, copies thereof, and all materials received from or on behalf of the Company, any of its Affiliates or Representatives relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, shall continue to be subject to the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE IX
ADDITIONAL AGREEMENTS

9.1 No Other Representations. EACH OF PARENT AND MERGER SUB SPECIFICALLY ACKNOWLEDGES AND AGREES THAT except for the representations and warranties contained in ARTICLE IV (as modified by the COMPANY DISCLOSURE Schedule) OR IN THE Company Stockholder Joinder Agreements and Letters of Transmittal, neither THE COMPANY nor any other Person makes, or has made, any other express or implied representation or warranty with respect TO THE COMPANY or the transactions contemplated by this Agreement. EACH OF PARENT AND MERGER SUB specifically acknowledgeS and agreeS to THE COMPANY’s express disavowal and disclaimer of any other representations or warranties, whether made by THE COMPANY or any of ITS Affiliates, OR ITS OR THEIR RESPECTIVE PARTNERS, MEMBERS, EQUITYHOLDERS, officers, directors, MANAGERS, employees, agents or representatives. EACH OF PARENT AND MERGER SUB (A) acknowledgeS that in making ITS determination to proceed with the transactions contemplated by this Agreement, EACH OF PARENT AND MERGER SUB haS relied SOLELY ON the specific representations and warranties expressly made by the Company in ARTICLE IV (as modified by the COMPANY DISCLOSURE Schedule), THE Company Stockholder Joinder Agreements and Letters of Transmittal, and (B) specifically and irrevocably disclaims that any of Parent, Merger Sub or any of their respective Affiliates is relying upon or has relied upon any such other representations or warranties AND specifically disclaims any such other representation or warranty made by any Person. In furtherance of the foregoing, and not in limitation thereof, EACH OF PARENT AND MERGER SUB specifically acknowledgeS and agreeS that THE COMPANY DOES NOT make, NOR has made, any representation or warranty, express or implied, with respect to any financial projection or forecast delivered to ANY OF PARENT, MERGER SUB OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES with respect to the performance of THE COMPANY WHETHER before, ON or after the Closing Date. EACH OF PARENT AND MERGER SUB specifically acknowledgeS and

agreeS that THE COMPANY DOES NOT make, NOR has made (NOR HAS AUTHORIZED ANY OTHER PERSON TO MAKE ON ITS BEHALF), any representations or warranties to PARENT OR MERGER SUB regarding the probable success or profitability of the COMPANY. PARENT AND MERGER SUB shall acquire THE COMPANY without any representation or warranty, express or implied, as to the quality, merchantability, fitness for any particular purpose, conformity to samples, or condition of THE COMPANY, any assets or any part thereof and, except, IN EACH CASE, for the representations and warranties contained in ARTICLE IV (as modified by the COMPANY DISCLOSURE Schedule and subject to section 9.2 hereof) AND IN THE Company Stockholder Joinder Agreements and Letters of Transmittal.

9.2 Survival of Certain Representations, Warranties and Covenants. The Fundamental Representations shall survive the Closing and remain in full force and effect until the sixth (6th) anniversary of the Closing Date. All other representations and warranties (collectively, such other representations and warranties, the “General Representations”) and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by such party prior to the Closing) of the parties set forth in this Agreement, will terminate effective immediately as of the Closing. For the avoidance of doubt, with effect and from the Closing, other than with respect to the Fundamental Representations, the R&W Insurance Policy will be Parent’s, Merger Sub’s and the Surviving Corporation’s sole source of recovery with respect to any breach of the representations and warranties set forth in this Agreement and any other Transaction Document. Each covenant and agreement requiring performance at or after the Closing, will, in each case, expressly survive Closing in accordance with its terms, and nothing in this Section 9.2 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement (with it being understood that Parent will also be liable for breach of any covenant or agreement requiring performance by the Surviving Corporation after the Closing, and that nothing herein will limit or affect Parent or any of its Affiliates’ liability for the failure to pay the Aggregate Merger Consideration (in whole or in part) or any party’s liability for the failure to pay any other amounts payable by them (in whole or in part) as and when required by this Agreement); provided, further, that if, at any time following the Closing and prior to the applicable expiration or termination date/time of any representation, warranty, covenant or agreement set forth in this Section 9.2 (such applicable expiration or termination date, the “Expiration Date”), any Parent Indemnitee in good faith delivers to Equityholders’ Representative a written notice alleging the existence of an inaccuracy in or a breach of any of the Fundamental Representations, then the claim asserted in such notice shall survive the applicable Expiration Date until such time as such claim is fully and finally resolved.

9.3 Indemnification.

(a) Indemnification Obligations of the Equityholders with Respect to Company. Subject to the limitations and procedures contained in this Section 9.3, after the Closing, each Company Stockholder (each a “Stockholder Indemnifying Party”, and collectively, the “Stockholder Indemnifying Parties”) shall on a several and not joint basis in accordance with such Stockholder Indemnifying Party’s Indemnification Share indemnify Parent, the Surviving Corporation and their respective Affiliates, and their respective direct and indirect equityholders, officers, directors, employees, Representatives, successors and permitted assigns (collectively, “Parent Indemnitees”) and hold each of them harmless against and in respect of, and reimburse such Parent Indemnitees for all Losses incurred or suffered by the Parent Indemnitees and resulting from, arising out of, and incurred with respect to:

(i) any inaccuracy or breach of any Fundamental Representation set forth in Article IV;

(ii) any breach or non-fulfillment of any covenant or other obligation in any Transaction Document to be performed as of or following the Closing by the Company or the Equityholders’ Representative (in his, her or its capacity as such);

(iii) any Pre-Closing Taxes, provided, that Taxes that are included in the Unpaid Tax Liability Amount (to the extent of the amount actually so included) shall not themselves constitute Losses;

(iv) (A) any claim existing or right asserted pre-Closing by any Person who is or at any time was an officer, director, or employee of the Company involving a right or entitlement or an alleged right or entitlement to indemnification, reimbursement of expenses or any other relief or remedy with respect to any act or omission on the part of such Person; or (B) any claim or right asserted by any Equityholder or any other actual or purported securityholder of the Company relating to any alleged action or failure to act on its behalf by Equityholders’ Representative;

(v) any claim for appraisal or dissenters’ rights, including any payment in respect of Dissenting Shares in excess of the amounts otherwise payable under Section 3.1(a)(iii) to the holders seeking such rights, and any other costs or expenses (including attorneys’ fees, costs and expenses in connection with any Action or in connection with any investigation) in respect of any such claims;

(vi) the amount of any Transaction Costs or any Indebtedness remaining unpaid at the Closing and not accounted for in the calculation of the Final Merger Consideration;

(vii) any transfers by any Equityholder of any Earnout Payment (whether or not in compliance with Section 3.8(i)); and

(viii) any of the matters set forth on Schedule 9.3(a)(viii).

(b) Indemnification Obligations of each Equityholder with Respect to such Equityholder. Subject to the limitations and procedures contained in this Section 9.3, after the Closing, each Equityholder (collectively with each Stockholder Indemnifying Party, the “Indemnifying Parties”, each an “Indemnifying Party”) shall indemnify Parent Indemnitees and hold each of them harmless against and in respect of, and reimburse such Parent Indemnitees for all Losses incurred or suffered by the Parent Indemnitees and resulting from, arising out of, and incurred with respect to:

(i) any inaccuracy or breach of any Fundamental Representation made by such Equityholder set forth in the Company Stockholder Joinder Agreement or, as applicable, the Company Option Cancellation Agreement delivered by such Equityholder; and

(ii) any breach or non-fulfillment by such Equityholder of any covenant or other obligation of such Equityholder in any Transaction Document to which such Equityholder is a party to be performed as of or following the Closing.

(c) Certain Limitations on Indemnification.

(i) Subject to Sections 9.3(c)(iv) and 9.3(c)(vi), the maximum aggregate liability of each Indemnifying Party pursuant to this Section 9.3 for claims arising under Section 9.3(a) will in no event exceed an amount equal to such Indemnifying Party’s Indemnification Share of the Aggregate Merger Consideration actually paid by or on behalf of Parent or Surviving Corporation pursuant to the terms of this Agreement on or prior to the date of determination of such indemnification liability.

(ii) Payments by any Indemnifying Party pursuant to Section 9.3(a) in respect of any Losses shall be limited to the amount of Losses that remains after deducting therefrom any insurance proceeds (including the R&W Insurance Policy) and any indemnity, contribution or other similar payment actually received by the applicable Parent Indemnitee in respect of any such Losses (net of all out-of-pocket costs and expenses relating to collection of such amounts from insurers or other third parties, any Taxes incurred thereon, as well as, in the case of recovery insurance proceeds, any deductibles and increased premiums). If a Parent Indemnitee, after having received any indemnification payment with respect to any Losses pursuant to this Agreement from an Indemnifying Party, subsequently receives any insurance proceeds, such Parent Indemnitee shall promptly reimburse such Indemnifying Party in an amount equal to the relevant portion of the insurance or other proceeds in respect of such Losses (net of all out-of-pocket costs and expenses relating to collection of such amounts from insurers or other third parties, any Taxes incurred thereon, as well as, in the case of recovery insurance proceeds, any deductibles and increased premiums), but not in excess of the amount of indemnification payments previously paid by such Indemnifying Party to the Parent Indemnitee in respect of such Losses. The Parent Indemnitees shall use commercially reasonable efforts to mitigate Losses; provided, that this provision shall not obligate the Parent Indemnitees to (i) bring legal proceedings against any current or former employee, customer or supplier, (ii) forego any legal right or entitlement or (iii) otherwise undertake any action that would be adverse to the Parent Indemnitees in any material respect.

(iii) In connection with indemnification or reimbursement pursuant to Section 9.3(a)(i) or Section 9.3(b)(i), all references in ARTICLE IV (or in the Company Stockholder Joinder Agreement or the Company Option Cancellation Agreements) to “Company Material Adverse Effect,” “material,” “material respects” or other materiality qualification or any similar qualifications contained in such representation or warranty shall be disregarded for all purposes.

(iv) Notwithstanding anything contained herein to the contrary, none of the limitations set forth in Section 9.3(a) or this Section 9.3(b) shall apply to any claim for Losses resulting from Fraud.

(v) No Parent Indemnitee will be entitled to any indemnification under this Section 9.3 with respect to Losses in respect of a matter to the extent such Losses in respect of such matter were specifically included in the calculation of the Final Merger Consideration, including any Final Merger Consideration Elements.

(vi) Subject to the limitations set forth in this Section 9.3, if the Parent Indemnitees are entitled to be indemnified for Losses (excluding those arising under Section 9.3(b)) under this ARTICLE IX in excess of the Aggregate Merger Consideration actually paid on or prior to the date of determination of such Losses, the Parent Indemnitees shall have a right to set off the amount of such excess Losses against any Additional Merger Consideration or any Earnout Payments payable after the date of such determination. Parent and the Equityholders agree to treat any such indemnification payment made via setoff pursuant to this Agreement as an adjustment to the Final Merger Consideration for all Tax purposes, unless otherwise required by applicable Law.

(d) Indemnification Procedures.

(i) Third Party Claims. Any Parent Indemnitee seeking indemnification or reimbursement from any Indemnifying Party pursuant to this Section 9.3 shall promptly provide to the Equityholders’ Representative a notice of such indemnification claim pursuant to this Section 9.3 (a “Claim Notice”), and in the event that there be asserted against any Parent Indemnitee any written claim or demand by a Person that is not a Parent Indemnitee or an Affiliate of a Parent Indemnitee for which such Parent Indemnitee may be entitled to indemnification pursuant to this Section 9.3 (a “Third-Party Claim”), such Parent Indemnitee shall provide to the Equityholders’ Representative a Claim Notice with respect thereto promptly following such Parent Indemnitee’s receipt of such claim. Each Claim Notice shall contain the amount or a good faith estimate of the potential Losses against which such Parent Indemnitee seeks indemnification, to the extent then ascertainable, and a statement that such Parent Indemnitee is entitled to indemnification pursuant to this Section 9.3 with respect to such potential Losses and a reasonable explanation of the basis therefor; provided that, any failure by any Parent Indemnitee to give such notice promptly shall not relieve the Indemnifying Parties of any indemnification obligations hereunder unless and only to the extent any Indemnifying Party is actually prejudiced by such failure. For the avoidance of doubt, no Parent Indemnitee shall have any obligation to notify Equityholders’ Representative with respect to any Third-Party Claim that is not indemnifiable by the Indemnifying Parties under Section 9.3(a).

(ii) If (x) the estimated Losses for a Third-Party Claim exceed the remaining coverage available under the R&W Insurance Policy, and such Losses are indemnifiable by the Indemnifying Parties pursuant to Section 9.3(a), or (y) the R&W Insurer has confirmed in writing, or the Equityholders’ Representative has reasonably determined in good faith, that such Third-Party Claim is not covered by the R&W Insurance Policy, within thirty (30) days after receiving notice of the Third-Party Claim, the Equityholders’ Representative shall have the right, on behalf of the Indemnifying Parties, to participate in, or by giving written notice to the Parent

Indemnitee, to assume the defense of any Third-Party Claim (in each case at the Indemnifying Parties’ sole expense and by the Indemnifying Parties’ own counsel that is reasonably satisfactory to Parent), and the Parent Indemnitee shall use commercially reasonable efforts to cooperate in good faith in such defense; provided, however, that the Equityholders’ Representative, on behalf of the Indemnifying Parties, shall not have the right to assume the defense of, defend, or direct the defense of, any such Third-Party Claim that (A) is asserted directly by or on behalf of a Person that is, at the time of such Third-Party Claim, a former or current supplier, current customer or other material business relation of Parent’s, the Surviving Corporation’s or their respective Affiliates’ business, (B) relates to any regulatory or criminal proceeding, action, indictment, allegation or investigation, (C) seeks an injunction or other equitable relief against the Parent Indemnitee, (D) a Governmental Authority is a party to (including for the avoidance of doubt, any Tax Proceeding), or (E) is not indemnifiable by Equityholders under Section 9.3(a). In the event that the Equityholders’ Representative, on behalf of the Indemnifying Parties, assumes the defense of any Third-Party Claim, subject to the provisions of this Section 9.3(d), it shall have the right to take such action as it deems necessary (in its good faith determination) to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Parent Indemnitee, and the Parent Indemnitee shall have the right, at its own cost and expense, to participate in the defense of such Third-Party Claim with counsel selected by it subject to the Equityholders’ Representative’s right to control the defense thereof on behalf of the Indemnifying Parties. Parent, the Surviving Corporation, the Equityholders’ Representative and the Indemnifying Parties shall reasonably cooperate with each other in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.1) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party (during normal business hours and upon reasonable prior notice), management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim; provided, that no party shall be required to disclose any information that is subject to attorney client privilege; provided, further that in the event a party is prevented from disclosing any information because of attorney client privilege, such party shall cooperate in good faith and use commercially reasonable efforts to make such information available in a manner that does not waive any applicable attorney client privilege. Notwithstanding anything to the contrary in this Section 9.3, as between the Parent Indemnitees, on one hand, and the Indemnifying Parties and the Equityholders’ Representative, on the other hand, the Parent Indemnitees shall have the sole and exclusive right to control and assume the defense of any Third-Party Claim arising from a breach or an inaccuracy of a General Representation (solely to the extent such breach or inaccuracy does not also relate to a breach of a Fundamental Representation), and neither Equityholders’ Representative nor any Indemnifying Party shall have any right to control or assume the defense of, or participate in the defense of, any such Third-Party Claim.

(iii) Notwithstanding any other provision of this Agreement, the Equityholders’ Representative (on behalf of the Indemnifying Parties) shall not enter into settlement of any Third-Party Claim without the prior written consent of the applicable Parent Indemnitee(s) (which consent shall not be unreasonably withheld, conditioned or delayed). If a firm offer is made to settle a Third-Party Claim without leading to (x) liability or the creation of a financial or other obligation on the part of the Parent Indemnitees or (y) the imposition of any injunction or equitable relief on, or an admission of wrongdoing by the Parent Indemnitees, and provides, in customary form, for a legally binding, unconditional and irrevocable release of each

Parent Indemnitee from all liabilities and obligations in connection with such Third-Party Claim and the Equityholders’ Representative (on behalf of the Indemnifying Parties) desires to accept and agree to such offer, the Equityholders’ Representative shall give written notice to that effect to the Parent Indemnitee and Parent. If the Parent Indemnitee fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Equityholders’ Representative (on behalf of the Indemnifying Parties) shall continue to contest or defend such Third-Party Claim and in such event, the maximum liability of each Indemnifying Party as to such Third-Party Claim shall not exceed such Indemnifying Party’s Indemnification Share of the amount of such settlement offer. If the Parent Indemnitee is defending the Third-Party Claim, it shall not agree to any settlement without the written consent of the Equityholders’ Representative (on behalf of the Indemnifying Parties) (which consent shall not be unreasonably withheld, conditioned or delayed).

(iv) Direct Claims. Any claim by a Parent Indemnitee on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Parent Indemnitee giving the Indemnifying Party prompt written notice thereof (a “Direct Claim Notice”). The failure to promptly deliver a Direct Claim Notice shall not, however, relieve the Indemnifying Parties of their indemnification obligations, except and only to the extent that the Indemnifying Parties are actually prejudiced by reason of such failure. The Direct Claim Notice delivered by a Parent Indemnitee shall describe the Direct Claim in reasonable detail, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by a Parent Indemnitee. The Equityholders’ Representative (on behalf of the Indemnifying Parties) shall have thirty (30) days after its receipt of such Direct Claim Notice to provide written notice to Parent of any bona fide good faith objections to such Direct Claim Notice, including the details supporting such objection. If Equityholders’ Representative fails to deliver a written objection within such thirty (30)-day period, the Direct Claim shall be deemed to be accepted and the Losses to be paid by Equityholders shall be the amount set forth in the Direct Claim Notice. For the avoidance of doubt, Parent Indemnitee shall have no obligation to notify Equityholders’ Representative with respect to any Direct Claim that is not indemnifiable by the Equityholders under Section 9.3(a).

(e) Manner of Payment.

(i) The Parent Indemnitees shall use commercially reasonable efforts to seek recovery of any amount Finally Determined to be owing to the Parent Indemnitees pursuant to Sections 9.3(a) or 9.3(b) (A) first, other than indemnification pursuant to Section 9.3(a)(viii), by seeking recovery from the R&W Insurance Policy to the extent coverage is available thereunder; (B) then, to the extent coverage is not available under the R&W Insurance Policy or the amount Finally Determined to be owing to the Parent Indemnitees is in excess of the limit under the R&W Insurance Policy or with respect to indemnification pursuant to Section 9.3(a)(viii), by setting off the remainder of such Finally Determined amount against any unpaid Earnout Payment finally determined to be earned and due and payable by Parent to the Company Stockholders pursuant to Section 3.8; and (C) finally, solely such amount for which coverage is not available under the R&W Insurance Policy and no set-off is available under foregoing clause (B) at the time such amount for recovery is Finally Determined (or the remainder of such Finally Determined amount exceeds the sum of all unpaid Earnout Payments (if any) finally determined to be earned and due and payable by Parent to the Equityholders pursuant to Section 3.8(d) or Section 3.8(e)), from the Indemnifying Parties (provided that any indemnification or payment obligation of the Stockholder Indemnifying Parties for any Losses under Section 9.3(a) shall be on a several and not joint basis in accordance with their respective Indemnification Shares of such Losses), directly by wire transfer of immediately available funds to an account designated by the applicable Parent Indemnitee within ten (10) Business Days after such Parent Indemnitee so requests in writing after following the procedures set forth in this Section 9.3(e) but only if and to the extent otherwise permitted hereunder and subject to the limitations set forth herein. Notwithstanding any provision in this Agreement to the contrary, the Parent Indemnitees acknowledge and agree that: (1) the Indemnifying Parties shall not be required to pay the Parent Indemnitees any amounts with respect to Losses by reason of any breach or inaccuracy of any General Representations; (2) the Parent Indemnitees shall not be entitled to recourse (or to seek recourse) against the Indemnifying Parties under foregoing clause (C) of this Section 9.3(e)(i) for Losses arising under Section 9.3(a)(iii) or, solely to the extent relating to any Unpaid Tax Liability Amount, Section 9.3(a)(vi), and (3) accordingly, after the Closing, the sole and exclusive recourse and remedy of the Parent Indemnitees with respect to any and all claims (other than claims arising from Fraud against the Person committing such Fraud or the determination of the Final Merger Consideration in accordance with Section 3.7) for any breach or inaccuracy of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in this Section 9.3 or pursuant to the R&W Insurance Policy; provided, however, that nothing in this Section 9.3 shall limit any party’s right to seek and obtain specific performance or an injunction or any equitable relief to which such party shall expressly be entitled under Section 10.1. For the avoidance of doubt, no Equityholder shall be liable for any indemnification obligation of any other Equityholder under Section 9.3(b). For the avoidance of doubt, the Parent Indemnitees shall not be required to seek recovery from the R&W Insurance Policy for any claims made pursuant to Section 9.3(a)(viii).

(ii) For purposes of this Agreement and any indemnification claim notice, any amounts claimed therein and any other matters set forth therein shall be deemed to be “Finally Determined” for purposes of this Section 9.3 when (A) such claim notice, amounts and matters have been resolved by a written agreement executed by the Parent Indemnitee making such claim and the Indemnifying Party against whom indemnification is sought hereunder, or (B) such claim notice, amounts and matters have been resolved by a final, nonappealable order, decision or ruling of a court of competent jurisdiction with respect to such matter in dispute, or portion thereof.

(iii) All payments required pursuant to this Section 9.3 will be deemed for Tax purposes to be adjustments to the Final Merger Consideration pursuant to this Agreement, except to the extent otherwise required by applicable Law.

9.4 Exercise of Remedies by Parent Indemnitees Other than Parent. Notwithstanding anything to the contrary in this Agreement, no Parent Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

9.5 Exclusive Remedy. Except (a) with respect to a claim for Fraud or for specific performance or another equitable remedy, and (b) the remedies provided with respect to the matters set forth in Sections 3.7 and 3.8, the sole and exclusive remedy for any and all claims against the

Equityholders arising under this Agreement shall be the remedies expressly provided in this ARTICLE IX and no Person will have any other right, claim, entitlement, remedy or recourse, whether in contract, tort or otherwise against the Equityholders with respect to such claims, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties to the fullest extent permitted by Law. The provisions of this Agreement were specifically bargained for by the parties and were taken into account by them in arriving at the Estimated Merger Consideration, the Final Merger Consideration and the Aggregate Merger Consideration and the terms and conditions of this Agreement and the agreements contemplated herein.

ARTICLE X
MISCELLANEOUS

10.1 Remedies.

(a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Parent and/or Merger Sub, on the one hand, and the Company, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement without proof of actual damages or inadequacy of legal remedy and without bond or other security being required. The pursuit of specific enforcement or other equitable remedies by any party hereto will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled at any time. If either party commences litigation seeking specific performance pursuant to this Section 10.1(a), the non-prevailing party will reimburse the prevailing party for the reasonable legal fees and expenses incurred by the prevailing party in connection with such litigation, including any appeal therefrom.

(b) Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company, or Parent or Merger Sub, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company, or Parent and Merger Sub, as applicable, under this Agreement. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 10.1, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.1 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.1 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 10.1 prior or as a condition to exercising any termination right under ARTICLE VIII (and pursuing monetary damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 10.1 or anything set forth in this Section 10.1 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of ARTICLE VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

10.2 Expenses. Except as otherwise provided in this Agreement, each of the Company, Parent and Merger Sub shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions. Parent and Merger Sub shall pay: (a) 100% of the R&W Insurance Policy Costs; (b) 100% of any filing fees assessed under the HSR Act or any other applicable Competition Laws; and (c) 50% of the fees and expenses of the Escrow Agent relating to the Escrow Agreement and the Paying Agent relating to the Payments Administration Agreement.

10.3 Entire Agreement; Amendments and Waivers. This Agreement (including the Exhibits hereto, and the Company Disclosure Schedule) and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement may only be amended, supplemented or changed by a written instrument signed by each of the parties. Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.4 Governing Law. Matters pertaining to the Merger or corporate law affecting the internal affairs of the Company shall be governed by the CCC, and all other matters concerning this Agreement, and its negotiation, execution and performance, and all claims or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware, and only if such federal court does not have jurisdiction, the Superior Court sitting in Wilmington, Delaware) (the “Designated Courts”), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in the Designated Courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit or the exercise of personal jurisdiction over it by the Designated Courts, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Designated Courts and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 10.6 below shall be effective service of process for any suit, action or proceeding brought in any such court.

10.5 Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise), (b) when sent by e-mail or facsimile (without receipt of a failure of delivery notice) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of delivery), in each case, at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company prior to the Closing, to:

Elevate Semiconductor, Inc.
9765 Clairemont Mesa Blvd.

Suite B

San Diego, CA 92124

Email: JGaudestad@elevatesemi.com; jesse.elder@elevatesemi.com

Attention: Jan Gaudestad; Jesse Elder

with copies (which shall not constitute actual or constructive notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

44 Montgomery Street, Suite 3600
San Francisco, CA 94104
Attention: Robert E. Burwell; Maarten J. Tuurenhout
Email: reburwell@mintz.com; mjtuurenhout@mintz.com

and:

Presidio Investors ELV Continuation GP, LLC
c/o Presidio Investors
515 N. Congress Ave
Suite 1985
Austin, TX 78701
Email: chris@presidioinvestors.com; josef@presidioinvestors.com
Attention: Chris Puscasiu; Josef Auboeck

If to Parent or Merger Sub or the Company following the Closing, to:

c/o Diodes Incorporated
4949 Hedgcoxe Road M/S 200
Plano, TX 75024, USA
Email: sheana_chen@diodes.com
Attention: Sheana Chen, General Counsel

with a copy (which shall not constitute actual or constructive notice) to:

Stubbs Alderton and Markiles, LLP

15260 Ventura Blvd., 21st Floor

Sherman Oaks, CA 91403

Email: jmcilvery@stubbsalderton.com
Attention: John McIlvery

If to the Equityholders’ Representative, to:

Presidio Investors ELV Continuation GP, LLC
c/o Presidio Investors
515 N. Congress Ave
Suite 1985
Austin, TX 78701
Email: chris@presidioinvestors.com; josef@presidioinvestors.com
Attention: Chris Puscasiu; Josef Auboeck

with copies (which shall not constitute actual or constructive notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

44 Montgomery Street, Suite 3600
San Francisco, CA 94104
Attention: Robert E. Burwell; Maarten J. Tuurenhout
Email: reburwell@mintz.com; mjtuurenhout@mintz.com

10.7 Severability. If any condition, term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other conditions, terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Notwithstanding the foregoing, the parties intend that the provisions of ARTICLE VIII and ARTICLE IX, including the remedies (and limitations thereon) and the limitations on representations, warranties and covenants, be construed as integral provisions of this Agreement and that such provisions, remedies and limitations shall not be severable in any manner that diminishes a party’s rights hereunder or increases a party’s liability or obligations hereunder.

10.8 Binding Effect; Assignment.

(a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except (i) Section 6.6 shall be for the benefit of, and enforceable by, the D&O Indemnitees, (ii) Sections 6.7 and 10.2 shall be for the benefit of, and enforceable by, the Equityholders and the Equityholders’ Representative on behalf of each of the Equityholders, (iii) Section 10.9 shall be for the benefit of, and enforceable by, the Nonparty Affiliates of the parties, (iv) Section 10.10 shall be for the benefit of, and enforceable by, the Equityholders and Mintz, (v) from and after the Effective Time, the rights of the Equityholders to receive the Estimated Merger Consideration and the Additional Merger Consideration (if any), in each case as set forth in ARTICLE III, shall be for the benefit of, and enforceable by, the Equityholders; (vi) Sections 3.1, 3.2, 3.7, 3.11, 3.12, 3.13 and 3.14 shall be for the benefit of, and enforceable by, the Equityholders’ Representative on behalf of itself and each of the Equityholders; The Parent Indemnitees (other than Parent) are intended third party beneficiaries of ARTICLE IX (it being understood and agreed that Parent shall have the right to enforce the provisions of ARTICLE IX on behalf of such Parent Indemnitees).

(b) No assignment of this Agreement or of any rights or obligations hereunder may be made, directly or indirectly (by operation of law or otherwise), by (i) the Company, without the prior written consent of Parent, or (ii) any of Parent or Merger Sub, without the prior written consent of either the Company (prior to the Closing) or the Equityholders’ Representative (at and after the Closing), respectively. Any attempted assignment without obtaining such required consent shall be null and void. Notwithstanding the foregoing, this Agreement and the rights and obligations hereunder may not be assigned to any third party without the prior written consent of the other parties, except that Parent may assign this Agreement and the rights and obligations hereunder (i) in connection with collateral assignments for the benefit of lenders, (ii) to any

Affiliate of Parent, or (iii) to a successor entity in connection with a sale or assignment (including by operation of law) pursuant to which such successor entity agrees in writing to be bound by each obligation hereunder.

10.9 Non-Recourse. No Person who is not a party to this Agreement or the Company Stockholder Joinder Agreement, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any party or Company Stockholder, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”, each a “Nonparty Affiliate”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement, the Company Stockholder Joinder Agreement or based on, in respect of, or by reason of this Agreement or the Company Stockholder Joinder Agreement or its respective negotiation, execution, performance, or breach (other than as set forth in the Confidentiality Agreement), and, to the maximum extent permitted by Law, each party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Notwithstanding anything to the contrary in the Transaction Documents, under no circumstance shall the Company or any Equityholder be deemed a Nonparty Affiliate.

10.10 Provision Respecting Legal Representation.

(a) Mintz has represented the Company, Presidio, certain of the other Equityholders and the Equityholders Representative. In addition to the foregoing, all of the parties recognize and agree the commonality of interest that exists and will continue to exist until Closing, and the parties agree that such commonality of interest should continue to be recognized after the Closing and such parties recognize and agree that the communications between or among Mintz, the Company, certain of the Equityholders, including Presidio, and the Equityholders Representative are protected under certain privileges and doctrines, including the attorney-client privilege and/or the common interest doctrine. Without limiting the generality of the foregoing, the parties agree that (i) neither Parent nor Merger Sub shall, or shall cause the Surviving Corporation to, seek to have Mintz disqualified from representing the Equityholders Representative, the Equityholders, Presidio, their respective Affiliates (excluding, for the avoidance of doubt, the Surviving Corporation and any of its Affiliates), or any of the respective officers, directors, managers, employees, shareholders, equityholders, agents or representatives of any of the foregoing (collectively, the “Seller Parties”) in connection with any dispute that may arise between the Seller Parties, on the one hand, and Parent, Merger Sub or the Surviving Corporation, on the other hand, in connection with this Agreement or the transactions contemplated hereby, and the Company expressly waives any claim that Mintz has a conflict of interest that would preclude it from engaging in such a representation, (ii) Parent, Merger Sub, and the Company consent to Mintz’s representation of the Seller Parties in any such dispute notwithstanding that Mintz may have confidential information relevant to that dispute, and (iii) in connection with any such dispute that may arise between the Seller Parties, on the one hand, and Parent, Merger Sub or the Surviving Corporation, on the other hand, the Seller Parties involved in such dispute (and not Parent, Merger Sub or the Surviving Corporation) will have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the Seller Parties, on the one hand, and Mintz, on the other hand, that occurred before the Closing.

(b) Parent further agrees, on behalf of itself, Merger Sub and, after the Closing, on behalf of the Surviving Corporation (the “Parent Parties”), that all communications in any form or format whatsoever between or among any of Mintz or the Seller Parties that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Equityholders, shall be controlled by Presidio on behalf of the Seller Parties and shall not remain with, pass to (by operation of law or otherwise) or be claimed by Parent or the Surviving Corporation. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and expectation of client confidence relating thereto shall belong solely to the Seller Parties, shall be controlled by Presidio on behalf of the Seller Parties and shall not remain with, pass to or be claimed by Parent or the Surviving Corporation. For the avoidance of doubt, neither the Parent nor the Surviving Corporation shall intentionally access, use or rely on any of the Privileged Deal Communications in any actions, suits, proceedings, hearings, orders, investigations, charges, complaints or claims against or involving any Seller Party. Notwithstanding anything to the contrary in this Section 10.10(b), the parties agree that, as to all pre-Closing communications (or portions thereof) among Mintz (or any other legal counsel of the Company) and the Seller Parties that are not Deal Communications, including those pre-Closing communications (or portions thereof) that relate solely to the usual and ongoing business of the Company and do not reference or involve any Transaction Document or the Transactions, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belonging to the Company shall be controlled by the Parent Parties after the Closing Date and shall not pass to or be claimed by any Seller Parties or any of the Company’s pre-Closing directors, officers or employees. For the avoidance of doubt, none of the communications described on Schedule 10.10(b) shall be deemed Deal Communications or Privileged Deal Communications, and the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belonging to the Company shall be controlled by the Parent Parties after the Closing Date and shall not pass to or be claimed by any Seller Parties or any of the Company’s pre-Closing directors, officers or employees.

(c) In the event that a dispute arises between Parent, the Surviving Corporation, on the one hand, and a third party other than the Equityholders’ Representative or any Equityholders, on the other hand, Parent or the Surviving Corporation shall assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that none of Parent or the Surviving Corporation may waive such privilege without the prior written consent of the applicable Seller Party(ies) holding such privilege. Notwithstanding the foregoing, in the event that Parent or the Surviving Corporation is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Deal Communications, Parent shall promptly (and, in any event, within two (2) Business Days) notify Presidio in writing (including by making specific reference to this Section 10.10) so that Presidio can seek a protective order, and Parent agrees to use commercially reasonable efforts to assist therewith (at Presidio’s sole cost and expense).

10.11 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and the parties intend that no rule of strict construction will be applied against any Person. Whenever this Agreement indicates that the Company has “made available” or “delivered” any document to Parent or Merger Sub, such statement shall be deemed to be a statement that such document was made available for viewing in the Data Room at least three (3) Business Days prior to the date hereof.

10.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PARENT:

DIODES INCORPORATED

By:	/s/ Brett Whitmire
Name:	Brett Whitmire
Title:	Chief Financial Officer

MERGER SUB:

GN Merger Sub Inc.

By:	/s/ Brett Whitmire
Name:	Brett Whitmire
Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

COMPANY:

ELEVATE SEMICONDUCTOR, INC.

By:	/s/ Jan Gaudestad
Name:	Jan Gaudestad
Title:	Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

EQUITYHOLDERS’ REPRESENTATIVE:

PRESIDIO INVESTORS ELV CONTINUATION GP, LLC, solely in its capacity as agent and attorney-in-fact for the Equityholders

By:	/s/ Christian Puscasiu
Name:	Christian Puscasiu
Title:	Managing Member

[Signature Page to Agreement and Plan of Merger]

SCHEDULES TO THE AGREEMENT AND PLAN OF MERGER

[Attached]

DISCLOSURE SCHEDULES

[Attached]